    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          SHEFFIELD STEEL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

            DELAWARE                              3312                            74-2191557
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              220 NORTH JEFFERSON
                         SAND SPRINGS, OKLAHOMA 74063
                                (918) 245-1335
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ROBERT W. ACKERMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SHEFFIELD STEEL CORPORATION
                              220 NORTH JEFFERSON
                         SAND SPRINGS, OKLAHOMA 74063
                                (918) 245-1335
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:
                           LEWIS J. GEFFEN, ESQUIRE
              MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C
                             ONE FINANCIAL CENTER
                          BOSTON, MASSACHUSETTS 02111
                                (617) 542-6000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                             PROPOSED       PROPOSED
                                                             MAXIMUM        MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS               AMOUNT TO   OFFERING PRICE   AGGREGATE    REGISTRATION
      OF SECURITIES TO BE REGISTERED        BE REGISTERED   PER BONDS    OFFERING PRICE     FEE
----------------------------------------------------------------------------------------------------
11 1/2% Series B First Mortgage Notes due
 2005.....................................  $110,000,000       100%       $110,000,000    $32,450
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO CHANGE + +COMPLETION OR AMENDMENT WITHOUT NOTICE. A REGISTRATION STATEMENT RELATING TO + +THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. + +THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO +
+THE TIME THE REGISTRATION STATEMENT IS DECLARED EFFECTIVE. UNDER NO           +
+CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR TO         +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD + +BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH JURISDICTION.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998

PROSPECTUS

                          SHEFFIELD STEEL CORPORATION

                  OFFER TO EXCHANGE UP TO $110,000,000 OF ITS
                 11 1/2% SERIES B FIRST MORTGAGE NOTES DUE 2005
                       FOR ANY AND ALL OF ITS OUTSTANDING
                 11 1/2% SERIES A FIRST MORTGAGE NOTES DUE 2005

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [      ],
1998 UNLESS EXTENDED.

  Sheffield Steel Corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 face amount of 11 1/2% Series B First Mortgage Notes due 2005 (the "New First Mortgage Notes") of the Company for each $1,000 face amount of the issued and outstanding 11 1/2% Series A First Mortgage Notes due 2005 (the "Old First Mortgage Notes" and, together with the New First Mortgage Notes, the "First Mortgage Notes") of the Company from the holders (the "Holders") thereof. As of the date of this Prospectus, there was $110,000,000 aggregate face amount of the Old First Mortgage Notes outstanding. The terms of the New First Mortgage Notes are identical in all material respects to the Old First Mortgage Notes, except that the New First Mortgage Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the Old First Mortgage Notes under certain circumstances relating to the timing of the Exchange Offer.

  The New First Mortgage Notes will be senior obligations of the Company, secured by a first priority lien on substantially all existing and future property, plant and equipment owned or leased by the Company. The New First Mortgage Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, if any, and senior in right of payment to all existing and future subordinated indebtedness. The Company and its subsidiaries are permitted to incur additional secured and unsecured indebtedness under the indenture governing the First Mortgage Notes (including indebtedness under the Revolving Credit Facility).

  The New First Mortgage Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New First Mortgage Notes issued pursuant to the Exchange Offer in exchange for Old First Mortgage Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New First Mortgage Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New First Mortgage Notes.
                                             (cover page continued on next page)

                                  -----------

  SEE "RISK FACTORS," BEGINNING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD FIRST MORTGAGE NOTES IN
THE EXCHANGE OFFER.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   COMMISSION OR ANY STATE SECURITES  COMMISSION PASSED UPON THE ACCURACY  OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
     CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS [      ], 1998

  Each Holder will be required to acknowledge in the Letter of Transmittal that it is not, and does not intend to engage in, a distribution of the New First Mortgage Notes. Notwithstanding the foregoing, each broker-dealer that receives New First Mortgage Notes for its own account pursuant to the Exchange Offer will also be required to acknowledge in the Letter of Transmittal that
(i) Old First Mortgage Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New First Mortgage Notes received in the Exchange Offer. The Letter of Transmittal will also state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with any resale of the New First Mortgage Notes received in exchange for Old First Mortgage Notes where such Old First Mortgage Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old First Mortgage Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old First Mortgage Notes directly from the Company and not as a result of market-making activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New First Mortgage Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any resales of the New First Mortgage Notes.

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the costs incident to the Exchange Offer (which shall not include the costs of any Holder in connection with resales of the New First Mortgage Notes). Tenders of Old First Mortgage Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old First Mortgage Notes, the Company will promptly return the Old First Mortgage Notes to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Old First Mortgage Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay liquidated damages as described herein if the Exchange Offer is not consummated by June 3, 1998 and, under certain circumstances, file a shelf registration statement with respect to the Old First Mortgage Notes. See "The Exchange Offer."

  Prior to the Exchange Offer, there has been no public market for the Old First Mortgage Notes. The Old First Mortgage Notes are eligible for trading in the Private Offerings, Resales and Trading through Automation Linkages ("PORTAL") Market. There can be no assurance as to the development or liquidity of any public market for the New First Mortgage Notes.

                            ADDITIONAL INFORMATION

  Although the Company is not subject to the reporting and other informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Company has filed and will continue to file reports pursuant to such requirements. In addition, the Company intends to furnish to its securityholders annual reports containing consolidated financial statements audited by an independent accounting firm and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause results to differ materially from those described in the forward-looking statements. There can be no assurance that actual results or business conditions will not differ materially from those anticipated or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the size and timing of significant orders, as well as deferral of orders, over which the Company has no control; the variation in the Company's sales cycles from customer to customer; increased competition posed by other mini-mill producers; changes in pricing policies by the Company and its competitors; the Company's success in expanding its sales programs and its ability to gain increased market acceptance for its existing product lines; the ability to scale up and successfully produce its products; the potential for significant quarterly variations in the mix of sales among the Company's products; the gain or loss of significant customers; shortages in the availability of raw materials from the Company's suppliers; fluctuations in energy costs; the costs of environmental compliance and the impact of government regulations; the Company's relationship with its work force; the restrictive covenants and tests contained in the Company's debt instruments, which could limit the Company's operating and financial flexibility; and general economic conditions.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Except where otherwise indicated in this Prospectus (i) all references to a fiscal year refer to the fiscal year of the Company which ends on April 30 (for example, references to "fiscal 1997" mean the fiscal year ended April 30, 1997) and (ii) all references to the "Company" refer to Sheffield Steel Corporation and its subsidiaries and all references to "Sheffield" refer to Sheffield Steel Corporation.

                                  THE COMPANY

  The Company is a leading regional mini-mill producer of hot rolled steel bar products ("hot rolled bar"), concrete reinforcing bar ("rebar"), fabricated products, including fabricated and epoxy-coated rebar and steel fence posts, and various types of semi-finished steel ("billets"). The Company and its predecessors have been in the steelmaking business for over 68 years. The Company believes that it is among the lowest cost producers of billets in the United States as a result of its modern melt and cast operations, high labor productivity levels, low energy costs and competitive steel scrap costs. The Company's low cost billets serve as the feedstock for its downstream bar mill operations and finished products. The Company shipped approximately 470,000 tons of steel in the 12-month period ended October 31, 1997, resulting in sales of $175.1 million and EBITDA (as defined) of $20.7 million.

  The Company's primary manufacturing facility is located in Sand Springs, Oklahoma (the "Sand Springs Facility"), where it conducts a full range of steelmaking activities, including the melting and casting of billets and the processing of billets into rebar, steel fence posts and a range of hot rolled bar products. The Company currently has 600,000 tons of steelmaking capacity. The Company has recently completed construction, installation and final commissioning of a new $22 million rolling mill (the "New Rolling Mill") at the Sand Springs Facility which has increased productivity and efficiency in the manufacturing of rebar and has enabled the Company to produce certain higher quality hot rolled bar products that it was previously unable to produce. From the Sand Springs Facility, the Company also transfers billets to its two rolling mills in Joliet, Illinois (the "Joliet Facility"), where it produces high-end specialty hot rolled bar products. The Company also operates a rebar fabrication plant in Kansas City, Missouri (the "Kansas City Plant") and a short line railroad (the "Railway Company"). The Sand Springs Facility and the Joliet Facility received ISO 9002 quality certification in November 1995 and June 1996, respectively.

  Hot Rolled Bar. The Company sells a variety of specialty hot rolled bar products, including flats, squares, rounds and channels for end use applications that include farm equipment, auto parts, conveyor assemblies, pole line hardware, wrench handles and construction machinery. The Company sells its hot rolled bar products to original equipment manufacturers, cold drawn bar finishers and, to a lesser extent, steel service centers. In the hot rolled bar market, the Company differentiates itself from its competitors through the Joliet Facility's focus on specialty products and by targeting customers with special requirements as to bar shape, size and chemical composition and, in many cases, small volume needs. The Company believes that its targeted customer focus often allows it to act as the sole supplier of particular shapes, sizes or steel chemistries to many customers. The Company believes that these niche markets are unattractive to larger volume producers of hot rolled bar products. The Company's Sand Springs Facility provides it with a competitive geographical advantage in the south-central United States hot rolled bar market and enables the Company's customers to benefit from lower freight costs, shorter lead times and more timely deliveries. As a result of these competitive advantages and its strong reputation for quality and service, the Company has built a number of strong relationships with its hot rolled bar product customers. After the completion of the Shear Line Project (as defined), the Company expects to increase hot rolled bar product sales from its Sand Springs Facility as part of its business strategy to improve finished product mix. See "--Business Strategy--Improve Finished Goods Product Mix." For fiscal 1997, sales of hot rolled bar products accounted for approximately 44% of the Company's total sales.

  Rebar. The Company sells rebar to leading independent fabricators for end use applications in the commercial construction and public infrastructure markets. The Company has worked successfully to build and maintain long-term relationships with fabricators located in the south-central United States by providing them with competitive pricing, assured product availability and reliable, prompt delivery and service. The Company believes that it is the primary and, in most cases, the sole rebar supplier to its largest rebar customers. Although rebar demand is driven by trends in commercial and industrial construction and infrastructure investment, the levels of public and private sector investment in buildings, plants, facilities and infrastructure in the south-central United States market has helped the Company maintain relatively stable rebar sales volume during periods of overall reduced steel industry demand. For fiscal 1997, sales of rebar accounted for approximately 32% of the Company's total sales.

  Fabricated Products. The Company manufactures and sells two fabricated steel products: fence post and fabricated rebar, including epoxy-coated rebar. Fence post sales are concentrated in the Oklahoma, Kansas, Missouri, Texas and Arkansas market area. The Company believes that it is the primary supplier of fence posts in this market area, with more than half of the market share. The Company operates a rebar fabrication facility in Kansas City, the largest facility in the market area, where it shears and bends rebar to meet engineering or architectural specifications for construction projects. See "Business--Recent Developments." For fiscal 1997, sales of fabricated products accounted for approximately 14% of the Company's total sales.

  Sales of billets to third parties and Railway Company sales accounted for the remaining 10% of the Company's total sales for fiscal 1997.

                               BUSINESS STRATEGY

  The Company has formulated an operating strategy to strengthen its market position and maximize profitability which has four major components: (i) improve finished goods product mix; (ii) continue to focus on and extend strong customer relationships; (iii) modernize melt shop operations; and (iv) streamline and strengthen organizational structure.

  Improve Finished Goods Product Mix. With the addition of the New Rolling Mill at the Sand Springs Facility, the Company has substantially increased its hot rolled bar production capacity. Accordingly, shipments of finished products have increased significantly as less profitable third party billet sales have been intentionally reduced. Billet sales, which accounted for 23.6% of tons shipped in fiscal 1994, accounted for only 7.3% of tons shipped for the 12-month period ended October 31, 1997. Shifting away from third party billet sales by increasing hot rolled bar production has also increased margins and reduced sales volatility for the Company, since hot rolled bar products are significantly more profitable than third party billet sales and demand is more stable. As part of its strategy to further improve product mix, the Company intends to remove a bottleneck at the Sand Springs Facility by improving the efficiency of the cooling bed and increasing the capacity of the shear line (the "Shear Line Project"). The completion of the Shear Line Project, scheduled for the end of fiscal 1998, is expected to (i) increase hot rolled bar production capacity by more than 100,000 tons per year; (ii) enable the Company to more fully utilize its existing 600,000 tons of steelmaking capacity; (iii) improve the quality of all mill products, especially hot rolled bar; and (iv) improve product mix by further reducing billet sales to third parties. The Shear Line Project is expected to have an aggregate capital cost of approximately $4.5 million and, upon completion and achievement of full operating capacity, is expected to result in an annual EBITDA (as defined) increase of approximately $9 million.

  Extend Strong Customer Relationships. The Company benefits from having a number of long-standing customer relationships in each of its product markets. The Company has built a reputation for providing consistent product quality, reliable, prompt product delivery and service, product availability and flexible scheduling to meet customer needs and a high level of follow up technical assistance and service. The ISO 9002 certification at both the Sand Springs Facility and the Joliet Facility is an indication of the Company's commitment to producing quality products. The Company believes that its business strategy to improve its finished product mix will strengthen its existing customer relationships and will aid it in developing new customer relationships.

  Modernize Melt Shop. The Company believes that it is among the lowest cost producers of billets in the United States as a result of its modern melt and cast operations, high labor productivity levels, low energy costs and competitive steel scrap costs. With the addition of the New Rolling Mill, which can utilize a larger billet, together with improvements in general operating practices, yields have improved, costs have been reduced and annual billet production capacity has increased from 525,000 tons to 600,000 tons per year. Through incremental capital investments, the Company intends to pursue additional modernization measures, such as the installation of a ladle arc furnace in the melt shop, which will further enhance production capability, increase production capacity, reduce manufacturing costs and improve the quality of finished products.

  Streamline and Strengthen Organizational Structure. The Company has improved strategic planning, strengthened financial reporting systems and aligned organizational structure and management incentives with the Company's business strategies and objectives. In accordance with the collective bargaining agreement reached in February 1997 that resulted in a 15% workforce reduction at the Sand Springs Facility, the Company has been able to implement multi-craft training and use greater flexibility in job assignments. Additional initiatives to streamline operations include the elimination of a centralized maintenance structure and close coordination of the melt shop, casting and rolling mill operations which have resulted in significant reductions in both billet and finished goods inventory. The Company has also put in place a new management team to manage the Sand Springs Facility manufacturing operations. These initiatives have resulted in improving the organizational structure of the Company, making it flexible and more responsive to customer needs and positioning it to implement its business strategy of improving finished product mix.

  The Company's principal executive offices are located at 220 North Jefferson, Sand Springs, Oklahoma 74063 and its telephone number is (918) 245-1335.

                               THE EXCHANGE OFFER

Registration Rights          The Old First Mortgage Notes were sold by the
 Agreement.................. Company on December 5, 1997 to BT Alex Brown (the
                             "Initial Purchaser"), who placed the Old First
                             Mortgage Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the Holders of the Old First Mortgage Notes a registration rights agreement (the "Registration Rights Agreement") providing, among other things, for the Exchange
                             Offer.

The Exchange Offer.......... The New First Mortgage Notes are being offered in exchange for a like face amount of Old First
                             Mortgage Notes. As of the date hereof,
                             $110,000,000 aggregate face amount of Old First Mortgage Notes are outstanding. The Company will issue the New First Mortgage Notes to Holders promptly following the Expiration Date. See "Risk Factors Consequences of Failure to Exchange."

Expiration Date............. 5:00 p.m., New York City time, on [      ], 1998,
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
 First Mortgage Notes and
 the Old First Mortgage
 Notes......................
                             Each New First Mortgagee Note will bear interest from its issuance date. Holders of Old First Mortgage Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New First Mortgage Notes. Such interest will be paid with the first interest payment on the New First Mortgage Notes. Interest on the Old First Mortgage Notes accepted for exchange will cease to accrue upon issuance of the New First Mortgage Notes.

Conditions to the Exchange   The Exchange Offer is subject to certain
 Offer...................... customary conditions, which may be waived by the
                             Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Old First Mortgage Notes...
                             Each Holder of Old First Mortgage Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old First Mortgage Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the New First Mortgage Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old First Mortgage Notes are being obtained in the ordinary course of business of the person receiving such New First Mortgage Notes, (ii) neither the Holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New First Mortgage Notes and (iii) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New First Mortgage Notes for its own account in exchange for Old First Mortgage Notes, where such Old First Mortgage Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old First Mortgage Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New First Mortgage Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer-- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners..........
                             Any beneficial owner whose Old First Mortgage Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old First Mortgage Notes, either make appropriate arrangements to register ownership of the Old First Mortgage Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery          Holders of Old First Mortgage Notes who wish to
 Procedures................. tender their Old First Mortgage Notes and whose
                             Old First Mortgage Notes are not immediately available or who cannot deliver their Old First
                             Mortgage Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old First
                             Mortgage Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer--Guaranteed Delivery Procedures."

Withdrawal Rights........... Tenders may be withdrawn at any time prior to
                             5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old First
 Mortgage Notes and
 Delivery of New First
 Mortgage Notes.............
                             The Company will accept for exchange any and all Old First Mortgage Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New First Mortgage Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent.............. State Street Bank and Trust Company is serving as
                             Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

              SUMMARY DESCRIPTION OF THE NEW FIRST MORTGAGE NOTES

  The Exchange Offer applies to $110,000,000 aggregate face amount of Old First Mortgage Notes. The terms of the New First Mortgage Notes are identical in all material respects to the Old First Mortgage Notes, except that the New First Mortgage Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old First Mortgage Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New First Mortgage Notes will evidence the same debt as the Old First Mortgage Notes and will be entitled to the benefits of the Indenture, under which both the Old First Mortgage Notes were, and the New First Mortgage Notes will be, issued. See "Description of the First Mortgage Notes."

The New First Mortgage       $110,000,000 aggregate principal amount of 11
 Notes...................... 1/2% Series B First Mortgage Notes due 2005.

Maturity Date............... December 1, 2005.

Interest Payment Dates...... Interest on the New First Mortgage Notes will accrue from the Issue Date and will be payable semi-annually in arrears on each June 1 and
                             December 1, commencing [      ].

Ranking..................... The New First Mortgage Notes will be senior obligations of the Company and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of Sheffield, including any indebtedness outstanding under the Revolving Credit Facility, and senior in right of payment to all existing and future subordinated indebtedness of Sheffield.

Security.................... All of the obligations of the Company under the
                             New First Mortgage Notes will be secured by a first priority lien on substantially all of the existing and future property, including fee interests in real property and improvements constructed thereon, together with equipment, intellectual property and related intangibles, of the Company, subject to Permitted Liens (as defined). See "Description of First Mortgage Notes--Security."

Optional Redemption......... The New First Mortgage Notes will be redeemable in whole or in part, at the option of the Company on or after December 1, 2001, at the redemption prices set forth herein plus interest to the date of redemption. In addition, at any time on or prior to December 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the First Mortgage Notes originally issued with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 111.5% of the aggregate principal amount of the First Mortgage Notes to be redeemed plus accrued interest to the date of redemption; provided, however, that after giving effect to any such redemption at least 65% of the aggregate principal amount of the First Mortgage Notes originally issued remains outstanding. See "Description of First Mortgage Notes--Optional Redemption."

Change of Control........... Upon a Change of Control, the Company will be required to make an offer to repurchase the First Mortgage Notes at a price equal to 101% of the principal amount thereof, plus accrued interest, to the date of repurchase. See "Description of First Mortgage Notes--Change of Control."

Certain Covenants........... The Indenture governing the First Mortgage Notes
                             (the "Indenture") contains certain covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a restricted subsidiary to pay dividends or make certain payments to the Company and its restricted subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to offer to repurchase the New First Mortgage Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase, with the proceeds of certain Asset Sales. See "Description of First Mortgage Notes--Certain Covenants."

  For additional information regarding the New First Mortgage Notes, see "Description of First Mortgage Notes."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered by Holders prior to tendering their Old First Mortgage Notes in the Exchange Offer.

                                    GLOSSARY

  A glossary of certain technical terms used herein follows:

"mini-mill"................. A mini-mill steel producer uses an electric arc furnace to melt steel scrap and to cast the molten steel into long strands of various shapes in a continuous casting process, in contrast to an integrated steel producer, which produces steel from coke and iron ore through the use of blast furnaces and basic oxygen furnaces. Although the definition of what constitutes a mini-mill has evolved coincident with the competitive position of mini-mills within the steel industry, two constant factors apply to the mini-mill industry: the minimization of costs and a flexible approach to available technology.

"billets"................... Billets are long, square or rectangular strands of steel that mini-mills cast from molten steel in a continuous casting process. Billets are an intermediate product of a type commonly referred to as semi-finished steel.

"hot rolled bar"............ Hot rolled bars are bars of rolled steel of varying shapes and size that are used in the manufacturing processes of a broad cross section of U.S. industry. Historically, a distinction has been made in the hot rolled bar market between merchant bar quality
                             (MBQ) products, which is comprised of a group of commodity steel shapes that consist of rounds, squares, flats and channels that fabricators, steel service centers and manufacturers cut, bend and shape into products; and special bar quality
                             (SBQ) products, with SBQ products calling for closer size tolerances, special shapes and/or special chemical compositions.

"reinforcing bar" or         Reinforcing bar is typically used in the
 "rebar".................... construction process to reinforce concrete and other aggregate and cementing materials.

"fabricated rebar".......... Fabricated rebar is reinforcing bar that has been sheared, bent and/or epoxy-coated to meet engineering or architectural specifications for use in all types of construction projects.

"fabricated products"....... Fabricated products are those products, including fabricated rebar and steel fence posts, which the Company fabricates from reinforcing bar or hot rolled bars.

                             SUMMARY FINANCIAL DATA

  The information in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Selected Historical Financial Data" and the Consolidated Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                     SIX MONTHS
                              FISCAL YEAR ENDED APRIL 30,         ENDED OCTOBER 31
                          --------------------------------------  ------------------
                            1994      1995      1996      1997      1996      1997
                          --------  --------  --------  --------  --------  --------
                               (DOLLARS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS
 DATA:
Sales...................  $165,920  $175,753  $172,317  $170,865  $ 89,925  $ 94,181
Gross profit............    24,705    31,368    29,196    30,631    15,587    18,799
Operating income........     4,834    10,129     8,116     8,260     4,188     7,335
Interest expense........     7,147     8,049    11,733    11,769     5,854     5,768
Net income (loss).......    (5,370)    1,825    (3,091)   (3,509)   (1,666)    1,567
OTHER DATA:
EBITDA(1)...............  $ 13,327  $ 18,582  $ 16,430  $ 17,627  $  8,617  $ 11,671
Capital expenditures....    11,667    24,220     4,978     3,695     1,762     1,849
Depreciation and
 amortization...........     4,941     5,930     6,567     6,775     3,427     3,460
Non-cash post-retirement
 expense charges........     3,552     2,523     1,747     1,272     1,002       876
Ratio of earnings to
 fixed charges(2).......       --        1.2x      --        --        --        1.3x
Finished products tons
 shipped................   396,363   367,133   383,448   413,243   211,275   233,861
Billet tons shipped.....   122,680   133,017    93,557    60,512    47,120    20,795
                          --------  --------  --------  --------  --------  --------
Total tons shipped......   519,043   500,150   477,005   473,755   258,395   254,656
Average price per ton
 shipped................  $    320  $    351  $    361  $    361  $    348  $    370
Average production cost
 per ton shipped........       272       289       300       296       288       296
Employees at end of
 period.................       708       718       705       670       674       614
PRO FORMA DATA:(3)
Interest expense........                                                    $  6,492
Ratio of EBITDA to
 interest expense.......                                                         1.8x

                                                             AS OF OCTOBER 31,
                                                                   1997
                                                           ---------------------
                                                            ACTUAL  PRO FORMA(3)
                                                           -------- ------------
BALANCE SHEET DATA:
Total assets.............................................. $132,788   $136,629
Long-term debt (including current portion)................   91,191    114,540
Stockholders' equity......................................    4,665    (13,408)

--------
(1) EBITDA is defined as operating income plus depreciation, amortization, non-cash portion of post-retirement benefit expense, and the restructuring charge related to the early retirement incentives in fiscal 1997. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(2) Ratio of earnings to fixed charges is defined as income before income taxes and extraordinary item plus amortization of debt issuance cost and interest expense divided by the sum of amortization of debt issuance costs plus interest expense. Earnings were insufficient to cover fixed charges in fiscal 1994, 1996, 1997 and the six months ended October 31, 1996 by approximately $2,353, $3,091, $3,509 and $1,666 (unaudited), respectively.

(3) Pro forma data gives effect to the use of proceeds from the issuance of the Old First Mortgage Notes with an interest rate of 11.5%.

                                 RISK FACTORS

  In addition to the other information set forth in this Prospectus, prospective investors should consider carefully the information set forth below before making a decision to tender their Old First Mortgage Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old First Mortgage Notes who do not exchange their Old First Mortgage Notes for New First Mortgage Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old First Mortgage Notes as set forth in the legend thereon as a consequence of the issuance of the Old First Mortgage Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old First Mortgage Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old First Mortgage Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New First Mortgage Notes issued pursuant to the Exchange Offer in exchange for Old First Mortgage Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New First Mortgage Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New First Mortgage Notes. Notwithstanding the foregoing, each broker-dealer that receives New First Mortgage Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New First Mortgage Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New First Mortgage Notes received in exchange for Old First Mortgage Notes where such Old First Mortgage Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old First Mortgage Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New First Mortgage Notes is subject to applicable state securities laws as described in "Blue Sky Restrictions on Resale of New First Mortgage Notes" below.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES

  To participate in the Exchange Offer and avoid the restrictions on transfer of the Old First Mortgage Notes, Holders of Old First Mortgage Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old First Mortgage Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old First Mortgage Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW FIRST MORTGAGE NOTES

  In order to comply with the securities laws of certain jurisdictions, the New First Mortgage Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New First Mortgage Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

LEVERAGE AND CERTAIN RESTRICTIONS

  The Company currently has significant amounts of outstanding indebtedness in relation to its stockholders' equity. As of October 31, 1997, the Company had approximately $114.5 million of indebtedness outstanding. The indebtedness of the Company and the restrictive covenants and tests contained in its debt instruments, including the Revolving Credit Facility and the Indenture relating to the First Mortgage Notes, could significantly limit the Company's operating and financial flexibility. These factors could also significantly restrict the Company's ability to withstand competitive pressures or adverse economic consequences, including its ability to obtain additional financing in the future for working capital, acquisitions or general corporate or other purposes, and may place the Company at a competitive disadvantage with respect to less leveraged providers of similar steel products.

  The Company's ability to borrow under the Revolving Credit Facility requires continued compliance with covenants and tests which, if breached, could result in termination of such ability to borrow or cause a default. Consequently, under such circumstances, the Company's access to necessary operating and capital funds would be restricted. The Company has from time to time entered into amendments or obtained waivers relaxing certain of the covenants and tests in the Revolving Credit Facility, and may be required to seek additional amendments or waivers in the future. The Revolving Credit Facility is a floating rate obligation and, therefore, is subject to changes in prevailing interest rates.

  The New First Mortgage Notes will rank pari passu in right of payment with all future senior indebtedness of Sheffield. Borrowings under the Revolving Credit Facility (or any successor facility) will be secured by a first priority lien on the inventory and accounts receivable and proceeds thereof of Sheffield. Borrowings under the revolving loan agreement (the "Railway Revolving Credit Facility") and the term loan agreement (the "Railway Term Loan") (the Railway Revolving Credit Facility and the Railway Term Loan together, the "Railway Credit Facility") are secured by a first priority lien on substantially all of the assets of Sheffield's subsidiary, the Sand Springs Railway Company (the "Railway Company"), and by a pledge of the stock of the Railway Company. The First Mortgage Notes will be effectively subordinated to future borrowings by the Railway Company under the Railway Credit Facility. The Revolving Credit Facility provides the Company with a revolving credit commitment of $40 million, subject to levels of borrowing availability. The Railway Revolving Credit Facility provides the Railway Company with a revolving credit commitment of $1.5 million, subject to borrowing restrictions, and the Railway Term Loan has an outstanding balance of $1.5 million.

SECURITY FOR THE NEW FIRST MORTGAGE NOTES

  The New First Mortgage Notes will be secured by a first priority lien on substantially all existing and future real property, equipment, intellectual property and related intangible assets of Sheffield and the proceeds thereof, but excluding inventory, accounts receivable, capital stock of the Railway Company, Waddell (as defined) and Sheffield-Oklahoma City, certain non-material leasehold interests, and property and equipment acquired by Sheffield with the proceeds of purchase money indebtedness permitted to be incurred under the Indenture (the "Collateral"). The Revolving Credit Facility is secured by a first priority lien on inventory, accounts receivable, certain related intangible assets and proceeds thereof, subject in each case to certain permitted liens. No appraisals of the Collateral have been prepared by or on behalf of the Company. At October 31, 1997, the net book value of the Collateral was approximately $53 million. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the related collateral documents following an acceleration after an Event of Default (as defined) under the Indenture would not be substantially less than that which would be required to satisfy payments due on the New First Mortgage Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if saleable.

  The right of the Trustee under the Indenture (as the secured party under the various collateral documents) to foreclose upon and sell the Collateral upon an acceleration after an Event of Default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against the Company. Under applicable federal bankruptcy laws, secured creditors are prohibited from foreclosing upon collateral held by a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and to use collateral, including cash collateral, even if the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection". The interpretation of the term "adequate protection" may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor's interest in collateral. Because the term "adequate protection" is subject to varying interpretation and because of the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) if payments under the New First Mortgage Notes would be made following commencement of and during a bankruptcy case, (ii) whether or when the Trustee could foreclose upon or sell the Collateral or (iii) whether or to what extent holders of any New First Mortgage Notes would be compensated for any delay in payment or loss of value of Collateral securing the New First Mortgage Notes under the doctrine of "adequate protection". Furthermore, in the event a bankruptcy court were to determine that the value of the Collateral securing the New First Mortgage Notes is not sufficient to repay all amounts due on the New First Mortgage Notes, the holders of the New First Mortgage Notes would become holders of "undersecured claims". Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during a debtor's bankruptcy case.

RECENT LOSSES

  In fiscal 1997, the Company reported net losses due primarily to (i) bad weather in the Company's shipping region which hindered construction in that region; (ii) a restructuring charge of $1.3 million in connection with employee reductions; and (iii) the failure of the transformer and back-up transformer supporting one of the two electric arc furnaces at the Sand Springs Facility. In fiscal 1996, the Company reported a net loss due primarily to reduced profitability of billet sales caused by weaker market conditions and start up costs associated with the New Rolling Mill. Although the Company did not sustain a net loss in fiscal 1995, the Company reported losses in fiscal 1994 and 1993 due primarily to recessionary declines in steel bar prices, and in fiscal 1993 due primarily to continuing losses from operations at the Company's former rolling mill in Oklahoma City, Oklahoma caused by poor yields, unreliable equipment and high costs. There can be no assurances as to when the Company will be able to achieve sustained profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CYCLICAL INDUSTRY AND ECONOMIC CONDITIONS

  Demand for most of the Company's products is cyclical in nature and sensitive to general economic conditions. The hot rolled bar product market is influenced by trends primarily in the fabricated metal products, machinery and construction and transportation equipment industries. The rebar market is driven by trends in commercial and residential construction, industrial investment in new plants and facilities, and government spending on infrastructure projects and public sector buildings. The steel industry is affected by economic conditions generally and future economic downturns may adversely affect the Company.

COMPETITION

  The Company competes with a number of domestic mini-mills in each of its market segments. The domestic mini-mill steel industry is characterized by vigorous competition with respect to price, quality and service. In addition, the domestic mini-mill steel industry has from time to time experienced excess production capacity, which reinforces competitive product pricing and results in continued pressures on industry profit margins. The high fixed costs of operating a steel mini-mill encourage mini-mill operators to maintain high levels of output, regardless of levels of demand, which exacerbates the pressures on industry profit margins. Technological advancements are also a feature of competition in the domestic mini-mill steel industry, as mini-mills continuously strive to produce higher quality products and to lower production costs by increasing the efficiency and productivity of their plants and labor force. Several domestic mini-mills which are competitors of the Company have financial resources substantially greater than those available to the Company.

  The U.S. steel industry has also historically faced competition from foreign steel producers. Although domestic mini-mills have experienced little competition from foreign producers in recent years due to declines in domestic steel prices, there can be no assurance that foreign competition will not increase in the future, which could adversely affect the Company's operating results. See "Business--Competition."

FLUCTUATIONS IN RAW MATERIAL AND ENERGY COSTS

  The market for steel scrap, the principal raw material used in the Company's operations, is highly competitive and its price volatility is influenced by periodic shortages, freight costs, speculation by scrap brokers and other market conditions largely beyond the Company's control. Within the domestic mini-mill industry, fluctuations in scrap costs influence the selling prices of finished goods as operators seek to maintain profit margins. Generally, increases in steel prices lag behind increases in steel scrap prices, and competition has sometimes restricted the ability of mini-mill producers to raise prices to recover higher raw material costs. Although the Company purchases outside steel scrap requirements from a number of dealers and sources in different markets and is not dependent on any single supplier, the Company's profitability would be adversely affected to the extent it is unable to pass on higher raw material costs to its customers. See "Business--Raw Materials."

  The Company's manufacturing process also consumes large amounts of electricity and natural gas. A significant increase in the Company's electricity costs or in the price of natural gas would have an adverse impact on the Company's cost structure, and the Company's profitability would be adversely affected to the extent it is unable to pass such higher energy costs on to its customers. See "Business--Energy."

ENVIRONMENTAL COMPLIANCE AND ASSOCIATED COSTS

  The Company is subject to Federal, state and local laws and regulations governing the remediation of environmental contamination associated with releases of hazardous materials and to Federal, state and local laws and regulations governing discharges to the air and water as well as the handling and disposal of wastes and employee health and safety (collectively, "Environmental Laws"). Governmental authorities have the power to enforce compliance with these requirements, and violators may be subject to civil or criminal penalties, injunctions or both. Third parties also may have the right to sue for damages to enforce compliance.

  The electric arc furnace melting process used at the Company's Sand Springs Facility generates dust that contains lead, cadmium and other heavy metals. Classified as a hazardous waste ("K061") under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), this dust is captured in baghouses and subsequently transported to a High Temperature Metals Recovery processor, Zinc Nacional, S.A., located in Monterrey, Mexico ("Zinc Nacional"). The Company recently negotiated a three year contract with Zinc Nacional which will expire in the year 2000. Although current law permits the export of K061, there can be no assurance that new United States legislation prohibiting the export of hazardous waste materials or new Mexican legislation prohibiting the import of such materials, including K061, will not be enacted in the future. In that event, the Company would have to find an alternative means of treatment or disposal of the K061. The Company believes that it could properly dispose of the K061 generated at the Sand Springs Facility by constructing an on-site metals recovery or chemical stabilization process or by shipping the K061 to a licensed domestic treatment facility. However, there can be no assurance as to the availability of such alternatives or that their construction and/or use would not result in significant cost increases.

  Moreover, Environmental Laws have been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken, but that have been found to affect the environment and to create rights of action for environmental conditions and activities. Under some of these Environmental Laws, a company that has sent waste to a third party disposal site could be held liable for the entire cost of remediating such site regardless of fault or the lawfulness of the original disposal activity and also for related damages to natural resources.

  There is currently no significant remediation activity at Company owned or operated sites. Three former K061 landfill sites at the Company's Sand Springs Facility were closed prior to 1980 before the Company's acquisition of the Sand Springs Facility. Additionally, a K061 concrete storage tank was closed by the Company prior to 1990, with a final certification of this closure being issued by the State of Oklahoma in 1990. All underground storage tanks without containment systems, cathodic protection or leak detection were excavated and removed from the Sand Springs Facility with regulatory approval in 1997. In April 1997, the Environmental Protection Agency ("EPA") Region VI conducted a Compliance Evaluation Inspection pursuant to RCRA relating to hazardous and solid waste management at the Sand Springs Facility and then submitted a follow-up information request to the Company in August 1997. The Company believes that it has provided all the information requested by EPA. It is possible that EPA may, pursuant to its RCRA authority, seek corrective action relating to Solid Waste Management Units identified at the Sand Springs Facility and/or penalties for alleged violations of RCRA requirements applicable to the Sand Springs Facility. If EPA does seek such corrective action, it is possible that it may affect one or more of the three previously closed K061 landfill sites at the Sand Springs Facility, and the costs associated with such remedial activity cannot currently be predicted. Moreover, there can be no assurance that all material environmental matters involving remediation at either Company owned or operated sites or at sites owned or operated by third parties which affect the Company have been identified or that new enforcement policies or legal requirements will not result in future material expenditures for environmental matters by the Company.

  Apart from the possibility that EPA may identify violations of RCRA requirements as a result of the Compliance Evaluation Inspection conducted at the Sand Springs Facility in April 1997, the Company believes that it is currently in material compliance with all Environmental Laws. However, there can be no assurance that material environmental liabilities will not be incurred by the Company in the future or that future compliance with Environmental Laws (whether those currently in effect or enacted in the future) will not require additional expenditures by the Company or require changes to the Company's current operations, any of which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Environmental Compliance."

UNIONIZED LABOR FORCE

  The United Steelworkers of America represents approximately 68% of the Company's employees as of October 31, 1997. Approximately 250 employees at the Sand Springs Facility, and approximately 148 employees at the Joliet Facility, are covered under collective bargaining agreements with the USWA that expire on March 1, 2000 and March 1, 1999, respectively. The collective bargaining agreement covering approximately 250 hourly-paid production and maintenance employees at the Sand Springs Facility contains performance-based plans which may result in higher labor costs during very profitable periods. A collective bargaining agreement with the USWA covering approximately 20 employees at the Kansas City Plant expires on October 31, 1999. The Railway Company also employs approximately 19 people represented by various railway or transportation unions. There can be no assurance that any future collective bargaining agreements with any labor unions will contain terms comparable to the terms contained in the existing collective bargaining agreements.

  Since the last national, industry-wide strike of steelworkers in 1959, the Company experienced a 5-day strike at the Sand Springs Facility in May 1988 and a work stoppage at the Kansas City Plant following the expiration of the collective bargaining agreement in September 1991. There can be no assurance that work stoppages will not occur in the future, in connection with labor negotiations or otherwise. See "Business--Employees."

VOTING CONTROL OF THE COMPANY

  Approximately ninety percent of the outstanding shares of the common stock, $.01 par value (the "Common Stock"), is currently owned by HMK Enterprises, Inc. ("HMK"), an affiliate of Watermill Ventures Ltd. HMK is a privately-held holding company that is engaged in manufacturing and distribution businesses and that has owned substantially all of the Common Stock since 1981. The voting capital stock of HMK is 100% owned by members of the Karol family. Consequently, certain members of the Karol family together beneficially own substantially all of the outstanding shares of the Common Stock, have the power to direct the affairs of the Company and are able to determine the outcome of all matters required to be submitted to stockholders for approval, including the election of directors and amendment of the Company's Certificate of Incorporation. HMK is, and certain of the Company's officers, directors and members of the Karol family are, party to various transactions and agreements with the Company, including a Management Consulting Services Agreement and an Income Tax Expense Allocation Policy and Tax Sharing Agreement. Risk Management Solutions, Inc., a wholly-owned subsidiary of HMK, is a party to an Insurance Services Agreement with the Company. See "Management--Executive Officers and Directors", "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

ABSENCE OF PUBLIC MARKET AND TRANSFER RESTRICTIONS

  The Old First Mortgage Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market by Qualified Institutional Buyers ("QIBs"). The New First Mortgage Notes will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New First Mortgage Notes, the ability of holders of the New Firs Mortgage Notes to sell their New First Mortgage Notes, or the price at which Holders would be able to sell their New First Mortgage Notes. Future trading prices of the New First Mortgage Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the New First Mortgage Notes. However, the Initial Purchaser is not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the New First Mortgage Notes will develop. The Company does not intend to apply for listing of the New First Mortgage Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old First Mortgage Notes were sold by the Company on December 5, 1997 to the Initial Purchaser, who placed the Old First Mortgage Notes with institutional investors. In connection therewith, the Company and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the holders of the Old First Mortgage Notes, that the Company would, at its sole cost, (i) within 45 days following the original issuance of the Old First Mortgage Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old First Mortgage Notes, (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 150 days following the original issuance of the Old First Mortgage Notes and (iii) use its best efforts to consummate the Exchange Offer within 180 days following the original issuance of the Old First Mortgage Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Old First Mortgage Notes the opportunity to exchange their Old First Mortgage Notes for a like principal amount of New First Mortgage Notes, to be issued without a restrictive legend and which might be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old First Mortgage Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New First Mortgage Notes issued pursuant to the Exchange Offer in exchange for Old First Mortgage Notes may be offered for resale, resold and otherwise transferred by any holder of such New First Mortgage Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New First Mortgage Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New First Mortgage Notes. Each Holder will be required to acknowledge in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the New First Mortgage Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New First Mortgage Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Each broker-dealer that receives New First Mortgage Notes for its own account pursuant to the Exchange Offer will also be required to acknowledge that (i) Old First Mortgage Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New First Mortgage Notes received in the Exchange Offer. The Letter of Transmittal will also state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New First Mortgage Notes received in exchange for Old First Mortgage Notes where such Old First Mortgage Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old First Mortgage Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Notwithstanding the foregoing, based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old First Mortgage Notes directly from the Company and not as a result of market-making activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New First

Mortgage Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any such resales of the New First Mortgage Notes.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of original issue of the Old First Mortgage Notes, or if the Initial Purchaser so requests with respect to Old First Mortgage Notes not eligible to be exchanged for New First Mortgage Notes in the Exchange Offer, or if any holder of Old First Mortgage Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New First Mortgage Notes in the Exchange Offer, then in each case, the Company will at its sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old First Mortgage Notes or the New First Mortgage Notes, as the case may be (the "Shelf Registration Statement"), (b) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective or such time as all of the applicable First Mortgage Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the Prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the First Mortgage Notes has become effective and take certain other actions as are required to permit unrestricted resales of the First Mortgage Notes. A Holder that sells such First Mortgage Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a Holder (including certain indemnification rights and obligations).

  If the Company fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Old First Mortgage Notes as follows:

    (1) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is filed with the Commission on or prior to the applicable filing date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Old First Mortgage Notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 150 days after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 180th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required date of effectiveness, Additional Interest shall accrue on the principal amount of the Old First Mortgage Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (3) if (A) the Company has not exchanged New First Mortgage Notes for all Old First Mortgage Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 180th day after the date of original issue of the Old First Mortgage Notes or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (other than after such time as all Old First Mortgage Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Old First Mortgage Notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 180th day after the date of the original issuance of the Old First Mortgage Notes, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Old First Mortgage Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of New First Mortgage Notes for all Old First Mortgage Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Old First Mortgage Notes as a result of such clause (or relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on June 1 and December 1 of each year to the Holders of record on the preceding May 15 or November 15, respectively.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part.

  The Old First Mortgage Notes were placed with a small number of institutional investors on December 5, 1997 and there is no public market for them at present. To the extent Old First Mortgage Notes are tendered and accepted in the exchange, the principal amount of outstanding Old First Mortgage Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old First Mortgage Notes who were eligible to participate in the Exchange Offer but who did not tender their Old First Mortgage Notes will not have any further registration rights and such Old First Mortgage Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old First mortgage Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old First Mortgage Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 face amount of New First Mortgage Notes in exchange for each $1,000 face amount of outstanding Old First Mortgage Notes accepted in the Exchange Offer. Holders may tender some or all of their Old First Mortgage Notes pursuant to the Exchange Offer. However, Old First Mortgage Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New First Mortgage Notes will be identical in all material respects to the form and terms of the Old First Mortgage Notes, except that (i) the New First Mortgage Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New First Mortgage Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old First Mortgage Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New First Mortgage Notes will evidence the same debt as the Old First Mortgage Notes and will be entitled to the benefits of the Indenture under which the Old First Mortgage Notes were, and the New First Mortgage Notes will be, issued.

  As of the date of this Prospectus, $110,000,000 aggregate face amount of the Old First Mortgage Notes were outstanding. The Company has fixed the close of
business on [      ], 1998 as the record date for the

Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date there was one registered Holder of the Old First Mortgage Notes.

  Holders of Old First Mortgage Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old First Mortgage Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New First Mortgage Notes from the Company.

  If any tendered Old First Mortgage Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old First Mortgage Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old First Mortgage Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old First Mortgage Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
[      ], 1998, unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old First Mortgage Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW FIRST MORTGAGE NOTES

  The New First Mortgage Notes will bear interest from their date of issuance. Holders of Old First Mortgage Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New First Mortgage Notes. Such interest will be paid with
the first interest payment on the New First Mortgage Notes on [      ] 1,
1998. Interest on the Old First Mortgage Notes accepted for exchange will cease to accrue upon issuance of the New First Mortgage Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Old First Mortgage Notes may tender such Old First Mortgage Notes in the Exchange Offer. A Holder who wishes to tender Old First Mortgage Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old First Mortgage Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old First Mortgage Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old First Mortgage Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old First Mortgage Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  Any beneficial owner whose Old First Mortgage Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old First Mortgage Notes, either make appropriate arrangements to register ownership of the Old First Mortgage Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old First Mortgage Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old First Mortgage Notes listed therein, such Old First Mortgage Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old First Mortgage Notes.

  If the Letter of Transmittal or any Old First Mortgage Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old First Mortgage Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old First Mortgage Notes not properly tendered or any Old First Mortgage Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old First Mortgage Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old First Mortgage Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old First Mortgage Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old First Mortgage Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old First Mortgage Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each Holder will represent to the Company, among other things, that (i) the New First Mortgage Notes to be acquired by the Holder and any beneficial owners of Old First Mortgage Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New First Mortgage Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New First Mortgage Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New First Mortgage Notes for its own account in exchange for Old First Mortgage Notes, where such Old First Mortgage Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old First Mortgage Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New First Mortgage Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old First Mortgage Notes and (i) whose Old First Mortgage Notes are not immediately available or (ii) who cannot deliver their Old First Mortgage Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old First Mortgage Notes and the principal amount of Old First Mortgage Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old First Mortgage Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old First Mortgage Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old First Mortgage Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old First Mortgage Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old First Mortgage Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old First Mortgage Notes to be withdrawn (the "Depositor"), (ii) identify the Old First Mortgage Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old First Mortgage Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old First Mortgage Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old First Mortgage Notes register the transfer of such Old First Mortgage Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old First Mortgage Notes are to be registered, if different from that of the Depositor. If certificates for Old First Mortgage Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old First Mortgage Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New First Mortgage Notes will be issued with respect thereto unless the Old First Mortgage Notes so withdrawn are validly retendered. Properly withdrawn Old First Mortgage Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

  Any Old First Mortgage Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New First Mortgage Notes for, any Old First Mortgage Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old First Mortgage Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

  (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

  (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

  (d) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgement, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable judgement that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old First Mortgage Notes and return all tendered Old First Mortgage Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old First Mortgage Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old First Mortgage Notes (see 'Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old First Mortgage Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       By Registered or Certified Mail:        By Overnight Courier or by Hand:
      State Street Bank and Trust Company    State Street Bank and Trust Company
          Corporate Trust Operations              Corporate Trust Operations
                Goodwin Square                          Goodwin Square
         225 Asylum Street, 23rd Floor          225 Asylum Street, 23rd Floor
          Hartford, Connecticut 06103            Hartford, Connecticut 06103
            Attn: Elizabeth Hammer                  Attn: Elizabeth Hammer


     By Facsimile:
      860-244-1889
 Confirm by telephone:
      860-244-1817
 Attn: Elizabeth Hammer

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraphy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old First Mortgage Notes pursuant to the Exchange Offer. If, however, certificates representing New First Mortgage Notes or Old First Mortgage Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old First Mortgage Notes tendered, or if tendered Old First Mortgage Notes are registered in the name of any person other than the person signing the

Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old First Mortgage Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New First Mortgage Notes will be recorded at the same carrying value as the Old First Mortgage Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer and the unamortized costs related to the issuance of the Old First Mortgage Notes will be amortized over the term of the New First Mortgage Notes.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New First Mortgage Notes in the Exchange Offer. The net proceeds received by the Company from the issuance of the Old First Mortgage Notes were applied as follows: (i) $80.9 million to redeem, at a redemption price of 106%, the Company's First Mortgage Notes due 2001 (the "2001 Notes"); (ii) $15.9 million to repay amounts under the Company's credit facilities; (iii) $10 million to pay dividends to the Company's shareholders; and (iv) the remainder for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of October 31, 1997, and as adjusted to reflect the application of the net proceeds of the issuance of the Old First Mortgage Notes on December 5, 1997 as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                             OCTOBER 31, 1997
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                                (DOLLARS IN
                                                                THOUSANDS)
   Cash.................................................... $   741  $  2,393
   Long-term debt (including current portion):
     2001 Notes............................................  73,437         0
     Old First Mortgage Notes..............................     --    110,000
     Revolving Credit Facility(1)..........................  11,614         0
     Railway Credit Facility(1)............................   2,630     1,030
     Equipment notes.......................................   1,399     1,399
     Notes payable.........................................   2,111     2,111
                                                            -------  --------
       Total long-term debt................................  91,191   114,540
   Stockholders' equity:
     Common stock, par value $.01 per share, authorized
      10,000,000 shares; issued 3,375,000 shares...........      34        34
     Additional paid-in capital............................   2,536     2,536
     Retained earnings(2)..................................   2,095   (15,978)
                                                            -------  --------
       Total stockholders' equity..........................   4,665   (13,408)
   Less loans to stockholders..............................     966       966
                                                            =======  ========
                                                              3,699   (14,374)
                                                            -------  --------
       Total capitalization................................ $94,890  $100,166
                                                            =======  ========

--------
(1) The Revolving Credit Facility provides a revolving credit commitment in the amount of $40 million, with $26.5 million available as of October 31, 1997 ($35.3 million available as of October 31, 1997 on an as adjusted basis). The exact amount which may be borrowed from time to time is determined by a borrowing base formula. See "Description of Revolving Credit Facility." The Railway Revolving Credit Facility provides a revolving credit commitment in the amount of $1.5 million, with $0.4 million available as of October 31, 1997. The Railway Term Loan is for $2.0 million (balance of $1.5 million as of October 31, 1997) and is reduced by $0.5 million annually on July 31.

(2) The change in retained earnings reflects the redemption premium associated with redemption of the 2001 Notes of approximately $4.5 million, the write-off of the unamortized discount of approximately $1.6 million and the unamortized debt issue costs related thereto of approximately $1.5 million, estimated interest expense paid during the period between the issuance of the Old First Mortgage Notes and the call date on the 2001 Notes of approximately $0.5 million, and the payment of $10 million in dividends to the Company's stockholders.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical consolidated financial data and operating data for the Company for the periods indicated. The Company's selected historical consolidated financial data for, and as of the end of, each of the years in the five year period ended April 30, 1997 were derived from the consolidated financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The selected historical consolidated financial data for, and as of the end of, the six months ended October 31, 1996 and 1997 were derived from unaudited financial statements of the Company which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods. The results of operations for the six months ended October 31, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year 1998 or any other interim period. The information set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                                   SIX MONTHS
                                  FISCAL YEAR ENDED APRIL 30,                   ENDED OCTOBER 31,
                          --------------------------------------------------    ------------------
                            1993        1994      1995      1996      1997        1996      1997
                          --------    --------  --------  --------  --------    --------  --------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS
 DATA:
Sales...................  $144,026    $165,920  $175,753  $172,317  $170,865    $ 89,925  $ 94,181
Cost of sales...........   125,705     141,215   144,385   143,121   140,234      74,338    75,382
                          --------    --------  --------  --------  --------    --------  --------
Gross profit............    18,321      24,705    31,368    29,196    30,631      15,587    18,799
Selling, general and
 administrative expense.    10,536      10,682    12,156    11,737    11,923       6,495     6,631
Post-retirement benefit
 expense other than
 pensions...............       --        4,248     3,153     2,776     2,353       1,477     1,373
Restructuring charge....     6,764(1)      --        --        --      1,320(2)      --        --
Operating income (loss).    (4,693)      4,834    10,129     8,116     8,260       4,188     7,335
Interest expense........    (5,707)     (7,147)   (8,049)  (11,733)  (11,769)     (5,854)   (5,768)
Other income (expense)..      (103)        (40)      (58)      526       --          --        --
                          --------    --------  --------  --------  --------    --------  --------
Income (loss) before
 income taxes and
 extraordinary item.....   (10,503)     (2,353)    2,022    (3,091)   (3,509)     (1,666)    1,567
Income tax (expense)
 benefit................     2,975         949      (197)      --        --          --        --
                          --------    --------  --------  --------  --------    --------  --------
Income (loss) from
 continuing operations..    (7,528)     (1,404)    1,825    (3,091)   (3,509)     (1,666)    1,567
Extraordinary item-loss
 on retirement of long-
 term debt, net of
 income tax benefit of
 $1,346.................       --       (3,966)      --        --        --          --        --
                          --------    --------  --------  --------  --------    --------  --------
Net income (loss).......  $ (7,528)   $ (5,370) $  1,825  $ (3,091) $ (3,509)   $ (1,666) $  1,567
                          ========    ========  ========  ========  ========    ========  ========
OTHER DATA:
EBITDA (3)..............  $  7,785    $ 13,327  $ 18,582  $ 16,430  $ 17,627    $  8,617  $ 11,671
Capital expenditures....     2,467      11,667    24,220     4,978     3,695       1,762     1,849
Depreciation and
 amortization...........     5,714       4,941     5,930     6,567     6,775       3,427     3,460
Non-cash post-retirement
 expense charges........       --        3,552     2,523     1,747     1,272       1,002       876
Ratio of earnings to
 fixed charges(4).......       --          --        1.2x      --        --          --        1.3x
Finished products tons
 shipped................   398,783     396,363   367,133   383,448   413,243     211,275   233,861
Billet tons shipped.....    89,520     122,680   133,017    93,557    60,512      47,120    20,795
                          --------    --------  --------  --------  --------    --------  --------
Total tons shipped......   488,303     519,043   500,150   477,005   473,755     258,395   254,656
Average price per ton
 shipped................  $    295    $    320  $    351  $    361  $    361    $    348  $    370
Average production cost
 per ton shipped........       257         272       289       300       296         288       296
Employees at end of
 period.................       689         708       718       705       670         674       614
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............  $ 94,643    $115,958  $146,459  $143,182  $136,574    $137,391  $132,788
Long-term debt
 (including current
 portion)...............    56,707      72,629    93,170    97,041    96,550      96,059    91,191
Stockholders' equity....    15,098      11,683    12,596     7,662     3,098       4,941     4,665

-------
(1) In January 1993, the Company approved a restructuring plan which provided for closure of the Oklahoma City Mill. In conjunction with this plan, the Company recorded a nonrecurring charge aggregating $6,764. Of the total charge, $6,330 relates to the estimated loss expected upon disposal of the facility and plant protection, insurance and other expenses associated with this plan. The remaining charge relates to operating losses incurred from the date of approval through April 30, 1993.

(2) A restructuring charge of $1.3 million was recognized in fiscal 1997 as a result of early retirement incentives included in a collective bargaining agreement and salaried workforce reductions in Sand Springs.

(3) EBITDA is defined as operating income (loss) plus depreciation, amortization, non-cash portion of post-retirement benefit expense, non-cash restructuring charges related to closure of the Oklahoma City Mill (in fiscal 1993) and the restructuring charge related to the early retirement incentives (in fiscal 1997). The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(4) Ratio of earnings to fixed charges is defined as income before income taxes and extraordinary item plus amortization of debt issuance cost and interest expense divided by the sum of amortization of debt issuance costs plus interest expense. Earnings were insufficient to cover fixed charges in fiscal 1993, 1994, 1996, 1997 and the six months ended October 31, 1996 by approximately $10,503, $2,353, $3,091, $3,509 and $1,666 (unaudited), respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Condensed Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

  The Company is a mini-mill producer of hot rolled steel bar products ("hot rolled bar"), concrete reinforcing bar ("rebar"), fabricated products, including fabricated and epoxy-coated rebar and steel fence posts, and various types of semi-finished steel ("billets"). The Company and its predecessors have been in the steelmaking business for over 68 years. The Company believes that it is among the lowest cost producers of billets in the United States as a result of its modern melt and cast operations, high labor productivity levels, low energy costs and competitive steel scrap costs. The Company's low cost billets serve as the feedstock for its downstream bar mill operations and finished products. The Company shipped approximately 470,000 tons of steel in the 12-month period ended October 31, 1997, resulting in sales of $175.1 million and EBITDA (as defined) of $20.7 million.

  The Company's products are grouped into four categories: (i) hot rolled bar products, which the Company produces in the form of flats, squares, rounds and channels, typically to meet specified customer requirements; (ii) rebar, which is principally sold to independent fabricators who shear and bend the rebar to meet engineering or architectural specifications for construction projects;
(iii) fabricated products, consisting of fence post (sold principally to distributors and farm cooperatives) and fabricated rebar, including epoxy-coated rebar (typically sold to highway and construction contractors); and
(iv) billets, made by casting molten steel into square strands of various lengths in a continuous casting process, which are either reheated, rolled and sheared by the Company into various finished steel products described above or sold to third parties. The Company's strategy is to improve its product mix by utilizing billets internally to produce finished products instead of selling billets to third parties. The Company's primary cost components are ferrous scrap, energy and labor, the cost of warehousing and handling finished steel products and freight costs. The following table gives summary operating data for the Company by its principal product categories for the periods indicated:

                                                                    SIX MONTHS
                                                                   ENDED OCTOBER
                                FISCAL YEAR ENDED APRIL 30,             31,
                          --------------------------------------- ---------------
                           1993    1994    1995    1996    1997    1996    1997
                          ------- ------- ------- ------- ------- ------- -------
TONS SHIPPED:
Hot Rolled Bars.........  155,555 154,362 157,610 159,688 174,290  80,736  93,828
Rebar...................  204,290 193,475 161,198 169,316 185,745 102,364 112,122
Fabricated Products.....   38,938  48,526  48,325  54,444  53,208  28,175  27,911
                          ------- ------- ------- ------- ------- ------- -------
Total finished products.  398,783 396,363 367,133 383,448 413,243 211,275 233,861
Billets.................   89,520 122,680 133,017  93,557  60,512  47,120  20,795
                          ------- ------- ------- ------- ------- ------- -------
Total tons shipped......  488,303 519,043 500,150 477,005 473,755 258,395 254,656
                          ======= ======= ======= ======= ======= ======= =======
PRICE PER TON:
Hot Rolled Bars.........  $   383 $   424 $   462 $   461 $   435 $   441 $   449
Rebar...................      244     263     290     293     292     291     296
Fabricated Products.....      408     407     447     461     460     458     456
Billets.................      188     218     236     225     214     215     227
Average price per ton
 shipped................      295     320     351     361     361     348     370
Average production cost
 per ton................      257     272     289     300     296     288     296

  On March 2, 1997, the Company completed negotiation of a collective bargaining agreement with the United Steelworkers of America which covered approximately 315 hourly-paid production and maintenance employees at the Sand Springs Facility. The new contract is for a term of three years, expiring March 1, 2000.

This collective bargaining agreement included wage increases, certain benefit increases and changes to local work rules allowing greater flexibility. The contract also allowed the Company to reduce and reorganize its hourly workforce by approximately 70 hourly positions, primarily maintenance related. Of the 70 positions, 42 employees were eliminated through retirement offers effective June 1, 1997 and the remaining positions have been eliminated through attrition.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED OCTOBER 31, 1997 AS COMPARED TO SIX MONTHS ENDED OCTOBER 31, 1996

  SALES. Sales for the Company for the six month period ended October 31, 1997 were approximately $94.2 million as compared to sales of approximately $89.9 million for the six month period ended October 31, 1996, an increase of approximately $4.3 million or 4.7%. Shipping levels decreased 1.4% to 254,656 ton from 258,395 tons and the average price per ton shipped increased to $370 from $348. The decrease in tons shipped and the increase in average selling price is primarily due to a change in product mix. The Company is implementing its business strategy to produce and sell higher value added finished products instead selling billets to third parties.

  Hot Rolled Bar Products. Shipments for the six month period ended October 31, 1997 were 93,828 tons compared to 80,736 tons for the six month period ended October 31, 1996, an increase of 13,092 tons or 16.2%. Shipments from the Sand Springs Facility for the six month period ended October 31, 1997 increased 35.6% over the same period in the previous year due to continued improvements in operations at the Sand springs Facility and implementation of the Company's business strategy to improve finished goods product mix. Shipments of hot rolled bar products from the Joliet Facility also increased reflecting strong market conditions. The average price per ton of hot rolled bar products for the six month period ended October 31, 1997 increased to $449 per ton compared to $441 per ton for the six month period ended October 31, 1996, reflecting improved selling prices at both the Sand Springs Facility and the Joliet Facility.

  Rebar. Rebar shipments for the six month period ended October 31, 1997 were 112,122 tons compared to 102,364 tons for the six month period ended October 31, 1996, an increase of 9,758 tons or 9.5%. This increase was primarily a result of the continued improvements in operations at the Sand Springs Facility and general market strength in the construction industry. The average price per ton of rebar for the six month period ended October 31, 1997 increased to $296 from $291. The increase in average price per ton is attributable to improved market conditions.

  Fabricated Products. Shipments of fabricated products for the six month period ended October 31, 1997 were 27,911 tons compared to 28,175 tons for the six month period ended October 31, 1996, a decrease of 264 tons or .9%. The average price per ton for fabricated products for the six months ended October 31, 1997 decreased to $456 from $458. The decrease in shipments and average selling prices is attributable to production difficulties at the Sand Springs fence post shop which have since been resolved.

  Billets. Shipments of billets to third parties for the six month period ended October 31, 1997 were 20,795 tons compared to 47,120 tons for the six month period ended October 31, 1996, a decrease of 26,325 or 55.9%. This decrease was due to the Company's implementation of its business strategy to utilize more billets internally to produce higher value added finished products instead of selling the billets to third parties. The average price per ton for billets for the six month period ended October 31, 1997 increased to $227 from $215. The increase in average price per ton is attributable to improved product mix.

  COST OF SALES. The cost of sales for the six month period ended October 31, 1997 were approximately $75.4 million as compared to approximately $74.3 million for the six month period ended October 31, 1996. On an average per ton basis, cost of sales increased to $296 per ton for the six months ended October 31, 1997 from $288 per ton for the six months ended October 31, 1996. In the six month period ended October 31, 1997, billet shipments decreased and rebar and hot rolled bar product increased resulting in the increase in average cost per ton.

  GROSS PROFIT. Gross profit for the Company for the six month period ended October 31, 1997 was approximately $18.8 million as compared to approximately $15.6 million for the six month period ended October 31, 1996, an increase of approximately $3.3 million or 21.0%. Gross profit for the Company as a percentage of sales for the six month period ended October 31, 1997 was 20.0% as compared to 17.3% for the six month period ended October 31, 1996. The increase is a result of higher average selling prices due primarily to a more favorable product mix.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the Company for the six month period ended October 31, 1997 was approximately $6.6 million as compared to approximately $6.5 million for the six months ended October 31, 1996. The slight increase was primarily due to additional selling expenses.

  DEPRECIATION AND AMORTIZATION. Depreciation and amortization remained approximately the same for the six month period ended October 31, 1997, as compared to the six month period ended October 31, 1996.

  POST-RETIREMENT BENEFIT EXPENSE. Post-retirement benefit expense remained approximately the same for the six month period ended October 31, 1997 as compared to the six month period ended October 31, 1996.

  OPERATING INCOME. Operating income for the Company for the six month period ended October 31, 1997 was approximately $7.3 million as compared to approximately $4.2 million for six month period ended October 31, 1996, an increase of approximately $3.1 million or 75.1%. Operating income for the Company as a percentage of sales for the six months ended October 31, 1997 was 7.8% as compared to 4.7% for the six months ended October 31, 1996. This increase was primarily due to the increased gross profit as discussed above.

  INTEREST EXPENSE. Interest expense remained approximately the same for the six month period ended October 31, 1997 compared to the six month period ended October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  As of October 31, 1997, the Company's long-term indebtedness was approximately $91.2 million, after giving effect to an unamortized discount attributable to detachable stock warrants of approximately $1.6 million. The Company had approximately $21 million of borrowing availability at October 31, 1997 under its revolving credit agreements and approximately $4 million available under the equipment financing agreement.

  Cash flow provided by operations was approximately $10.5 million for the six month period ended October 31, 1997, as compared with cash flow provided by operations of approximately $3.2 million for the six month period ended October 31, 1996. The increase in cash provided by operations was primarily due to reducing accounts receivable and inventories as well as improved operating results. Cash used in investing activities in the three months ended October 31, 1997 was approximately $4.2 million, consisting of required replacement of plant equipment and the purchase of Waddell. For the six month period ended October 31, 1997, cash used for financing activities consisted primarily of payments on the revolving credit facility.

  The Company's cash flow from operations and borrowings under the Revolving Credit Facility, the Railway Credit Facility, and equipment financing agreements are expected to be sufficient to fund the budget for capital improvements, and meet near-term working capital requirements.

  On a longer term basis, the Company has significant future debt service obligations. The Company's ability to satisfy these obligations is dependent on its ability to generate adequate cash flow from operations. The Company expects that its cash flow from operations and available borrowings under its revolving credit facilities and equipment financing agreements will be sufficient to fund the repayment of the long term debt and other investing activities. The Company's future operating results are dependent on its overall operating performance and are subject to general business, financial and other factors affecting the Company and the domestic steel industry, as well as prevailing economic conditions, certain of which are beyond the control of the Company.

CAPITAL EXPENDITURES

  Capital expenditures for the six month period ended October 31, 1997 were approximately $1.8 million. Primarily all of the expenditures consisted of normal capital projects required or deemed economically feasible, throughout the Company. The Company's cash flow from operations and borrowings under its revolving credit facilities and equipment financing agreements are expected to be sufficient to meet any near-term working capital requirements the Company may have and to fund anticipated capital improvements. The Company expects to incur capital expenditures of approximately $8.5 million if fiscal 1998, which includes the shear line project in the Sand Springs rolling mill.

 FISCAL 1997 AS COMPARED TO FISCAL 1996

  SALES. Sales for the Company for fiscal 1997 were approximately $170.9 million as compared to sales of approximately $172.3 million for fiscal 1996, a decrease of approximately $1.5 million or 0.8%. This decrease was primarily the result of a decrease in the tons shipped from 477,005 to 473,755, as the average price per ton shipped remained unchanged at $361 per ton. This decrease in sales was primarily a result of decreased shipments of billets.

  Hot Rolled Bar Products. Shipments in fiscal 1997 were 174,290 tons compared to 159,688 tons in fiscal 1996, an increase of 14,602 tons or 9.1%. Shipments of hot rolled bars produced at the Sand Springs Facility were up approximately 66% in fiscal 1997 over the previous year due to continued improvements in operation of the New Rolling Mill and the Company's implementation of its business strategy to improve finished product mix. This increase was partially offset by decreased sales of hot rolled bar products from the Joliet Facility which were primarily due to weak market conditions encountered during the first fiscal quarter. The average price per ton for hot rolled bar products decreased to $435 per ton in fiscal 1997 from $461 per ton in fiscal 1996. The decrease in average price per ton is due to the increased proportion of the Company's hot rolled bar products being produced at the New Rolling Mill at the Sand Springs Facility which have a lower selling price than the more specialized products produced at the Joliet Facility.

  Rebar. Rebar shipments for fiscal 1997 were 185,745 tons as compared to 169,316 tons in fiscal 1996, an increase of 16,429 tons or 9.7%. The increase in tons shipped was primarily due to increased production. Rebar shipments in the previous year were limited because mill time was allocated to the development of new hot rolled bar business in accordance with the Company's business strategy to improve product mix. The average price per ton for rebar decreased to $292 for fiscal 1997 from $293 per ton in fiscal 1996.

  Fabricated Products. Shipments of fabricated products in fiscal 1997 were 53,208 tons, down from 54,444 tons in fiscal 1996. Shipments of fabricated products from the Kansas City Plant decreased from the prior year, primarily due to weak market demand in the fourth quarter. Shipments of fence posts were consistent with the prior year. The average price per ton for fabricated products decreased slightly to $460 per ton in fiscal 1997 from $461 per ton in fiscal 1996.

  Billets. Shipments of billets to third parties for fiscal 1997 were 60,512 tons as compared to 93,557 tons in fiscal 1996. The decrease of 33,045 tons or 35.3% was due to the Company's implementation of its business strategy to utilize billets internally for the production of higher value added finished products instead of selling billets to third parties. The average price per ton for billets decreased to $214 per ton in fiscal year 1997 from $225 per ton in fiscal 1996. The decrease in the average price per ton of billets was partially due to weak market demand and partially due to selling a higher proportion of commodity grade steel.

  COST OF SALES. The cost of sales for fiscal year 1997 was approximately $140.2 million as compared to approximately $143.1 million for the fiscal year ended 1996. Cost of sales on an average per-ton basis decreased slightly from the prior year to $296 from $300. The decrease in cost of sales per ton is due to improved production rates and a decrease in scrap raw material costs from the prior year. The decrease was partially offset by slightly higher conversion costs per ton in both the melt shop and the New Rolling Mill due to an electric furnace transformer failure and higher energy costs in comparison to the prior year. Although the electric furnace transformer failure curtailed melt shop operations by approximately 40% for a four month period, the Company purchased billets from third party suppliers and met its finished product requirements. The Company's relationships with its customers were not disrupted and the Company's insurance policy covered its costs of purchasing billets and repairing the transformer.

  GROSS PROFIT. Gross profit for fiscal 1997 was approximately $30.6 million as compared to approximately $29.2 million for fiscal 1996, an increase of approximately $1.4 million or 4.9%. Gross profit as a percentage of net sales for fiscal 1997 was 17.9% as compared to 16.9% for fiscal 1996. The increase in gross profit in fiscal 1997 is due to the decrease in cost of sales and the increase in sales as discussed above.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for fiscal 1997 was approximately $11.9 million, reflecting an increase of approximately $0.2 million from 1996 levels. This increase is due to additional selling expenses related to the expanded sales efforts for hot rolled bar products.

  DEPRECIATION AND AMORTIZATION. Depreciation and amortization for 1997 was approximately $6.8 million as compared to approximately $6.6 million for 1996, an increase of approximately $0.2 million or 3.2%. The increase in depreciation expense was primarily the result of depreciation on capital expenditures made in both fiscal 1996 and 1997.

  POST-RETIREMENT BENEFIT EXPENSE. Post-retirement benefit expense decreased to approximately $2.4 million for fiscal 1997 from approximately $2.8 million in 1996. The decrease is primarily due to a decrease in the health care cost trend rates as determined by an independent actuary.

  RESTRUCTURING EXPENSE. A restructuring charge of $1.3 million, $1.0 million of which was non-cash, was recognized in fiscal 1997 as a result of early retirement incentives included in a collective bargaining agreement and salaried workforce reductions in Sand Springs.

  OPERATING INCOME. Operating income was approximately $8.3 million for fiscal 1997 as compared to operating income of approximately $8.1 million for fiscal 1996, an increase of approximately $0.1 million or 1.8%. Operating income as a percentage of sales for fiscal 1997 was 4.8% as compared to 4.7% for fiscal 1996. The slight increase is a result of higher gross profit as described above, offset by higher administrative expenses and the restructuring charge as explained above.

  INTEREST EXPENSE. Interest expense for fiscal 1997 was approximately $11.8 million as compared to approximately $11.7 million for fiscal 1996.

 FISCAL 1996 AS COMPARED TO FISCAL 1995

  SALES. Sales for the Company for fiscal 1996 were approximately $172.3 million as compared to sales of approximately $175.8 million for fiscal 1995, a decrease of approximately $3.4 million or 2.0%. This decrease was primarily the result of a decrease in tons shipped from 500,150 tons to 477,005 tons and was partially offset by an increase in the average price per ton shipped from $351 to $361.

  Hot Rolled Bar Products. Shipments in fiscal 1996 were 159,688 tons compared to 157,610 tons in fiscal 1995, an increase of 2,078 tons or 1.3%. Hot rolled bar product sales tons shipped from the Sand Springs Facility were up approximately 74% in fiscal 1996 over the previous year due to continued improvements in operation of the New Rolling Mill and the Company's implementation of its business strategy to improve finished product mix. Growth in hot rolled bar product shipments also were due to additional production orders. Sales of hot rolled bar products from the Joliet Facility decreased due primarily to weak market conditions encountered during the third fiscal quarter. The average price per ton for hot rolled bar products remained relatively constant at $461 per ton in fiscal 1996, as compared to $462 per ton in fiscal 1995.

  Rebar. Rebar shipments for fiscal 1996 were 169,316 tons as compared to 161,198 tons in fiscal 1995, an increase of 8,118 tons or 5.0%. The increase in the tons shipped was related to additional tons being produced on the New Rolling Mill over the previous year. Rebar shipments were limited, however, because during start up of the New Rolling Mill mill time was allocated to the development of new hot rolled bar product business. The average price per ton of rebar increased to $293 for fiscal 1996 from a fiscal 1995 price per ton of $290.

  Fabricated Products. Shipments of fabricated products in fiscal 1996 were 54,444 tons, up from 48,325 tons in fiscal 1995, an increase of 6,119 tons or 12.7%. Shipments of fabricated products from the Kansas City Plant were consistent with the prior year while shipments of fence post increased 5,786 tons. The average price per ton for fabricated products of $461 per ton in fiscal 1996 was $14 per ton higher than the average price per ton of $447 in fiscal 1995. This price per ton increase was due to improved market conditions in both the fence post and the rebar fabrication businesses.

  Billets. Shipments of billets to third parties for fiscal 1996 were 93,557 tons as compared to fiscal 1995 shipments of 133,017 tons. The decrease of 39,460 tons or 29.7% was primarily due to the Company's shift in emphasis to the sale of finished products as well as decreased market demand for billets industry-wide. Demand decreased during the summer of 1995 and did not return to normal levels for six months. Average sales price per ton for billets decreased from $236 per ton in fiscal year 1995 to $225 per ton in fiscal 1996. The decrease in the average price per ton of billets reflected the weaker market encountered during the 1996 fiscal year.

  COST OF SALES. The cost of sales for fiscal year 1996 was approximately $143.1 million as compared to approximately $144.4 million for the fiscal year ended 1995. Cost of sales on an average per-ton basis was consistent with the prior year on a product by product comparison. The costs per ton in the aggregate increased from $289 in fiscal year 1995 to $300 in fiscal 1996 due to a higher percentage of finished steel product sales. In fiscal 1996 billet shipments decreased by 39,460 tons and the decrease of these lower cost products in the mix caused the average cost per ton to increase. Scrap prices were fairly consistent between years.

  GROSS PROFIT. Gross profit for fiscal 1996 was approximately $29.2 million as compared to approximately $31.4 million for fiscal 1995, a decrease of approximately $2.2 million or 6.9%. Gross profit as a percentage of net sales for fiscal 1996 was 16.9% as compared to 17.8% for fiscal 1995. The decrease in gross profit in fiscal 1996 was primarily due to reduced profitability of billets compared to fiscal 1995 caused by weaker market conditions and start up costs associated with the New Rolling Mill. While productivity and yields improved over fiscal 1995, costs associated with the start up of the New Rolling Mill reduced gross profit margins.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for fiscal 1996 was approximately $11.7 million, reflecting a decrease of approximately $0.4 million from 1995 levels. This decrease is the direct result of the Company's efforts to control overhead costs throughout the Company.

  DEPRECIATION AND AMORTIZATION. Depreciation and amortization for 1996 was approximately $6.6 million as compared to approximately $5.9 million for 1995, an increase of approximately $0.6 million or 10.7%. The increase in depreciation expense was primarily the result of capital expenditures related to the New Rolling Mill.

  OPERATING INCOME. Operating income was approximately $8.1 million for fiscal 1996 as compared to operating income of approximately $10.1 million for fiscal 1995, a decline of approximately $2.0 million. Operating income as a percentage of sales for fiscal 1996 was 4.7% as compared to 5.8% for fiscal 1995. The decline was primarily due to expenses associated with the New Rolling Mill start-up and the weaker market for billets.

  INTEREST EXPENSE. Interest expense for fiscal 1996 was approximately $11.7 million as compared to approximately $8.0 million for fiscal 1995, an increase of approximately $3.7 million or 45.8%. Interest expense in fiscal 1995 included $2.1 million interest capitalized in connection with the financing of the New Rolling Mill construction. The remaining increase in financing costs was primarily caused by a slightly higher lending rate in fiscal 1996 and the build up of inventories to support the expanding hot rolled bar product business.

LIQUIDITY AND CAPITAL RESOURCES

  As of October 31, 1997, the Company's long term indebtedness was $91.2 million, after giving effect to an unamortized discount attributable to common stock warrants of approximately $1.6 million. After giving effect to the issuance of the Old First Mortgage Notes and the application of the net proceeds therefrom as of October 31, 1997, the Company's outstanding indebtedness would have been approximately $114.5 million consisting of $110 million of Old First Mortgage Notes and $4.4 million of other indebtedness. The Company will not be required to make any principal payments on the First Mortgage Notes prior to maturity. See "Use of Proceeds" and "Capitalization."

  The Revolving Credit Facility provides a revolving credit commitment in the amount of $40 million. Pursuant to an amendment to the Revolving Credit Facility dated as of the Issue Date, the exact amount the Company is eligible to borrow on a revolving basis under the Revolving Credit Facility is based on collateral availability consisting of 85% of eligible accounts receivable and 65% of eligible inventories. After giving effect to the issuance of the Old First Mortgage Notes on an as adjusted basis as of October 31, 1997, $35.3 million would be available under the Revolving Credit Facility. Indebtedness under the Revolving Credit Facility is secured by a first priority lien on Sheffield's inventory and accounts receivable. The Revolving Credit Facility matures on November 1, 2000. See "Description of Revolving Credit Facility."

  Borrowings under the Revolving Credit Facility bear interest at a floating rate. To the extent that such interest rate increases, and to the extent that amounts outstanding under the Revolving Credit Facility increase, there will be corresponding increases in the Company's interest obligations. The Company intends to use a portion of the net proceeds of the issuance of the Old First Mortgage Notes to repay amounts outstanding under the Company's credit facilities, although it will retain these facilities for future borrowings. See "Description of Revolving Credit Facility", "Use of Proceeds" and "Capitalization."

  In addition to borrowings under the Revolving Credit Facility, the Company has historically used cash flow from operations and equipment financing agreements to fund its investing activities, including capital expenditures. The Company expects to incur capital expenditures of approximately $8.5 million in fiscal 1998, including $4.5 million for the Shear Line Project. The Company estimates annual maintenance capital expenditures to be approximately $3 million.

  Cash flow from operating activities was $4.7 million in fiscal 1997, compared with cash flow from operating activities of $3.1 million in fiscal 1996. Cash used in investing activities in fiscal 1997 was $3.7 million, consisting principally of replacement and environmental expenditures and other capital improvements. In fiscal 1997, approximately $1.1 million of cash flow from operating activities was used in financing activities, principally to repay long-term debt and make payments to retired executives of the Company in respect of stock appreciation rights.

  Cash flow from operating activities was $3.1 million in fiscal 1996, compared with cash flow from operating activities of $0.5 million in fiscal 1995. This increase in cash flow resulted principally from decreases in accounts receivable and billet inventory as compared with in fiscal 1995. Cash used in investing activities in fiscal 1996 was $4.4 million, consisting principally of normal capital expenditures. In fiscal 1996, approximately
$4.3 million of cash flow was generated from increases in long-term and revolving credit facilities. Approximately $2.3 million was used for payments in respect of stock appreciation rights, dividends and to repurchase common stock warrants.

  Cash flow from operating activities was $0.5 million in fiscal 1995. Cash used in investing activities in fiscal 1995 was $24.2 million, consisting principally of capital expenditures.

  The Company's cash flow from operating activities and borrowings under the Revolving Credit Facility are expected to be sufficient to fund the fiscal 1998 budget for capital improvements and meet any near-term working capital requirements. On a longer term basis, the Company has significant future debt service obligations. The

Company's ability to satisfy these obligations and to secure adequate capital resources in the future will be dependent on its ability to generate adequate operating cash flow. The Company expects that its cash flow from operations and borrowing availability under its revolving credit facilities will be sufficient to fund the repayment of the First Mortgage Notes and other investing activities. This will be dependent on its overall operating performance and be subject to general business, financial and other factors affecting the Company and the domestic steel industry, as well as prevailing economic conditions, certain of which are beyond the control of the Company. The leveraged position of the Company and the restrictive covenants contained in the Indenture and the Revolving Credit Facility could significantly limit the Company's ability to withstand competitive pressures or adverse economic conditions.

  The Company is subject to a broad range of federal, state and local environmental regulations and requirements, including those governing air emissions and discharges into water, and the handling and disposal of solid and/or hazardous wastes. As part of its normal course of business, the Company incurs expenses, primarily for the disposal of bag house dust, to comply with these regulations and requirements. Expenses were approximately $2.1 million in fiscal 1997, approximately $1.7 million in fiscal 1996, and approximately $2.2 million in fiscal 1995. Capital expenditures incurred by the Company to comply with these requirements were approximately $0.7 million in fiscal 1997 and approximately $0.4 million in fiscal 1996. In addition, in the event of a release of a hazardous substance generated by the Company, the Company could be responsible for the remediation of contamination associated with such a release. The Company believes that it is currently in substantial compliance with all known material and applicable environmental regulations.

  The Company has not experienced any material adverse effects on operations in recent years because of inflation, though margins can be affected by inflationary conditions. The Company's primary cost components are ferrous scrap, energy and labor, all of which are susceptible to domestic inflationary pressures. Finished product prices, however, are influenced by general economic conditions and competitive factors within the steel industry. While the Company generally has been successful in passing on cost increases to its customers through price adjustments, the effect of steel imports, severe market price competition and under-utilized industry capacity has in the past, and could in the future, limit the Company's ability to adjust pricing.

                                   BUSINESS

GENERAL

  The Company is a leading regional mini-mill producer of hot rolled steel bar products, concrete reinforcing bar, fabricated products, including fabricated and epoxy-coated rebar and steel fence posts, and various types of billets. The Company and its predecessors have been in the steelmaking business for over 68 years. The Company believes that it is among the lowest cost producers of billets in the United States as a result of its modern melt and cast operations, high labor productivity levels, low energy costs and competitive steel scrap costs. The Company's low cost billets serve as the feedstock for its downstream bar mill operations and finished products. The Company shipped approximately 470,000 tons of steel in the 12-month period ended October 31, 1997, resulting in sales of $175.1 million and EBITDA (as defined) of $20.7 million.

BUSINESS STRATEGY

  The Company has formulated an operating strategy to strengthen its market position and maximize profitability which has four major components: (i) improve finished goods product mix; (ii) continue to focus on and extend strong customer relationships; (iii) modernize melt shop operations; and (iv) streamline and strengthen organizational structure.

  Improve Finished Goods Product Mix. With the addition of the New Rolling Mill at the Sand Springs Facility, the Company has substantially increased its hot rolled bar production capacity. Accordingly, shipments of finished products have increased significantly as less profitable third party billet sales have been intentionally reduced. Billet sales, which accounted for 23.6% of tons shipped in fiscal 1994, accounted for only 7.3% of tons shipped for the 12-month period ended October 31, 1997. Shifting away from third party billet sales by increasing hot rolled bar production has also increased margins and reduced sales volatility for the Company, since hot rolled bar products are significantly more profitable than third party billet sales and demand is more stable. As part of its strategy to further improve product mix, the Company intends to remove a bottleneck at the Sand Springs Facility by improving the efficiency of the cooling bed and increasing the capacity of the shear line (the "Shear Line Project"). The completion of the Shear Line Project, scheduled for the end of fiscal 1998, is expected to (i) increase hot rolled bar production capacity by more than 100,000 tons per year; (ii) enable the Company to more fully utilize its existing 600,000 tons of steelmaking capacity; (iii) improve the quality of all mill products, especially hot rolled bar; and (iv) improve product mix by further reducing billet sales to third parties. The Shear Line Project is expected to have an aggregate capital cost of approximately $4.5 million and, upon completion and achieving full operating capacity, is expected to result in an annual EBITDA (as defined) increase of approximately $9 million.

  Extend Strong Customer Relationships. The Company benefits from having a number of long-standing customer relationships in each of its product markets. The Company has built a reputation for providing consistent product quality, reliable, prompt product delivery and service, product availability and flexible scheduling to meet customer needs and a high level of follow up technical assistance and service. The ISO 9002 certification at both the Sand Springs Facility and the Joliet Facility is an indication of the Company's commitment to producing quality products. The Company believes that its business strategy to improve its finished product mix will strengthen its existing customer relationships and will aid it in developing new customer relationships.

  Modernize Melt Shop. The Company believes that it is among the lowest cost producers of billets in the United States as a result of its modern melt and cast operations, high labor productivity levels, low energy costs and competitive steel scrap costs. With the addition of the New Rolling Mill, which can utilize a larger billet, together with improvements in general operating practices, yields have improved, costs have been reduced and annual billet production capacity has increased from 525,000 tons to 600,000 tons per year. Through incremental capital investments, the Company intends to pursue additional modernization measures, such as the installation of a ladle arc furnace in the melt shop, which will further enhance production capability, increase production capacity, reduce manufacturing costs and improve the quality of finished products.

  Streamline and Strengthen Organizational Structure. The Company has improved strategic planning, strengthened financial reporting systems and aligned organizational structure and management incentives with the Company's business strategies and objectives. In accordance with the collective bargaining agreement reached in February 1997 that resulted in a 15% workforce reduction, the Company has been able to implement multi-craft training and use greater flexibility in job assignments. Additional initiatives to streamline operations include the elimination of a centralized maintenance structure and close coordination of the melt shop, casting and rolling mill operations which have resulted in significant reductions in both billet and finished goods inventory. The Company has also put in place a new management team to manage the Sand Springs Facility manufacturing operations. These initiatives have resulted in improving the organizational structure of the Company, making it flexible and more responsive to customer needs and positioning it to implement its business strategy of improving finished product mix.

PRODUCTS, CUSTOMERS AND MARKETS

  Hot Rolled Bar. According to the American Iron and Steel Institute ("AISI"), the size of the hot rolled bar product market in the United States was approximately 7 million tons in 1996. The demand for consistent quality is very significant in the hot rolled bar product market, where quality is measured by the adherence to specifications related to chemical composition, surface quality, product integrity and size tolerances. The Company sells a variety of specialty hot rolled bar products, including flats, squares, rounds and channels for end use applications that include farm equipment, auto parts, conveyor assemblies, pole line hardware, wrench handles and construction machinery. The majority of hot rolled bar products produced at the Joliet Facility (approximately 81% in fiscal 1997) is sold directly to original equipment manufacturers and cold drawn bar finishers, while the remainder (approximately 19% in fiscal 1997) is sold to steel service centers. Hot rolled bar products produced at the Sand Springs Facility are sold to both end product manufacturers (approximately 62% in fiscal 1997) and steel service centers (approximately 38% in fiscal 1997). For fiscal 1997, sales of hot rolled bar products accounted for approximately 44% of the Company's total revenues.

  In the hot rolled bar market, the Company differentiates itself from its competitors through the Joliet Facility's focus on specialty hot rolled bar products and by targeting customers with special requirements as to bar shape, size and chemical composition and, in many cases, small volume needs. The Company believes that its targeted customer focus often allows it to act as the sole supplier of particular shapes, sizes or steel chemistries to certain customers, while in other cases it competes with a limited number of producers of specialty hot rolled bar products. The Company believes that these niche markets are unattractive to larger volume producers. The Company also believes that there are significant opportunities to sell standard hot rolled bar products to customers for whom the Joliet Facility currently satisfies specialty hot rolled bar product requirements. The Company's Sand Springs Facility provides it with a competitive geographical advantage in the south-central United States hot rolled bar marked and enables the Company's customers to benefit from lower freight costs, shorter lead times and more timely deliveries. As a result of these competitive advantages and its strong reputation for quality and service, the Company has developed a number of strong relationships with the region's hot rolled bar product customers.

  The Company also strives to provide its hot rolled bar product customers with superior service. For fiscal 1997, the Company's largest specialty hot rolled bar product customer accounted for approximately 11% of total hot rolled bar product shipments, and the 10 largest specialty hot rolled bar product customers accounted for approximately 41% of total hot rolled bar product shipments. To permit a high level of service consistent with efficient production scheduling, the Company carries a customer-designated finished goods inventory of hot rolled bar products in excess of 10,000 tons at both the Joliet and Sand Springs facilities. Both the Sand Springs Facility and the Joliet Facility have implemented an internally developed bar-coded inventory tracking system which permits quick and precise inventories to be taken at any time. The Joliet Facility has also developed a customer query system which provides agents and major customers with direct computer access to the status of their production orders, the availability of inventory designated for them and the Joliet Facility's production schedule for their products. See "-- Business Strategy--Extend Strong Customer Relationships."

  Rebar. According to the AISI, the size of the rebar market in the United States was approximately 6.3 million tons in 1996. Rebar is a lower value, higher volume commodity bar product for which price is often the customer's decisive factor. Geographic proximity to customers, which in turn determines both freight costs and delivery response time, is also an important factor in the rebar market, where profit margins are particularly tight and independent fabricators typically depend on quick mill response rather than their own inventories to meet ever-changing construction schedules. The Company sells rebar to leading independent fabricators located in the south-central United States who then shear and bend the rebar to meet engineering or architectural specifications for construction projects. The Company produces rebar at the Sand Springs Facility rolling mill, where the bars are rolled in standard diameters from #4 bar ( 1/2 inch or 13mm) to #18 bar (2 1/4 inches or 57mm) and sheared to standard lengths from 20 feet to 60 feet. To provide rapid response to customer needs, the Company usually maintains a finished goods inventory of 25,000 to 35,000 tons of rebar. Sales of rebar constituted approximately 32% of total Company revenues in fiscal 1997.

  Rebar demand is driven by trends in commercial and industrial construction and infrastructure investment. During periods of overall reduced steel industry demand, the Company has maintained relatively stable rebar sales volume due to the levels of public and private sector investment in buildings, plants, facilities and infrastructure in the south-central United States. The Company has worked successfully to build and maintain long-term relationships with its customers by providing them with competitive pricing, assured product availability and reliable, prompt delivery and service. This strategy permits the fabricators to compete successfully in the construction and infrastructure markets, thus reinforcing the Company's relationships with such fabricators. The Company believes that it is the primary and, in most cases, the sole supplier to substantially all of its customers. In fiscal 1997, the Company's 10 largest rebar customer accounts represented approximately 80% of total rebar sales. Of the 10 largest rebar customers in fiscal 1997, eight were among the Company's 10 largest rebar customer accounts for fiscal 1996, 1995, 1994 and 1993.

  Due to the importance of pricing, freight costs and delivery response time, sales of rebar tend to be concentrated within close geographic proximity to a rebar manufacturer's mini-mill. The following map depicts the Company's rebar market in the geographic area surrounding the Sand Springs Facility.

[MAP OF SOUTH CENTRAL UNITED STATES SHOWING COMPANY'S REBAR MARKET BY A DOTTED LINE FORMING A CIRCLE THROUGH THE STATES OF ARKANSAS, OKLAHOMA, TEXAS, KANSAS, NEBRASKA AND MISSOURI]

  In the Company's primary market area of Oklahoma, Kansas and portions of Nebraska, Missouri, Arkansas and northern Texas, the Company enjoys a freight advantage over its competitors and believes it has a market share in excess of 50%. Approximately half of the Company's rebar shipments are made in this primary market area. The remaining rebar shipments are made in the adjacent regions of Nebraska, Missouri, Arkansas and Texas and in Louisiana, New Mexico and Colorado. Since pricing, freight costs and delivery response times are important competitive factors in the rebar market, the Company believes that efforts to penetrate more distant markets would be uneconomical or impractical.

  Fabricated Products. The Company manufactures two fabricated steel products: fence post and fabricated rebar, including epoxy-coated rebar, which are sold to distributors and farm cooperatives. Fence post is produced in two weights (1.25 pounds per foot and 1.33 pounds per foot), in orange and green colors and various lengths from 4 feet to 8 feet. The Company manufactures approximately 24,000 tons of fence post annually on a five day, one-shift basis at a post shop located adjacent to the New Rolling Mill. The Company believes that its fence post is recognized as a quality leader in the industry. Fabricated products sales constituted approximately 14% of total Company revenues in fiscal 1997. The majority of the Company's fence post sales are concentrated in the Oklahoma, Kansas, Missouri, Texas and Arkansas market area, and the Company believes that it is the primary supplier of fence post with more than half of the market in that area. The Company's 5 largest customer accounts represented approximately 75% of total fence post shipments in fiscal 1997.

  Fabricated rebar is shipped from the Kansas City Plant to highway and construction contractors in Missouri, Kansas, Nebraska and in contiguous markets. In recent years, the Company has experienced increased demand from contractors bidding on infrastructure projects for fabricated rebar which is epoxy-coated prior to fabrication to protect against corrosion in the field. This has provided the Kansas City Plant with a competitive advantage and contributed to a growth in shipments. The Company believes that its epoxy coating line, the only one located in the Kansas City, Missouri market, provides a competitive advantage in securing contracts.

  On October 28, 1997, the Company acquired (the "Acquisition") all of the issued and outstanding capital stock of Waddell's Rebar Fabricators, Inc. ("Waddell"), pursuant to a Stock Purchase Agreement among the Company, Waddell and the former stockholders of Waddell. The Acquisition purchase price consisted of (i) $1,040,000 in cash, subject to post-closing adjustment based upon the actual net worth of Waddell on the closing date, and (ii) secured, subordinated promissory notes (the "Notes") in an aggregate principal amount of $2,000,000, which Notes mature in four years and accrue interest at NationsBank's prime rate minus 1/2 of one percent per annum. The Notes are secured by the Company's pledge of the capital stock of Waddell. Waddell is a rebar fabricator located in Independence, Missouri which specializes in smaller volume, higher value added construction contracts. Although the Company will maintain Waddell as a separate subsidiary for the foreseeable future, the Company intends to integrate the management of Waddell with the management of the Company's rebar fabrication plant in Kansas City, Missouri.

  Billets. The Company sells billets to other steel mills or forgers for conversion into finished products. Most sales are made to a single dedicated account and a portion are sold in the "spot" market and later exported to markets in Mexico, South America and the Caribbean. Sales volume potential and pricing for billets, particularly in the spot market, is highly variable. The dominant competitive factors are availability and price. To meet customer and finished product specifications, the Company produced in excess of 100 grades of billets during fiscal 1997. Billet sales to third parties are dependent on the Company's own billet requirements and market conditions that vary widely. In the past three fiscal years, billets sales to third parties have ranged between 8% and 18% of the Company's total revenues. Billet sales constituted approximately 8% of total Company revenues in fiscal 1997.

  The Company's business strategy includes shifting away from selling billets toward utilizing billets internally to produce higher value added finished products. After completion of the Shear Line Project, the Company expects to increase its production of hot rolled bar products which will increase its need for billets and, accordingly, fewer billets will be available for sale to third parties.

  The Railway Company. The Railway Company operates approximately seven miles of rail line between Sand Springs and Tulsa, Oklahoma, serving primarily the operations of the Sand Springs Facility and, to a lesser extent, third parties. The Railway Company's revenues from third parties constituted approximately 2% of total Company revenues in fiscal 1997.

MANUFACTURING PROCESS

  The Company's primary manufacturing facility is the Sand Springs Facility, where it conducts a full range of steelmaking activities, including the melting and casting of billets and the processing of billets into rebar, steel fence posts and a range of hot rolled bar products. The Company has recently completed construction, installation and final commissioning of the $22 million New Rolling Mill at the Sand Springs Facility, which has increased productivity and efficiency in the manufacturing of rebar and has enabled the Company to produce certain higher quality hot rolled bar products that it was previously unable to produce. From the Sand Springs Facility, the Company also transfers billets to its two rolling mills at the Joliet Facility, where it produces high end specialty hot rolled bar products. The Company also operates a rebar fabrication plant in Kansas City, Missouri. The Sand Springs Facility and the Joliet Facility received ISO 9002 quality certification in November 1995 and June 1996, respectively.

  At the Sand Springs Facility, steel scrap is conveyed by rail car from the Company's scrap yard to the facility's melt shop, where the steel scrap is melted with electricity in two 85-ton electric arc furnaces. During the scrap melting process, impurities are removed from the molten steel. The molten steel is then poured into a ladle, where metal alloys are added to obtain desired chemical compositions. The molten steel is then conveyed to a six-strand continuous caster which casts various types of billets. The continuous caster is capable of forming billets up to 8 inches square and 50 feet long. These billets are then reheated, rolled and shaped into various finished steel products at the Sand Springs or Joliet rolling mills or, to a lesser extent sold to third parties. The Sand Springs rolling mill produces rebar, "T" sections which are further processed into fence posts and a range of hot rolled bar products. The rolling mills at the Joliet Facility produce an extensive range of hot rolled bar products.

  The diagram below depicts the Company's steel manufacturing process as currently conducted.

                [CHART SHOWING STEPS OF MANUFACTURING PROCESS]

SALES AND MARKETING

  Hot rolled bar products produced at the Joliet Facility are sold regionally by the Company's sales personnel and nationally through commissioned sales representatives under exclusive agency agreements with the Company. Hot rolled bar products produced at the Sand Springs Facility and rebar are sold through the Company's own sales force and sales agencies which also service the Joliet Facility. The Company markets fence post directly to farm cooperatives and to fence post distributors. While some billets are sold through semi-finished steel brokers on the "spot" market, most is sold through one dedicated account. After completion of the Shear Line Project, the Company's internal billet requirements will increase and the availability of billets for sale to third parties will decrease accordingly. As a result of adverse weather conditions which impact construction activities and a normal seasonal downturn in manufacturing levels, the Company typically experiences lower sales volumes in its third fiscal quarter.

RAW MATERIALS

  The Company's primary raw material is steel scrap, which is generated principally from industrial, automotive, demolition, railroad and other scrap sources and is purchased by the Company in the open market through a limited number of steel scrap brokers and dealers or by direct purchase. The cost of steel scrap is subject to market forces, including demand by other steel producers. The cost of steel scrap to the Company can vary significantly, and product prices generally cannot be adjusted in the short-term to recover large increases in steel scrap costs. Over longer periods of time, however, product prices and steel scrap prices have tended to move in the same direction.

  The long-term demand for steel scrap and its importance to the domestic steel industry may be expected to increase as mini-mill producers continue to expand steel scrap-based electric arc furnace capacity with additions to or replacements of existing integrated facilities. For the foreseeable future, however, the Company believes that supplies of steel scrap will continue to be available in sufficient quantities. In addition, a number of technologies exist for the processing of iron ore into forms which may be substituted for steel scrap in electric arc furnace-based steelmaking. Such forms include direct-reduced iron, iron carbide, hot-briquette iron and pig iron. A sustained increase in the price of steel scrap could result in increased use of these alternative materials. The Company has successfully employed scrap substitutes in its manufacturing process to achieve quality characteristics and expects to increase its usage of such substitutes in the future.

ENERGY

  The Company's manufacturing process consumes large amounts of electricity. The Company purchases its electrical needs at the Sand Springs Facility from Public Service of Oklahoma ("PSO") under a real time pricing tariff which is available only to PSO's largest customers. Under this tariff, the Company purchases its base load at a contracted amount adjusted for fuel costs and then purchases or sells power on an hour-by-hour basis at rates which approximate PSO's incremental costs plus a small markup. Historically, the Company has been adequately supplied with electricity and does not anticipate any material curtailment in its operations resulting from energy shortages.

  The Company believes that its utility rates are among the lowest in the domestic mini-mill steel industry. As one of PSO's two largest customers, the Company is able to obtain low rates from PSO. PSO is able to generate electricity at relatively low rates, as its electric load is generated using western coal and local natural gas as compared to the higher costs of electric utilities that generate electric load using oil or nuclear power.

  The Company also uses natural gas to reheat billets, but is not considered a large natural gas user. Since deregulation of the natural gas industry, natural gas requirements generally have been provided through negotiated contract purchases of well-head gas with supplemental transportation through local pipeline distribution networks. Although increases in the price of natural gas might have an adverse impact on the Company's cost structure and the Company's profitability, any such price increases would be likely to similarly affect competitors using natural gas and/or electricity generated by natural gas. The majority of the Company's natural gas needs (both to reheat billets and as a consumer of the electricity generated by natural gas) are at the Sand Springs Facility in Oklahoma, a state with excess natural gas supplies. Historically, the Company has been adequately supplied with natural gas and an adequate supply is expected to be available in the future.

COMPETITION

  The Company competes with a number of domestic mini-mills in each of its market segments. There are common competitive factors in the steel bar business--price, proximity to market, quality and service, for example-- although their relative importance varies in the different market segments.

  In the market for hot rolled bar products, the Joliet Facility occupies a niche position at the specialty end of the product range. The Company believes that it is the sole supplier of several particular shapes, sizes or steel chemistries to certain customers. In other cases, the Company competes with a limited number of other producers of specialty hot rolled bar products, including Calumet Steel Company, Kentucky Electric Steel Co., Laclede Steel Company and Northwestern Steel and Wire Company. From Sand Springs and to a much lesser degree from Joliet, the Company competes with mini-mill producers of standard hot rolled bar products, including Chaparral Steel Co., North Star Steel Co. and Structural Metals, Inc. Competitors vary from customer to customer depending on product specifications and requirements for order sizes and inventory support.

  Since pricing, freight costs and delivery times are the most important competitive factors in the sale of rebar, sales tend to be concentrated within about 350 miles of a mini-mill. In the south-central United States, the Company believes it enjoys a competitive advantage as the closest mill serving an area comprising Oklahoma, Kansas, western Missouri and Arkansas, and parts of northern Texas. The majority of the Company's rebar tonnage was shipped to this area in fiscal 1997, which the Company believes equated to in excess of 50% of the market share. In surrounding geographical areas, the Company competes with a number of other mini-mills, principally Chaparral Steel Co. and Structural Metals, Inc.

  The Company is not in competition with foreign or integrated steel producers. These mills have cost and freight disadvantages compared to the Company and other domestic mini-mills which effectively preclude them from competing in the relatively low priced hot rolled bar product and rebar markets.

  Competitive factors in fence post sales include product quality measured by durability, price, appearance, workmanship, freight costs and delivery response time. The Company believes that the high quality of its fence post combined with a more aggressive sales effort has contributed to an increase in market penetration in fiscal 1996 and fiscal 1997. Competitors include Southern Post Co. and Chicago Heights Steel Co.

  For fabricated rebar, primary competitors are independent fabrication shops which are furnished with rebar from other mini-mills in the Midwest. In recent years, the Company believes that increased demand for epoxy-coated product from contractors bidding on infrastructure projects has provided the Kansas City Plant with a competitive advantage and contributed to growth in shipments. Other competitive factors include delivery performance, engineering support, accurate fabrication and competitive pricing.

EMPLOYEES

  As of October 31, 1997, there were approximately 614 employees of the Company. Approximately 68% of the Company's employees are represented by one of three bargaining units affiliated with the United Steelworkers of America. The Company is party to a collective bargaining agreement covering approximately 250 hourly-paid production and maintenance employees at the Sand Springs Facility. This agreement, which was negotiated as of March 2, 1997, is for a three year period expiring on March 1, 2000. The agreement included wage increases, certain benefit increases and changes to local work rules. The agreement also allowed the Company to reduce and reorganize its hourly workforce by approximately 70 positions, primarily maintenance related. Of the 70 positions, 42 were eliminated through retirement offers effective June 1, 1997 and the remaining positions have been eliminated through attrition.

  The Company is also party to a collective bargaining agreement covering approximately 148 hourly-paid production and maintenance employees at the Joliet Facility, which expires on March 1, 1999 and a collective bargaining agreement covering approximately 20 employees at the Kansas City Plant which expires on October 31, 1999. The Railway Company has approximately 19 employees who are represented by various labor unions. The Company believes that it has maintained good relationships with its labor unions in the past, but there can be no assurance that the terms of any future collective bargaining agreements with any labor unions will contain terms comparable to the terms contained in its existing collective bargaining agreements.

  Since the last national, industry-wide strike of steelworkers in 1959, the Company has experienced only a five-day strike at the Sand Springs Facility in May 1988 and a work stoppage at the Kansas City Plant after the expiration of its collective bargaining agreement in September 1991. The Company has not experienced a protracted work stoppage at either the Sand Springs Facility or the Joliet Facility, and believes that it has good relations with its employees, but there can be no assurance that work stoppages will not occur in the future, in connection with labor negotiations or otherwise.

ENVIRONMENTAL COMPLIANCE

  The Company is subject to a broad range of Federal, state and local environmental requirements, including those governing air emissions and discharges into water, and the handling and disposal of wastes. The Company has spent substantial amounts to comply with these requirements. In addition, in the event of a release of hazardous materials generated by the Company, the Company could potentially be responsible for the remediation of contamination associated with such a release.

  Primarily because the melting process at the Sand Springs Facility generates emission dust that contains lead, cadmium and other heavy metals, the Company is classified, in the same manner as other similar mini-mills in its industry, as a generator of hazardous waste. The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates the management of emission control sludge/dust from electric arc furnaces ("K061"), a waste stream generated in significant quantities at the Sand Springs Facility. All of the K061 generated at the Sand Springs Facility is shipped to Mexico, where a High Temperature Metals Recovery processor, Zinc Nacional, S.A., recovers the zinc, lead and cadmium and manufactures commercial and high purity zinc products. If a release of K061 were to occur, the Company could be required to remediate such release. Although current law permits the export of K061, there can be no assurance that new United States legislation prohibiting the export of hazardous waste materials or new Mexican legislation prohibiting the import of such materials, including K061, will not be enacted. In that event, the Company would have to find an alternative means of treatment or disposal of the K061 in compliance with RCRA. The Company believes that it could properly dispose of the K061 generated at the Sand Springs Facility by constructing an on-site recovery or chemical stabilization process or by shipping the K061 to a licensed domestic treatment facility. However, there can be no assurance as to the availability of such alternatives or that their construction and/or use would not result in significant cost increases.

  In accordance with the Clean Air Act Amendments of 1990 ("CAAA") and Oklahoma's State Implementation Plan, the Sand Springs Facility submitted a Title V application for an operating permit in January 1997. Because this application has been ruled administratively complete, the Company is continuing to operate pending final approval, which it anticipates receiving in calendar 1998. If approved, the CAAA operating permit would require neither process modifications nor continuous emissions monitoring. Additional or new air emission control regulations or requirements applicable to the Company's operations may be promulgated under the Clean Air Act in the future. The Company cannot at this time accurately estimate the costs, if any, of compliance with such future Clean Air Act regulations or requirements.

  As discussed above under "Risk Factors--Environmental Compliance and Associated Costs", it is possible that EPA may identify violations of RCRA requirements as a result of the Compliance Evaluation Inspection conducted by EPA at the Sand Springs Facility in April 1997, and that EPA may seek penalties and/or corrective action relating to the Solid Waste Management Units identified at the Sand Springs Facility, including the three previously closed K061 landfills. While the Company believes that any such RCRA violations that may be identified by EPA will not result in penalties which will have a material adverse effect on the Company's results of operations or financial condition, the costs of corrective action (if any is required) cannot be predicted at this time and may be material. Apart from the issues associated with the April 1997 RCRA inspection conducted by EPA, the Company believes that it is currently in substantial compliance with applicable environmental requirements and does not anticipate the need to make substantial expenditures for environmental control or remediation measures during the next three years. See "Risk Factors--Environmental Compliance and Associated Costs."

PROPERTIES AND FACILITIES

  The Company owns the properties comprising the Sand Springs Facility and the Joliet Facility. The Sand Springs Facility is located on approximately 148 acres of land in Sand Springs, Oklahoma. The Joliet Facility is located on approximately 30 acres of land in Joliet, Illinois. The Company leases 9 acres of land adjacent to the Joliet Facility from the Metropolitan Water Reclamation District of Greater Chicago under a long term lease expiring in 2053. The Company also leases the Kansas City Plant, containing approximately 77,100 square feet. In addition, the Company owns 4.5 acres of land in Oklahoma City, Oklahoma that formerly comprised the Oklahoma City Mill.

  The Sand Springs Facility comprises an aggregate of approximately 520,390 square feet of floor space and contains two 85-ton electric arc furnaces, a six strand billet continuous caster, a rolling mill, two warehouses and a fence post shop. The current total annual capacity of the Sand Springs Facility is approximately 600,000 tons of billet, approximately 320,000 tons of rebar and hot rolled bar and approximately 70,000 tons of fence post. After completion of the Shear Line Project, the annual capacity of rebar and hot rolled bar products is expected to increase to 450,000 tons.

  The Joliet Facility comprises an aggregate of approximately 334,305 square feet of floor space and contains a 12 inch merchant bar mill and a 10 inch merchant bar mill. The total annual capacity of the Joliet Facility is approximately 155,000 tons of hot rolled bar products.

  The Railway Company provides freight service between Sand Springs and Tulsa on seven miles of mainline track and 21 miles of spur line which connect customer facilities with the main line. The Railway Company owns the mainline track and three locomotives and operates a maintenance shop for normal repairs and upkeep. The Railway Company also leases and operates a transload facility and warehouse.

  The Railway Company has granted a security interest in substantially all of its assets to the Bank of Oklahoma as security for the Railway Company's obligations under the Railway Revolving Credit Facility and the Railway Term Loan.

  The Company will grant a first priority lien on substantially all of Sheffield's real property and equipment in favor of the Trustee for the benefit of the holders of the First Mortgage Notes. See "Description of First Mortgage Notes--Security" and "--Intercreditor Agreement."

LEGAL PROCEEDINGS

  The Company is not a party to any significant pending legal proceedings other than litigation incidental to its business which the Company believes will not materially affect its financial position or results of operations. Such claims against the Company are ordinarily covered by insurance. There can be no assurance, however, that insurance will be available in the future at reasonable rates.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of December 15, 1997 are as follows:

   NAME                     AGE                            POSITION
   ----                     ---                            --------
   Robert W. Ackerman......  59 President and Chief Executive Officer, Director
   John F. Lovingfoss......  60 Vice President--Sales and Marketing
   Alton W. Davis..........  49 Vice President--Operations
   Dale S. Okonow..........  41 Vice President and Secretary, Director
   Stephen R. Johnson......  46 Vice President, Chief Financial Officer and Assistant Secretary
   Leslie L. Kelly.........  31 Controller
   Steven E. Karol.........  43 Chairman of the Board, Director
   Jane M. Karol...........  35 Director
   Howard H. Stevenson.....  56 Director
   John D. Lefler..........  51 Director

  Robert W. Ackerman. Mr. Ackerman has been President and Chief Executive Officer and a Director since 1992. From 1988 to 1992, Mr. Ackerman was the President and Chief Executive Officer of Lincoln Pulp & Paper Co., Inc. From 1986 to 1988 Mr. Ackerman taught in the Advanced Management Program at the Harvard University Graduate School of Business Administration. Mr. Ackerman serves as a director of Gulf States Steel, Inc. of Alabama ("Gulf States") and The Baupost Fund and Atlantic Investors, Inc.

  John F. Lovingfoss. Mr. Lovingfoss has been Vice President-Sales and Marketing since 1984. From 1958 to 1984, Mr. Lovingfoss held various positions with the Company in sales, marketing and management.

  Alton W. Davis. Mr. Davis has been Vice President-Operations since August 1996. From 1986 to 1996, he was Vice President and General Manager of Ameristeel's Jacksonville, Florida location. Prior to that, he held various management positions with both Bayou Steel and Chaparral Steel.

  Dale S. Okonow. Mr. Okonow has been Vice President and Secretary since 1988 and a Director since 1990. Prior to 1988, Mr. Okonow was an associate with the law firm of Proskauer Rose Goetz & Mendelsohn in New York City. Mr. Okonow was Vice President and General Counsel of HMK Enterprises, Inc. ("HMK") from 1988 to 1990 and has been a Senior Vice President and Chief Financial Officer of HMK since 1990. Mr. Okonow also serves as Vice President, Secretary and a Director of Gulf States.

  Stephen R. Johnson. Mr. Johnson has been Vice President-Chief Financial Officer since 1995. From 1977 to 1995 Mr. Johnson held various other positions with the Company, including the position of Vice President-Administration and Treasurer and Vice President-MIS and Business Planning.

  Leslie L. Kelly. Ms. Kelly has been Controller of the Company since 1996. From 1993 to 1996, Ms. Kelly was the Assistant Controller of Integrity Music, Inc. From 1988 to 1992, Ms. Kelly was employed by the accounting firm, KPMG Peat Marwick LLP.

  Steven E. Karol. Mr. Karol has been a Director of the Company since 1981 and Chairman of the Board since 1983. Mr. Karol is also President and Chief Executive Officer and Chairman of the Board of HMK. Mr. Karol also serves as Chairman of the Board of Directors of Gulf States and is a Director of Stocker and Yale. Mr. Karol is the brother of Jane M. Karol.

  Jane M. Karol. Ms. Karol has been a Director since 1991. Ms. Karol is a Director of HMK. Ms. Karol is also the sister of Steven E. Karol.

  Howard H. Stevenson. Dr. Stevenson has been a Director since 1993. Since 1982, Dr. Stevenson has been Sarofim-Rock Professor of Business Administration at the Harvard University Graduate School of Business Administration. He is also a Senior Associate Dean and Director of Financial and Information Systems for Harvard Business School from 1991 to 1994. Dr. Stevenson also sits on the boards of Harvard Business School Publishing Corporation, Camp Dresser & McKee, Landmark Communications, Gulf States, The Baupost Group, Inc., The Baupost Fund, Bessemer Securities Corporation, African Communications Group, and Terry Hinge and Hardware.

  John D. Lefler. Mr. Lefler has over 28 years of experience in the steel industry and has been the President and Chief Executive Officer of Gulf States since May 1993. Mr. Lefler has served Gulf States in various management positions since 1986. Prior to joining Gulf States, he worked at USX for more than 18 years in various management positions. Mr. Lefler serves as a Director of Gulf States and First Alabama Bank.

BOARD COMMITTEES

  Audit Committee. The Audit Committee, which met once during fiscal 1997, has two members, Mr. Okonow and Mr. Ackerman. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The findings of this committee are reviewed by the Board of Directors.

  Stock Compensation Committee. The Stock Compensation Committee has three members, Mr. Karol, Mr. Okonow and Mr. Ackerman. The Stock Compensation Committee did not meet during fiscal 1997. The Stock Compensation Committee administers the Company's 1993 Employee, Director and Consultant Stock Option Plan. See "--Stock Option Plan."

  Compensation Committee. The Company does not have a standing Compensation Committee. Recommendations concerning salaries and incentive compensation (other than stock options) for employees of the Company (other than Mr. Ackerman) are made by Mr. Ackerman and are reviewed by the Board of Directors. Recommendations concerning Mr. Ackerman's salary and incentive compensation (other than stock options) are made by Mr. Karol and are reviewed by the Board of Directors.

ELECTION AND COMPENSATION OF DIRECTORS

  Ninety percent of the outstanding shares of the Common Stock is currently owned by HMK, an affiliate of Watermill Ventures Ltd., which is in turn 100% owned by members of the Karol family. Consequently, certain members of the Karol family together beneficially own substantially all of the outstanding shares of the Company's common stock and are able to determine the outcome of all matters required to be submitted to stockholders for approval, including the election of directors. See "Security Ownership of Certain Beneficial Owners and Management."

  Dr. Stevenson and Mr. Lefler each receive an annual retainer of $4,000, payable quarterly, and a meeting fee of $1,500 for each meeting of the Board of Directors attended. The Company reimburses ordinary and necessary out-of-pocket expenses incurred by any Director in connection with his or her services. In addition, Directors of the Company are eligible to receive non-qualified stock options under the Company's 1993 Employee, Director and Consultant Stock Option Plan (the "Stock Option Plan"). As of October 31, 1997, no Director had been granted any stock options for services as a Director of the Company. See "--Stock Option Plan."

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table includes, for the fiscal year ended 1997, individual compensation information for: (i) the Company's Chief Executive Officer (the "CEO") and (ii) each of the other most highly compensated persons who were serving as executive officers of the Company (other than the CEO) at the end of fiscal 1997 whose salary and bonus earned during fiscal 1997 exceeded $100,000 (collectively, the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                        ANNUAL COMPENSATION            AWARDS
                              FISCAL  --------------------------    ------------
NAME AND PRINCIPAL POSITION   YEAR(1)  SALARY      BONUS  OTHER      # OPTIONS
---------------------------   ------- --------    ------- ------    ------------
Steven E. Karol, Chairman of
 the Board..................   1997   $250,000    $70,000 $  --             --
Robert W. Ackerman,
 President and
 Chief Executive Officer....   1997    275,000     10,000    --     253,125.000
Dale S. Okonow, Vice
 President and Secretary....   1997    175,000        --     --      56,953.125
Alton W. Davis, Vice
 President--Operations......   1997    127,000(2)  10,000 46,000(3)  25,000.000
John F. Lovingfoss, Vice
 President--Sales...........   1997    150,000     10,000    --      56,953.125
Stephen R. Johnson, Vice
 President and
 Chief Financial Officer....   1997    150,000     10,000    --      35,312.500

--------
(1) Pursuant to the Instructions to Item 402(b) of Regulation S-K, information with respect to fiscal years prior to fiscal 1997 has not been included.

(2) Mr. Davis was hired on August 12, 1996.

(3) Represents moving and related expenses for Mr. Davis.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     PERCENT
                                     OF TOTAL              POTENTIAL REALIZABLE VALUE
                         NUMBER OF   OPTIONS               AT ASSUMED ANNUAL RATES OF
                         SECURITIES GRANTED TO              STOCK PRICE APPRECIATION
                         UNDERLYING EMPLOYEES                    FOR OPTION TERM
                          OPTIONS   IN FISCAL  EXERCISE OR ---------------------------
NAME                     GRANTED(1)    YEAR    BASE PRICE       5%           10%
----                     ---------- ---------- ----------- ------------ --------------
Steven E. Karol.........      --       -- %      $  --     $        --  $          --
Robert W. Ackerman......      --       --           --              --             --
Dale S. Okonow..........      --       --           --              --             --
Alton W. Davis..........   25,000       49        20.52         835,623      1,330,590
John F. Lovingfoss......      --       --           --              --             --
Stephen R. Johnson......   10,000       20        20.52         334,239        532,236

--------
(1) All the options were granted under the Stock Option Plan. The options granted to the named executive officers during 1997 are incentive and non-qualified stock options and vest on April 30, 1999.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  During the fiscal year ended April 30, 1997, none of the named executive officers exercised stock options. The following table provides information regarding the number of exercisable stock options as of April 30, 1997 and the value of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                         NUMBER OF SECURITIES UNDERLYING        VALUE OF THE UNEXERCISED
                              UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                 FISCAL YEAR END                     FISCAL YEAR END
                         ----------------------------------- -------------------------------
NAME                      EXERCISABLE      UNEXERCISABLE(2)  EXERCISABLE(1) UNEXERCISABLE(2)
----                     ---------------- ------------------ -------------- ----------------
Steven E. Karol.........              --                 --    $      --           --
Robert W. Ackerman......      253,125.000                --     3,133,502          --
Dale S. Okonow..........       56,953.125                --       705,114          --
Alton W. Davis..........              --          25,000.000          --           --
John F. Lovingfoss......       56,953.125                --       705,114          --
Stephen R. Johnson......       25,312.500         10,000.000      313,384          --

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $19.788, as determined by the performance-based formula prescribed in the non-qualified and incentive agreements entered into pursuant to the Stock Option Plan.

(2) The exercise price of Messrs. Davis and Johnson's unexercisable options was higher than the fair market value and thus none of such options were "in-the-money" as of such date.

STOCK OPTION PLAN

  On September 15, 1993, the Board of Directors adopted, and the stockholders of the Company approved, the Company's Stock Option Plan. The Stock Option Plan provides for the grant of incentive stock options to key employees of the Company and non-qualified stock options to key employees, directors and consultants of the Company. A total of 580,000 shares of Common Stock, which would represent approximately 13.4% of the Company's Common Stock on a fully diluted basis, have been reserved for issuance under the Stock Option Plan upon the exercise of options. During the year ended April 30, 1997, 51,000 options were granted, leaving 456,000 options outstanding at April 30, 1997. The options granted on December 15, 1993 to the named executive officers are incentive stock options and non-qualified stock options and vested on April 30, 1996. The options granted during the year ended April 30, 1997 to the named executive officer are non-qualified and vest on April 30, 1999. The Stock Option Plan is administered by the Stock Compensation Committee of the Board of Directors. There were no stock options exercised during fiscal 1997.

EXECUTIVE INCENTIVE PLAN

  Each of the named executive officers, excluding Mesrs. Karol and Okonow, is eligible to receive bonus compensation under the Company's Executive Bonus Plan (the "Incentive Plan"). The Incentive Plan provides that (i) in the event that actual pre-tax profit for any fiscal year equals or exceeds budgeted pre-tax profit for such year, participants in the Incentive Plan will be paid a bonus ranging from 30% to 50% of such participant's base salary and (ii) in the event that actual pre-tax profit for any fiscal year does not meet budgeted pre-tax profit for such year, by less than 20%, the Company's Board of Directors may, at its discretion, (A) establish a bonus pool of up to 20% of the total base pay of all participants in the Incentive Plan and (B) award bonus payments from such bonus pool, if any, to participants in the Incentive Plan. Such bonus payments, if any, are to be based upon (x) the individual performance of such participant, (y) the performance of such participant's department and (z) such participant's contribution to the Company's overall performance. Bonuses, if any, are required to be paid within 90 days after the Company's fiscal year end.

PENSION PLAN

  The Company maintains a retirement plan that is an Internal Revenue Code (the "Code") qualified defined benefit pension plan (the "Pension Plan"). At normal retirement date (age 65 or completion of 30 years of service), a participant is paid a pension equal to the sum of: (a) the product of the participant's years of plan service from September 1, 1981 through December 31, 1984 and 1.25% of his average monthly compensation (up to $12,500), determined over the participant's highest five consecutive years; and (b) the product of the participant's years of plan service after January 1, 1985 and 0.9% of his average monthly compensation (up to $12,500) as defined above. The normal form of pension is a lifetime annuity with a 50% survivor pension for any surviving spouse. Optional forms of payment are available and are actuarially equivalent to a lifetime annuity without surviving spouse benefits. The Pension Plan also provides for early retirement benefits on an actuarially reduced basis for participants who reach age 55 with at least 10 years of service. Vested retirement benefits are available for participants who are terminated with at least five years of plan service. Although the pension is reduced to the extent of any profit sharing retirement annuity provided by discretionary contributions under the Sheffield Steel Corporation Thrift and Profit Sharing Plan (the "Profit Sharing Plan"), no such discretionary contributions have been made to the Profit Sharing Plan.

  Years of service for purposes of the Pension Plan with respect to the named executive officers are as follows: Mr. Ackerman, 5 years; Mr. Lovingfoss, 37 years; Mr. Johnson, 20 years; and Mr. Davis, 1 year. Messrs. Karol and Okonow are excluded from the Pension Plan.

  The following table shows the projected annual pension benefits payable under the current pension plan at the normal retirement age of 65:

                        ANNUAL NORMAL PENSION BENEFITS
                          FOR YEARS OF SERVICE SHOWN

                                                    YEARS OF SERVICE
                                         ---------------------------------------
     ANNUAL BASE SALARY                    15      20      25      30      35
     ------------------                  ------- ------- ------- ------- -------
     $100,000........................... $13,500 $18,000 $22,500 $27,000 $31,500
      125,000...........................  16,875  22,500  28,125  33,750  39,375
      150,000 and above.................  20,250  27,000  33,750  40,500  47,250

THRIFT AND PROFIT SHARING PLAN

  The Company's Profit Sharing Plan is a Code-qualified defined contribution plan which permits its employees to elect "after-tax" payroll deductions between 4% and 14% of compensation. The Profit Sharing Plan also provides for additional discretionary contributions by the Company, which would be allocated according to compensation ratios and, to the extent permitted by the Code, according to compensation in excess of the FICA taxable wage base. Discretionary Company contributions are forfeited by terminated employees with less than five years of service. Discretionary contributions would offset pensions under the Pension Plan described above, but no discretionary Company contributions have been made to the Profit Sharing Plan.

401(K) RETIREMENT PLAN

  The Company also sponsors a plan which permits eligible employees of the Company to defer compensation to the extent permitted by Section 401(k) of the Code (the "Retirement Plan"). The Retirement Plan permits, but does not require, discretionary Company contributions. The Company made contributions of approximately $81,000 to the Joliet Facility's 401(k) plan for the year ended April 30, 1997.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  HMK currently owns 90% of the issued and outstanding shares of the Common Stock. HMK is a Massachusetts-based privately-owned holding company engaged in manufacturing and distribution businesses through two principal operating groups.

  The table below sets forth certain information regarding beneficial ownership of the Common Stock as of December 15, 1997 by (i) each current director of the Company, (ii) each of the named executive officers, (iii) all current directors and officers of the Company as a group and (iv) each person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                                        BENEFICIAL
                                                      OWNERSHIP(A)(B)
                                                     --------------------
                                                     NUMBER OF
                  NAME AND ADDRESS**                  SHARES      PERCENT
                  ------------------                 ---------    -------
   Steven E. Karol.................................. 1,614,397     40.62%(c)(e)
   HMK Enterprises, Inc.
   800 South Street
   Waltham, MA 02154
   Jane M. Karol.................................... 1,614,397     40.62%(d)(e)
   HMK Enterprises, Inc.
   800 South Street
   Waltham, MA 02154
   Robert W. Ackerman...............................   286,875(f)   7.22%
   Sheffield Steel Corporation
   220 N. Jefferson
   Sand Springs, OK 74063
   John F. Lovingfoss...............................    90,703(g)   2.28%
   Dale S. Okonow...................................    74,078(h)   1.86%
   Stephen R. Johnson...............................    25,313(i)     *
   Alton W. Davis...................................       --         *
   Howard H. Stevenson..............................       --         *
   John D. Lefler...................................       --         *
   All current executive officers, directors and
    nominees of the Company
    as a group (9 persons).......................... 3,705,743(j)  93.24%

--------
 * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock

** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

(a) The number of shares of Common Stock issued and outstanding on December 15, 1997 was 3,569,625. The calculation of percentage ownership of each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at December 15, 1997, plus shares of Common Stock subject to options or warrants held by such person at December 15, 1997 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as otherwise noted.

(b) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 under the Exchange Act.

(c) Of the 1,614,397 shares of Common Stock beneficially owned by Mr. Karol, 11,272 shares, or .33%, are owned of record by him. Mr. Karol also owns
    74.7634 shares of the Class A common stock, $1.00 par value, of HMK (the "HMK Class A Common Stock"), which shares constitute 50% of the issued and outstanding shares of HMK Class A Common Stock. Of the 1,614,397 shares of Common Stock beneficially owned by Mr. Karol, 1,603,125 shares, or 47.5%, are deemed to be beneficially owned by Mr. Karol by virtue of his ownership of such shares of HMK Class A Common Stock.

(d) Of the 1,614,364 shares of Common Stock beneficially owned by Ms. Karol, 11,239 shares, or .33%, are owned of record by her. Ms. Karol also owns
    74.7634 shares of HMK Class A Common Stock, which shares constitute 50% of the issued and outstanding shares of HMK Class A Common Stock. Of the 1,614,364 shares of Common Stock beneficially owned by Ms. Karol, 1,603,125 shares, or 47.5%, are deemed to be beneficially owned by Ms. Karol by virtue of her ownership of such shares of HMK Class A Common Stock.

(e) Each of Steven E. Karol and Jane M. Karol own 74.7634 shares of HMK Class A Common Stock, constituting 50% of the issued and outstanding shares of HMK Class A Common Stock and 100% of the issued and outstanding shares of HMK Class A Common Stock in the aggregate. HMK Class A Common Stock is the only class of voting stock of HMK issued and outstanding. For purposes of determining beneficial ownership of Common Stock as reported in the table above, ownership of any class of non-voting stock of HMK has not been included.

(f) Includes 253,125 shares which Mr. Ackerman may acquire upon the exercise of options within 60 days after December 15, 1997.

(g) Includes 56,953 shares which Mr. Lovingfoss may acquire upon exercise of options within 60 days after December 15, 1997.

(h) Includes 56,953 shares which Mr. Okonow may acquire upon exercise of options within 60 days after December 15, 1997.

(i) Includes 25,313 shares which Mr. Johnson may acquire upon the exercise of options within 60 days after December 15, 1997.

(j) Includes an aggregate of 392,344 shares which may be acquired upon the exercise of options within 60 days after December 15, 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

 HMK Management Consulting Services Agreement

  Sheffield has entered into a Management Consulting Services Agreement with HMK (the "Management Agreement"). The Management Agreement is terminable by either party thereto upon 180 days' prior written notice to the other party. Pursuant to the Management Agreement, HMK provides management and business consulting services to Sheffield and its subsidiaries as Sheffield may from time to time reasonably request, including, without limitation: financial and accounting management services; marketing services; executive personnel services; analyses and recommendations with respect to data processing systems and services; corporate development services; contract administration and limited legal services; representation and assistance in the audit process and coordination of accounting functions; negotiation and maintenance of insurance programs; and consultation and assistance in creating and maintaining deferred compensation, pension and profit sharing plans and other human resource related programs.

  As compensation for the management and business consulting services provided to the Company by HMK, Sheffield is obligated to pay to HMK a fee equal to 1/2 of 1% of the Company's consolidated sales, payable on a monthly basis. As additional compensation, Sheffield has agreed that all employees and directors (and their immediate family members) of HMK and its wholly-owned insurance services subsidiary will be covered under Sheffield's group health insurance plan, and that Sheffield is responsible for adjusting and paying all claims by such employees and directors (and their immediate family members) under Sheffield's group health insurance plan, without any cost or charge-back to, or any reimbursement from, HMK. In addition to the foregoing compensation, Sheffield is obligated to reimburse HMK for the cost of all travel, entertainment, telephone and other expenses incurred by HMK in performing its services under the Management Agreement.

  Management fees paid by the Company pursuant to previous agreements with HMK during fiscal 1995, 1996 and 1997 and for the six months ended October 31, 1997 were $598,000, $573,000, $569,000 and $314,000, respectively.

 Risk Management Solutions, Inc. Insurance Agreement

  The Company has entered into an Insurance Services Agreement (the "Insurance Agreement") with Risk Management Solutions, Inc. ("Risk Management"), a wholly-owned subsidiary of HMK. The Insurance Agreement is terminable by either party thereto upon 180 days' prior written notice to the other party. Pursuant to the Insurance Agreement, Risk Management provides insurance services to the Company and its subsidiaries, including, without limitation: procuring and maintaining property and casualty insurance coverage; maintaining accounting records for all administered insurance programs; reviewing and recommending alternative financing methods for insurance coverages; identifying and evaluating risk exposures; reviewing claims and expenses; budgeting for insurance expenses; and preparing and filing proof of loss statements for insured claims. As compensation for the insurance services provided to the Company and its subsidiaries, the Company is obligated to pay to Risk Management a fee equal to 15% of the total annual cost of the Company's insurance program, payable monthly. In addition to the foregoing compensation, the Company is obligated to reimburse Risk Management for the cost of all travel, entertainment, telephone and other expenses incurred by Risk Management in performing its services under the Insurance Agreement.

 HMK Income Tax Expense Allocation Policy and Tax Sharing Agreement

  HMK is the common parent of an "affiliated group" of corporations (as defined in the Code), which includes Sheffield and its subsidiaries, as well as other corporations controlled directly or indirectly by HMK. Pursuant to an Income Tax Expense Allocation Policy and Tax Sharing Agreement effective May 1, 1991 among HMK and Sheffield and its subsidiaries (the "Tax Sharing Agreement"), the determination/allocation of income tax expense (current and deferred) among members of the affiliated group or subgroup shall, for purposes of the separate financial statements of the affiliated group or subgroup (or any member of the affiliated group or subgroup), be determined on a separate company basis as if the member computed its tax expense on a separate basis and, since the affiliated group has adopted the provisions of FASB Statement of Accounting Standards No. 109-- "Accounting for Income Taxes" (SFAS 109), (i) deferred taxes are allocated/recognized on a separate company basis for all affiliated group members that have temporary differences at the end of the relevant period,
(ii) income tax expense (current and deferred) is allocated/recognized on a separate company basis for all affiliated group members irrespective of the fact that the affiliated group has no current or deferred tax expense and
(iii) the determination/allocation of current and deferred income tax expense on a separate company basis is determined based on the principles of SFAS 109.

  Pursuant to the Tax Sharing Agreement, the affiliated group has elected to allocate the consolidated federal income tax liability of the affiliated group among the group's members pursuant to the consolidated return regulations of the Code. Notwithstanding such election, Sheffield and its subsidiaries will collectively pay to HMK, or the subsidiaries will each pay to Sheffield and Sheffield will pay to HMK, the members' share of their separately computed current tax expense as determined on a separate company basis, and the payment of such current tax expense will be determined irrespective of the fact that the affiliated group has no current tax expense, but after such income tax expense (current and deferred) has been allocated/recognized on a separate company basis for all affiliated group members irrespective of the fact that the affiliated group has no current or deferred tax expense. In the event that a temporary taxable difference originates within one member of the affiliated group and, as a result of the available elections, the temporary taxable difference will reverse within another member of the affiliated group, the member with whom the temporary taxable difference originated will reimburse the member with whom the temporary taxable difference will reverse, for the tax consequences resulting from the reversal of such differences. Such reimbursement will be given effect when the liability (current or deferred) is recognized by the member with whom the reversal will occur.

INDEBTEDNESS OF MANAGEMENT AND RELATED PARTIES

  As of the end of fiscal 1997, HMK owed an aggregate of $2.7 million to the Company. Of that amount, $2.2 million was related to certain tax attributes allocated to the Company pursuant to the Tax Sharing Agreement with HMK. Under that agreement, the receivable will be realized by reducing the future income taxes otherwise payable by the Company to HMK. The remaining $0.5 million relates to the Company's advance of funds to HMK to secure a letter of credit needed for the insurance program of the Company's Joliet facility.

  In September 1992, certain of the Company's officers, directors and members of the Karol family purchased an aggregate of 5% of the issued and outstanding shares of the Common Stock in exchange for an aggregate of $250,000 cash and $1,000,000 in non-recourse promissory notes secured by pledges of such stock. The non-recourse promissory notes evidencing each such shareholders' indebtedness bear interest at a rate of 7.61% and become due on February 1, 2007 or on such earlier date upon the occurrence of certain events as stated in the notes. During the year ended April 30, 1997, the Company signed an agreement to repurchase 50,625 shares of Common Stock from two former officers of the Company. Certain payments, including those to reacquire the Common Stock, are currently not permitted under the terms of the 2001 Notes and revolving credit agreements. As a result of this transaction, $300,000 of the promissory notes plus interest of $93,000 was satisfied and the Company recorded a note payable in the amount of $662,000 to the former shareholders. The note payable will accrue simple interest at 6.02% and will be repaid in five annual installments beginning when, and only when, the purchase of the shares is permitted under the Indenture and the Company's credit agreements. On December 12, 1997, the Company made the first installment on the notes.

  Each of Robert W. Ackerman, President and Chief Executive Officer and a Director of the Company and John F. Lovingfoss, Vice President-Sales and Marketing of the Company, purchased 1% of the issued and outstanding shares of Common Stock in exchange for $50,000 in cash and a non-recourse promissory note with an original principal balance of $200,000. The aggregate amount of indebtedness owed to the Company by each of such individuals as of April 30, 1997 is $270,596 ($200,000 principal amount and $70,596 of accrued interest). The largest amount of indebtedness outstanding during fiscal 1997 for each of Messrs. Ackerman and Lovingfoss was $270,596.

  Dale S. Okonow, Vice President, Secretary and a Director of the Company purchased 0.5% of the issued and outstanding shares of Common Stock in exchange for $25,000 in cash and a non-recourse promissory note with an original principal balance of $100,000. The aggregate amount of indebtedness owed to the Company by Mr. Okonow as of April 30, 1997 is $135,298 ($100,000 principal amount and $35,298 of accrued interest). The largest amount of indebtedness outstanding during fiscal 1997 for Mr. Okonow was $135,298.

  Each of Jane M. Karol, a Director of the Company and Joan L. Karol, mother of each of Jane M. Karol and Steven E. Karol, Directors of the Company, purchased 0.333% of the issued and outstanding shares of Common Stock in exchange for $16,665 in cash and a non-recourse promissory note with an original principal balance of $66,660. The aggregate amount of indebtedness owed to the Company by each of such individuals as of April 30, 1997 is $90,190 ($66,660 principal amount and $23,530 of accrued interest). The largest amount of indebtedness outstanding during fiscal 1997 for each of Jane
M. Karol and Joan L. Karol was $90,190.

  Steven E. Karol, Chairman of the Board of Directors of the Company, purchased 0.334% of the issued and outstanding shares of Common Stock in exchange for $16,670 in cash and a non-recourse promissory note with an original principal balance of $66,680. The aggregate amount of indebtedness owed to the Company by Mr. Karol as of April 30, 1997 is $90,215 ($66,680 principal amount and $23,535 of accrued interest). The largest amount of indebtedness outstanding during fiscal 1997 for Mr. Karol was $90,215.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and to the other agreements referenced herein.

COMMON STOCK

  As of December 15, 1997, there were 3,569,625 shares of Common Stock outstanding and held of record by eight stockholders. All of such shares are validly issued, fully-paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. The instruments governing the Company's outstanding indebtedness will require compliance with financial ratios and other related covenants which may prohibit the Company from paying dividends. See "Description of First Mortgage Notes." Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and liabilities.

WARRANTS

  Warrants to purchase 375,000 shares of Common Stock (the "Warrants") were issued under a Warrant Agreement (the "Warrant Agreement") between the Company and Shawmut Bank Connecticut, N.A., as Warrant Agent (the "Warrant Agent") in November 1993. As of December 15, 1997, Warrants to purchase 245,250 shares of Common Stock had been exercised.

  Each Warrant entitles the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, prior to 5:00 P.M., New York City time, on November 1, 2001, to purchase from the Company one (or such other number as may result from adjustments as provided in the Warrant Agreement) share of Common Stock (each, a "Warrant Share") at a purchase price of $.01 per share (the "Exercise Price"). The number of shares of Common Stock for which a Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

  Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of the Company.

  The number of Warrant Shares issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Common Stock payable in Common Stock or other capital stock; (b) subdivisions, combinations or certain reclassifications of Common Stock; (c) distributions to all holders of Common Stock of rights, warrants or options to purchase Common Stock at a price per share less than the Current Market Value of the Common Stock; (d) certain sales of Common Stock by the Company at a price per share less than the Current Market Value; provided, that no such adjustment will be made with respect to any such sale effected pursuant to the exercise of a stock option issued under the Company's 1993 Employee, Director and Consultant Stock Option Plan if, (i) at the time of such sale, the aggregate number of shares of Common Stock that shall have been issued pursuant to the exercise of such options does not exceed 580,000 shares of Common Stock (approximately 13.4% of the Company's outstanding Common Stock on a fully diluted basis, including, for this purpose, shares reserved for issuance under said stock option plan) and (ii) at the time of the grant of such stock option, such stock option was issued with an exercise price not less than the then Current Market Value for the underlying Common Stock; and (e) distributions to stockholders of certain types of assets, debt securities or certain rights, warrants or options to purchase securities of the Company.

  For purposes of the preceding paragraph, the term "Current Market Value" per share of Common Stock at any date means (i) if more than 30% of the then outstanding shares of Common Stock shall have been distributed through registered public offerings, the average of the "immediate market price" of the Common Stock for fifteen consecutive trading days immediately preceding the date in question or (ii) if 30% or less of the then outstanding shares of Common Stock shall have been distributed through registered public offerings, the fair market value of the Common Stock as determined by the Company's Board of Directors in good faith and in reliance on a valuation by an Independent Financial Advisor (as defined in the Warrant Agreement) which valuation shall have been given not earlier than twelve months prior to the date at which the "Current Market Value" is being determined. The "immediate market price" of the Common Stock will be the closing sale price of the Common Stock on the principal trading market for the Common Stock on each such trading day or, if there is no such sale price, the average of the closing bid and asked prices for the Common Stock on such trading day on the principal trading market for the Common Stock or, if there is no ascertainable market price for the Common Stock, as determined in good faith by the Company's Board of Directors.

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company's By-Laws provide that the number of directors of the Company shall not be more than five or less than one, as fixed from time to time by the Board of Directors. The By-Laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Special meetings of the stockholders may be called by the Chairman, President, Secretary or a majority of the Board of Directors.

  The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Neither the Company's Certificate of Incorporation nor its By-Laws impose a greater percentage stockholder vote for any amendment to or repeal of the Certificate of Incorporation or By-Laws. The By-Laws may also be amended or repealed by a majority vote of the whole Board of Directors.

                   DESCRIPTION OF REVOLVING CREDIT FACILITY

  Sheffield is party to the Revolving Credit Facility with NationsBank, N.A. ("NationsBank"), pursuant to which NationsBank provides Sheffield with a revolving credit facility (the "Revolving Credit Facility") of $40 million, subject to levels of borrowing availability. Pursuant to an amendment effective as of the Issue Date, borrowing availability is limited to an amount equal to the sum of 85% of the face value of eligible accounts receivable plus 65% of the lower of fair market value or cost of eligible inventory. The total loans outstanding at any one time against eligible inventory may not exceed $27 million. The obligations of Sheffield under the Revolving Credit Facility are secured by a first priority lien on Sheffield's inventory, accounts receivable and general intangibles. Borrowings under the Revolving Credit Facility bear interest at a fluctuating annual rate equal to between 0 and 1% in 1/4% increments based on the Company's interest coverage plus the prime rate as announced by NationsBank, payable monthly. The Company intends to use a portion of the net proceeds of the issuance of the Old First Mortgage Notes to pay down amounts outstanding under the Revolving Credit Facility, but will retain the Revolving Credit Facility for future borrowings. See "Use of Proceeds" and "Capitalization."

  Pursuant to an amendment that became effective upon consummation of the issuance of the Old First Mortgage Notes, the Revolving Credit Facility requires the Company to maintain (i) a minimum availability of $5.0 million on a formula basis and (ii) a ratio of EDITDA to cash interest expense of 1.1 to 1.0.

  The following (among other events) constitute events of default, the occurrence and continuance of which would entitle NationsBank to terminate the Revolving Credit Facility and to declare all amounts outstanding thereunder to be immediately due and payable: (1) non-payment when due of any amount payable under the Revolving Credit Facility; (2) the attachment of any involuntary lien (other than as permitted by NationsBank), or entry of any fixed judgment, upon Sheffield in an amount in excess of $250,000 which has not been released within 60 days; (3) violation of any covenants, or the material untruth of any representation or warranty made by Sheffield; (4) bankruptcy or other insolvency proceedings are instituted against Sheffield which are not dismissed or vacated within 60 days; (5) change of ownership, suspension of business, disposition of certain assets, certain mergers or consolidations of Sheffield; (6) seizure of the collateral by any third party; and (7) an event of default of the obligations under the First Mortgage Notes. Any event of default gives NationsBank the right to possess and sell the collateral securing Sheffield's obligations.

                      DESCRIPTION OF FIRST MORTGAGE NOTES

GENERAL

  As used below in this "Description of First Mortgage Notes" section, references to the "First Mortgage Notes" refer to the Old First Mortgage Notes and the New First Mortgage Notes.

  The Old First Mortgage Notes were and the New First Mortgage Notes will be issued under an indenture (the "Indenture"), dated as of December 1, 1997, by and among the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture has been filed as an Exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. As used in this "Description of First Mortgage Notes" section, the "Company" means Sheffield Steel Corporation. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

  The First Mortgage Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The First Mortgage Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the First Mortgage Notes (the "Holders"). The Company will pay principal (and premium, if any) on the First Mortgage Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old First Mortgage Notes that remain outstanding after the completion of the Exchange Offer, together with the New First Mortgage Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

  The First Mortgage Notes are senior obligations of the Company, secured by a first priority lien on substantially all existing and future real property, plant and equipment owned or leased by the Company and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, if any (including borrowings under the Revolving Credit Facility), and senior in right of payment to all existing and future subordinated indebtedness. See "--Security" and "Description of Revolving Credit Facility."

PRINCIPAL, MATURITY AND INTEREST

  The First Mortgage Notes are secured senior obligations of the Company and are limited in aggregate principal amount to $150,000,000, of which $110,000,000 will be exchanged in the Exchange Offer. The First Mortgage Notes will mature on December 1, 2005. Interest on the First Mortgage Notes will accrue at the rate of 11% per annum and will be payable semiannually in cash on each June 1 and December 1, commencing on June 1, 1998, to the persons who are registered Holders at the close of business on May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the First Mortgage Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

  The First Mortgage Notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The First Mortgage Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 1, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2001..........................................................  105.750%
       2002..........................................................  102.875%
       2003 and thereafter...........................................  100.000%

  Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to December 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the First Mortgage Notes at a redemption price equal to 111.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of First Mortgage Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 150 days after the consummation of any such Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the First Mortgage Notes are to be redeemed at any time, selection of such First Mortgage Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such First Mortgage Notes are listed or, if such First Mortgage Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no First Mortgage Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the First Mortgage Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of First Mortgage Notes to be redeemed at its registered address. If any First Mortgage Note is to be redeemed in part only, the notice of redemption that relates to such First Mortgage Note shall state the portion of the principal amount thereof to be redeemed. A new First Mortgage Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original First Mortgage Note. On and after the redemption date, interest will cease to accrue on First Mortgage Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SECURITY

  The First Mortgage Notes will be secured by a first priority Lien on substantially all existing and future real property, plant, equipment, intellectual property and related intangibles of the Company, and the proceeds thereof, but excluding inventory, accounts receivable, capital stock of the Railway Company, Waddell and Sheffield-Oklahoma City, certain non-material leasehold interests and property and equipment acquired by the Company with the proceeds of purchase money Indebtedness permitted to be incurred under the Indenture

(collectively, the "Collateral"), subject to certain Permitted Liens, which Permitted Liens, in the judgment of the Company, will not adversely affect the value of the currently existing Collateral. Collateral consisting of real property and fixtures will be mortgaged by the Company pursuant to mortgages or deeds of trust (the "Mortgages"). Collateral constituting personal property will be pledged by the Company pursuant to security agreements (the "Security Agreements").

  The collateral release provisions of the Indenture permit the release of items of Collateral which are the subject of an Asset Sale (as defined below) and in other circumstances upon compliance with certain conditions. See "-- Possession, Use and Release of Collateral." The Net Cash Proceeds (as defined below) of any such Asset Disposition would be required to be applied to a Net Cash Proceeds Offer (as defined in the Indenture) in the circumstances and manner described under "--Certain Covenants--Limitation on Asset Sales." To the extent a Net Cash Proceeds Offer is not subscribed to by Holders of First Mortgage Notes or such Net Cash Proceeds are not required to be applied to make a Net Cash Proceeds Offer pursuant to the penultimate sentence of the first paragraph of the "Limitation on Asset Sales" covenant, the unutilized Net Cash Proceeds may be retained by the Company, free and clear of the Lien of the Indenture and the Security Documents. See "--Possession, Use and Release of Collateral."

  To the extent that Liens are granted to third parties pursuant to clauses
(xiv), (xv) or (xvi) of the definition of "Permitted Liens", such third parties may have rights and remedies with respect to the Property subject to such Lien that, if exercised, could adversely affect the value of the Collateral.

  No appraisals of the Collateral have been prepared by or on behalf of the Company. At October 31, 1997, the net book value of the Collateral was approximately $53 million. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the related collateral documents following an acceleration after an Event of Default under the Indenture would not be substantially less than that which would be required to satisfy payments due on the First Mortgage Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if saleable.

  For a discussion of certain risks associated with the ability of the Trustee to foreclose upon and sell Collateral under applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against the Company, see "Risk Factors--Security for the First Mortgage Notes."

INTERCREDITOR AGREEMENT

  The Trustee, on behalf of the Holders of the First Mortgage Notes has entered into an intercreditor agreement (the "Intercreditor Agreement") with the Company, and NationsBank of Georgia, N.A., as the lender under the Revolving Credit Facility (the "Revolver Lender"). The Intercreditor Agreement provides, among other things, that (i) the Trustee and the Revolver Lender will provide notices to each other with respect to the acceleration of the First Mortgage Notes or the Indebtedness under the Revolving Credit Facility, as the case may be, and the commencement of any action to enforce the rights of the Holders of the First Mortgage Notes, the Trustee or the Revolver Lender and (ii) for a period following the issuance of a notice of enforcement, the Revolver Lender may enter upon all or any portion of the Company's premises, use the Collateral to the extent necessary to complete the manufacture of inventory, collect accounts and sell or otherwise dispose of the collateral securing the Indebtedness under the Revolving Credit Facility.

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of a Change of Control, each Holder has the right to require that the Company purchase all or a portion of such Holder's First Mortgage Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a First Mortgage Note purchased pursuant to a Change of Control Offer will be required to surrender the First Mortgage Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the First Mortgage Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the First Mortgage Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding First Mortgage Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Failure by the Company to purchase the First Mortgage Notes when required upon a Change of Control will result in an Event of Default with respect to the First Mortgage Notes.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to repurchase upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the First Mortgage Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of First Mortgage Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of First Mortgage Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.9 to 1.0 through October 31, 1999 and greater than 2.0 to 1.0 thereafter.

  The Company will not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the First Mortgage Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the First Mortgage Notes, or
(d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from and including the first full fiscal quarter of the Company commencing after the Issue Date to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus
(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (other than from a Subsidiary of the Company).

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption, retirement or acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption, retirement or acquisition of any Indebtedness of the Company or a Subsidiary of the Company that is subordinate or junior in right of payment to the First Mortgage Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, pursuant to and in accordance with the Stock Option Plan, the purchase of capital stock or options from members of management or directors of the Company upon the terms set forth in the Stock Option Plan for consideration consisting of cash and/or Subordinated Management Notes; (5) the making of Restricted Payments in an aggregate amount not to exceed $2.5 million; (6) the payment of a dividend as described in this Prospectus under "Use of Proceeds" within 90 days of the Issue Date in an aggregate amount not to exceed $10 million; and (7) the purchase of an aggregate 50,625 shares of Common Stock from two former employees of the Company, for an aggregate purchase price (exclusive of interest) not to exceed $700,000, pursuant to those certain letter agreements dated September 10, 1996. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
(2)(ii), (3)(ii)(A) and (5) above and clause (vi) of the definition of Permitted Investments shall be included in such calculation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

  Limitation on Asset Sales. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash and/or Cash Equivalents and is received at the time of such disposition, and (iii) to the extent such Asset Sale involves Collateral, it shall be in compliance with the provisions described under "Possession, Use and Release of Collateral." Upon the consummation of an Asset Sale, the Company may apply, or may cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and the Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); provided that, to the extent the Net Cash Proceeds relate to an Asset Sale of Collateral, the Replacement Assets, if any, relating to such Net Cash Proceeds shall be of a type constituting Collateral and shall be subject to a first priority Lien in favor of the Trustee pursuant to the Security Documents and shall constitute Collateral. On the 180th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of First Mortgage Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the First Mortgage Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). All Net Cash Proceeds in excess of $5 million from Asset Sales not immediately applied to purchase Replacement Assets, pending their application in accordance with this covenant or the release thereof in accordance with the release provisions described under "Possession, Use and Release of Collateral," shall be deposited in a cash collateral account under the Indenture.

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their First Mortgage Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender First Mortgage Notes in an amount exceeding the Net Proceeds Offer Amount, First Mortgage Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of First Mortgage Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

  In the event that the Capital Stock of a Restricted Subsidiary of the Company, which has entered into a supplemental indenture guaranteeing the obligations of the Company under the First Mortgage Notes and the Indenture, is sold or otherwise disposed of in a transaction with any Person that is not an Affiliate of the Company, such Restricted Subsidiary shall be deemed automatically and unconditionally released and discharged from any of its obligations under the supplemental indenture without any further action on the part of the Trustee or any holder of the First Mortgage Notes; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture and the Security Documents; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries); (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) Permitted Liens; or (7) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

  Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, except
(i) in the case of Property not constituting Collateral, Permitted Liens, and
(ii) in the case of Property constituting Collateral, Liens permitted by the Security Documents.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")
(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the First Mortgage Notes and the performance of every covenant of the First Mortgage Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause
(i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Tangible Net Worth equal to or greater than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness"; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the First Mortgage Notes with the same effect as if such surviving entity had been named as such.

  Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

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

(x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $500,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $4 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain an opinion stating that such transaction or series of related transactions are fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors;
(ii) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) Restricted Payments permitted by the Indenture; (iv) advances and loans to employees and officers in the ordinary course of business; and
(v) payments to HMK and/or its Affiliates required pursuant to the Management Agreement or the Intercompany Agreements.

  Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S)314(a).

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
  (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and

    (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any

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

undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitations on Actions Affecting Security for the First Mortgage Notes. The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, take or omit to take any action, which action or omission would have the result of materially adversely affecting the security interests in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the holders of the First Mortgage Notes, nor shall the Company or any such Subsidiary grant any interest whatsoever in the Collateral except as expressly permitted by the Indenture and the Security Documents.

  Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to Property (whether now owned or hereafter acquired) unless (i)(a) the Property that is the subject of the Sale and Leaseback Transaction does not constitute Collateral or (b) the sale or transfer of the Property to be leased complies with the requirements of the "Limitation on Asset Sales" covenant and (ii) the Company or such Restricted Subsidiary would be entitled under the "Limitation on Incurrence of Additional Indebtedness" covenant to incur any Capitalized Lease Obligation in respect of such Sale and Leaseback Transaction.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest on any First Mortgage Notes when the same becomes due and payable and the default continues for a period of 30 days;

    (ii) the failure to pay the principal on any First Mortgage Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the First Mortgage Notes (except in the case of a default with respect to the covenants described under "Change of Control" and "--Certain Covenants-- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);


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

    (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5 million or more at any time;

    (v) one or more judgments in an aggregate amount in excess of $5 million in the aggregate shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

    (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

  If an Event of Default (other than an Event of Default specified in clause
(vi) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding First Mortgage Notes may declare the principal of and accrued interest on all the First Mortgage Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default, and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding First Mortgage Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the First Mortgage Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the First Mortgage Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,
(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the First Mortgage Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any First Mortgage Notes.

  Holders of the First Mortgage Notes may not enforce the Indenture or the First Mortgage Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding First Mortgage Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

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

POSSESSION, USE AND RELEASE OF COLLATERAL

  Unless an Event of Default shall have occurred and be continuing, the Company has the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral and to collect, invest and dispose of any income thereon (subject to applicable limitations in the Indenture).

  Upon compliance by the Company with the conditions set forth below in respect of any Asset Sale, the Trustee will release the Released Interests (as hereinafter defined) from the Lien of the Security Documents and reconvey the Released Interests to the Company.

  The Company has the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Trustee the following:

    (a) A notice from the Company requesting the release of Released Interests, (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such Company notice (the "Valuation Date"), (iii) stating that the purchase price to be received is at least equal to the fair market value of the Released Interests, (iv) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, (v) confirming the sale of, or an agreement to sell, such Released Interests in a bona fide sale to a person that is not an Affiliate of the Company or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth in the "Limitation on Transactions with Affiliates" covenant, (vi) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto, and
  (vii) in the event there is to be a substitution of Property for the Collateral subject to the Asset Sale, specifying the Property intended to be substituted for the Collateral to be disposed of,

    (b) An officers' certificate of the Company stating that (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sale, (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sale, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with, and

    (c) All documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a substitution of Property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral.

  Notwithstanding the provisions above, so long as no Event of Default shall have occurred and be continuing, the Company may, without any release or consent by the Trustee, do any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the TIA, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, the Company would be permitted to sell or otherwise dispose of any property subject to the Lien of the Indenture and the Security Documents, which may have become worn out or obsolete; abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; surrender or modify any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances; demolish, dismantle, tear down or scrap any Collateral or abandon any thereof; and grant leases in respect of real property under certain circumstances.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding First Mortgage Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding First Mortgage Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the First Mortgage Notes when such payments are due, (ii) the Company's obligations with respect to the First Mortgage Notes concerning issuing temporary First Mortgage Notes, registration of First Mortgage Notes, mutilated, destroyed, lost or stolen First Mortgage Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the First Mortgage Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the First Mortgage Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the First Mortgage Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the First Mortgage Notes, as expressly provided for in the Indenture) as to all outstanding First Mortgage Notes when (i) either (a) all the First Mortgage Notes theretofore authenticated and delivered (except lost, stolen or destroyed First Mortgage Notes which have been replaced or paid and First

Mortgage Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all First Mortgage Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the First Mortgage Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the First Mortgage Notes to the date of deposit (in the case of First Mortgage Notes that have become due and payable) or the maturity or the redemption date (in the case of First Mortgage Notes that will so become due and payable), together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding First Mortgage Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of First Mortgage Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any First Mortgage Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any First Mortgage Notes, or change the date on which any First Mortgage Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any First Mortgage Notes payable in money other than that stated in the First Mortgage Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of First Mortgage Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the First Mortgage Notes in a manner which adversely affects the Holders.

GOVERNING LAW

  The Indenture provides that it and the First Mortgage Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Affiliate Transaction" has the meaning set forth under "--Certain Covenants--Limitation on Transactions with Affiliates."

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Certain Covenants--Merger, Consolidation and Sale of Assets," (ii) disposals or replacements of obsolete equipment in the ordinary course of business,
(iii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries; provided, that, if such sale, conveyance, transfer, lease, assignment or other transfer is to a Restricted Subsidiary and the fair market value of Property subject to such transfer is $1 million or greater, such Restricted Subsidiary shall, in order for such transaction not to be an Asset Sale, enter into a supplemental indenture wherein such Restricted Subsidiary unconditionally guarantees all of the obligations of the Company under the Indenture and the First Mortgage Notes and (iv) any Restricted Payment.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person (other than a Restricted Subsidiary or any HMK Affiliate) or group of related Persons (other than any Restricted Subsidiaries or any HMK Affiliate) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group, other than any HMK Affiliate or Affiliates, shall become the owner, directly or indirectly, beneficially or of record, of shares representing (x) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (y) if the Company shall then have a class of Capital Stock registered under Section 12(b) or 12(g) of the Exchange Act, more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

  "Change of Control Offer" has the meaning set forth under "--Change of Control."

  "Change of Control Payment Date" has the meaning set forth under "--Change of Control."

  "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Security Documents.

  "Commodity Agreement" of any Person means any option or futures contract or similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in commodity prices.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Persons common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Company" means Sheffield Steel Corporation, a Delaware corporation.

  "Consolidated EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and
(ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses,
(c) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets, (h) any non-cash charges incurred by the Company at any time in connection with, and including at the time of, the adoption of Statement of Financial Accounting Standards 106; and (i) any expenses related to the refinancing of the 2001 Notes with the net proceeds from the issuance and sale of the First Mortgage Notes including, without limitation, the premium on redemption of the 2001 Notes, and the amortization of debt discount and other debt issuance costs relating to the issuance of the First Mortgage Notes.

  "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

  "Consolidated Tangible Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person; less the book value of all Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date.

  "Covenant Defeasance" has the meaning set forth under "--Defeasance."

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the First Mortgage Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "HMK Affiliates" means Steven E. Karol, Jane M. Karol, Joan L. Karol, William S. Karol and Thomas D. Karol, or any of them (each a "Karol Family Member"), any spouse of a Karol Family Member, any lineal descendants of a Karol Family Member, any trust, estate or family limited partnership or limited liability company the sole beneficiaries of which are Karol Family Members, spouses of Karol Family Members or any lineal descendants of Karol Family Members, or any entity owned or controlled by any of the foregoing.

  "incur" has the meaning set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

  "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and all Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital

Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Initial Purchaser" means BT Alex. Brown Incorporated.

  "Intangible Assets" of any Person means all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying values (other than write-ups which occurred prior to the Issue Date and other than, in connection with Asset Acquisitions, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP), and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

  "Intercompany Agreements" means that certain letter agreement dated October 1, 1997 relating to insurance services between Risk Management Solutions, Inc. and the Company and that certain Income Tax Expense Allocation Policy and Tax Sharing Agreement effective May 1, 1991 among HMK, the Company and the subsidiaries of the Company, in each case as in effect on the Issue Date with such modifications subsequent thereto (other than modifications of fee and expense reimbursement arrangements) which are not adverse to the interests of Holders of the First Mortgage Notes.

  "Intercreditor Agreement" means that certain intercreditor agreement, of even date with the Indenture, by and between the Trustee on behalf of the holders of First Mortgage Notes, on the one hand, and NationsBank, N.A. (and any successor or successors thereto or assignee or assignees therefrom), on the other hand.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date of original issuance of the First Mortgage
Notes.

  "Legal Defeasance" has the meaning set forth under "--Defeasance."

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Management Agreement" means that certain letter agreement dated the Issue Date relating to management consulting services by and between HMK and the Company, as in effect on the Issue Date with such modifications subsequent thereto (other than modifications of fee and expense reimbursement arrangements) which are not adverse to the interests of Holders of the First Mortgage Notes.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) Indebtedness under the First Mortgage Notes and the Indenture incurred as of the Issue Date together with any guarantees of the First Mortgage Notes by Restricted Subsidiaries of the Company required by the terms of the Indenture;

    (ii) Indebtedness incurred pursuant to the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $40 million or (b) the aggregate of 85% of the Company's Eligible Accounts Receivable (as defined in the Revolving Credit Facility or the equivalent term defined in any facility which replaces such Revolving Credit Facility) and 65% of the Company's Eligible Inventory (as defined in the Revolving Credit Facility or the equivalent term defined in any facility which replaces such Revolving Credit Facility) calculated in accordance with GAAP;

    (iii) other Indebtedness (including Capitalized Lease Obligations) of the Company and the Restricted Subsidiaries outstanding on the Issue Date after giving effect to the application of the proceeds from the issuance of the Old First Mortgage Notes in the manner set forth under "Use of Proceeds";

    (iv) purchase money indebtedness, Capitalized Lease Obligations and any other Indebtedness in an aggregate amount for all Indebtedness incurred pursuant to this subclause (iv) not to exceed $15 million outstanding at any one time; provided, however, that not more than $5 million in aggregate principal amount of such Indebtedness outstanding at any one time may be incurred by Restricted Subsidiaries of the Company;

    (v) Interest Swap Obligations of the Company or a Restricted Subsidiary covering Indebtedness of the Company or any of the Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    (vi) Indebtedness under Currency Agreements and Commodity Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the

  Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (vii) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

    (viii) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the First Mortgage Notes and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

    (ix) Indebtedness arising under the Railway Credit Facility, or other Indebtedness the primary obligor of which is the Railway Company (including, without limitation, the related guarantee by the Company of Indebtedness thereunder owed by the Railway Company), in an aggregate principal amount not to exceed $5 million;

    (x) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (xi) Refinancing Indebtedness;

    (xii) Indebtedness of the Company under the Subordinated Management
  Notes; and

    (xiii) additional Indebtedness of the Company in an aggregate principal amount not to exceed $5 million at any one time outstanding.

  "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary; (ii) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the First Mortgage Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business;
(v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; (vi) other Investments, including Investments in Unrestricted Subsidiaries not to exceed $2.5 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (viii) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales."

  "Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

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

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (iv) judgment Liens not giving rise to an Event of Default;

    (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

    (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    (vii) Liens securing any Indebtedness incurred under the Revolving Credit Facility or described in clause (ix) of the definition of "Permitted Indebtedness"; provided that such Liens extend solely to the categories of Property which were the subject of Liens securing the Revolving Credit Facility and the Railway Credit Facility, as the case may be, as of the Issue Date other than, in the case of Indebtedness described in clause (ix) of the definition "Permitted Indebtedness", for additional security consisting of a mortgage on the real property of the Railway Company owned or leased on the Issue Date;

    (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

    (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    (xii) Liens securing Indebtedness under Currency Agreements;

    (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and
  (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

    (xiv) Liens on Property of the Company or any of its Subsidiaries acquired after the Issue Date in favor of governmental bodies to secure progress or advance payments relating to such Property;

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

    (xv) Liens on Property of the Company or any of its Subsidiaries acquired after the Issue Date securing industrial revenue or pollution control bonds issued in connection with the acquisition or refinancing of such Property;

    (xvi) Liens to secure certain Indebtedness that is otherwise permitted under the Indenture and that is used to finance the cost of Property of the Company or any of its Subsidiaries acquired after the Issue Date; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 180 days of the acquisition of such Property by the Company or its Subsidiary, as the case may be, and (d) such Lien does not extend to or cover any Collateral or other Property other than such item of Property and any improvements on such item;

    (xvii) Liens existing on the Issue Date to the extent and in the manner existing on the Issue Date;

    (xviii) Liens on the property or assets of a Person that becomes a Restricted Subsidiary after the Issue Date to the extent that such Liens are existing at the time such Person became a Restricted Subsidiary of the Company and were not granted as a result of, in connection with or in anticipation of such Person becoming a Restricted Subsidiary of the Company; provided that (A) the Indebtedness (if any) secured thereby is incurred in accordance with the Indenture and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets so acquired; and

    (xix) Liens in respect of Indebtedness incurred to Refinance any of the Indebtedness set forth in clauses (vi), (xiii), (xvi), (xvii) and (xviii) above; provided that such Liens in respect of such Refinancing Indebtedness
  (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any properties or assets of the Company or of any of the Company's Subsidiaries, other than the property or assets that secured the Indebtedness being Refinanced.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Public Equity Offering" has the meaning set forth under "--Redemption-- Optional Redemption Upon Public Equity Offerings."

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Railway Credit Facility" means the revolving loan agreement and the term loan agreement, each dated as of July 31, 1997, between the Company and Bank of Oklahoma, N.A., together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (ix) of the definition of "Permitted Indebtedness") all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other lender or group of lenders.

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

  "Reference Date" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments."

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (ii), (iv), (v), (vi), (vii),
(viii), (ix), (x) or (xii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the First Mortgage Notes, then such Refinancing Indebtedness shall be subordinate to the First Mortgage Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date between the Company and the Initial Purchaser.

  "Replacement Assets" means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Revolving Credit Facility" means the revolving credit facility under the Credit Agreement dated as of January 16, 1992, as amended, between the Company and NationsBank of Georgia N.A., as lender thereunder, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (ii) of the definition of "Permitted Indebtedness") or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other lender or group of lenders.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

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

  "Security Documents" means, collectively, the Security Agreements and Mortgages described under "--Security" above and the Intercreditor Agreement.

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

  "Stock Option Plan" means the Company's 1993 Employee, Director and Consultant Stock Option Plan as adopted by the Company's Board of Directors and stockholders on September 15, 1993, as in effect on the Issue Date, with such modifications subsequent thereto which are not adverse to the interests of Holders of the First Mortgage Notes; provided, however, that any increase in the number of shares of Common Stock reserved for issuance under the Stock Option Plan in excess of the number reserved on the Issue Date shall be deemed adverse to the interests of the Holders.

  "Subordinated Management Notes" means notes payable issued by the Company upon the terms set forth in the Stock Option Plan in respect of options or Capital Stock issued to such Persons under the Stock Option Plan; provided that such notes provide by their terms that holders thereof shall not be entitled to receive any payments thereon upon an Event of Default under the Indenture, except that if such an Event of Default is one described in clauses
(iii)-(vi) of the term "Event of Default" and the First Mortgage Notes shall not have been accelerated within 270 days after such Event of Default, holders of Subordinated Management Notes shall be entitled to resume receiving payments thereof; provided, further, that any payments made to holders thereof in violation of the provisions described in the preceding proviso shall be deemed to be held in trust for the benefit of the Trustee on behalf of the holder of the First Mortgage Notes and shall be required to be promptly turned over to the Trustee.

  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Surviving Entity" has the meaning set forth under "--Certain Covenants-- Merger, Consolidation and Sale of Assets."

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Subsidiary.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences of an exchange of Old First Mortgage Notes for New First Mortgage Notes and the ownership of New First Mortgage Notes. Except where noted, it deals only with Old First Mortgage Notes and New First Mortgage Notes held as capital assets by initial purchasers of Old First Mortgage Notes that are United States holders and does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies or holders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM OF THE EXCHANGE OF OLD FIRST MORTGAGE NOTES FOR NEW FIRST MORTGAGE NOTES AND THE OWNERSHIP OF NEW FIRST MORTGAGE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF FIRST MORTGAGE NOTES

  There will be no federal income tax consequences to holders exchanging Old First Mortgage Notes for New First Mortgage Notes pursuant to the Exchange Offer, and each such holder will have the same adjusted tax basis and holding period in the New First Mortgage Notes as it had in the Old First Mortgage Notes immediately before the exchange.

PAYMENTS OF INTEREST

  Holders of New First Mortgage Notes will be required to include payments of stated interest thereon in taxable ordinary income in accordance with their respective method of accounting. In addition, because the Old First Mortgage Notes were not issued with original issue discount ("OID") for federal income tax purposes, the New First Mortgage Notes will also not bear OID.

  Market Discount. A holder of a New First Mortgage Note should be aware that the resale of the New First Mortgage Notes (as well as the original purchase of such notes) may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of a debt instrument purchases a debt instrument at a market discount, any gain recognized upon the disposition of the debt instrument by such holder will be taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such debt instrument at the time of such disposition. "Market discount" generally means the excess, if any, of a debt instrument's adjusted issue price over the price paid by the holder therefor, subject to a de minimis exception. A holder of a debt instrument who acquires the debt instrument at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder pays or accrues during the taxable year on indebtedness incurred or maintained to purchase or carry such debt instrument.

  A holder of a debt instrument acquired at a market discount may elect to include market discount in gross income, for federal income tax purposes, as such market discount accrues, on either a straight-line or a constant yield-to-maturity basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS. If a holder of a debt instrument makes such an election, the foregoing rules with respect to the recognition of ordinary interest income on dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, will not apply.

  Interest Election. A holder of a New First Mortgage Note, subject to certain limitations, may elect to include all interest that accrues on a New First Mortgage Note in gross income under the constant yield-to-maturity method. For this purpose, interest includes stated and unstated interest, acquisition discount, de minimis OID and OID, de minimis market discount and market discount, as adjusted by any acquisition premium. Such election, if made in respect of a market discount obligation, will constitute an election to include market discount in income currently on all market discount obligations acquired by such holder on or after the first taxable year to which the election applies. See "Market Discount" above.

  High-Yield Discount Obligations. The New First Mortgage Notes would constitute high yield discount obligations ("HYDOs") if (i) the yield-to-maturity of such New First Mortgage Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points and (ii) such New First Mortgage Notes have "significant original issue discount." The relevant AFR for debt instruments issued in December 1997 is 5.93%. If the New First Mortgage Notes constitute HYDOs, the Company will not be entitled to deduct any original issue discount that accrues with respect to the New First Mortgage Notes until such interest is actually paid. In addition, if the yield of the New First Mortgage Notes is more than six percentage points above the relevant AFR, then (a) a portion of such interest corresponding to the yield in excess of six percentage points above the AFR will not be deductible by the Company at any time and (b) a corporate holder may be entitled to treat the portion of the interest that is not deductible by the Company as a dividend, which may then qualify for the dividends received deduction provided for by the Code. In such event, corporate holders of New First Mortgage Notes should consult with their tax advisors as to the applicability of the dividends received deduction. The New First Mortgage Notes should not be treated as having "significant original issue discount" and therefore should not constitute HYDOs.

  Amortizable Bond Premium. A holder that acquires a New First Mortgage Note at an "amortizable bond premium" may elect to deduct a portion of such premium with respect to the New First Mortgage Note in each taxable year in which he holds the New First Mortgage Note. Amortizable bond premium is generally defined as the excess of the holder's tax basis in a bond over thestated redemption price at maturity of the bond. The election to amortize bond premium applies to all taxable bonds held by the holder at the beginning of the first taxable year to which the election applies and to all taxable bonds that the holder acquires thereafter, and is binding for all subsequent taxable years for all taxable bonds of the holder unless the IRS consents to a revocation of the election. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deduction allowable for amortizable bond premium.

  Effect of Change of Control. Upon a Change of Control, the Company is required to offer to redeem all outstanding New First Mortgage Notes for a price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Under applicable regulations, such Change of Control redemption requirement will not affect the yield or maturity date of the New First Mortgage Notes unless, based on all facts and circumstances as of the issue date of the New First Mortgage Notes, it is more likely than not that a Change of Control giving rise to the redemption will occur. The Company does nto believe a change in control is more likely then not to occur, and thus will not treat the Change of Control redemption provisions of the New First Mortgage Notes as affecting the calculation of the yield or maturity of any New First Mortgage Note.

  Disposition of New First Mortgage Notes. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a New First Mortgage Note equal to the difference between the amount realized on the disposition (except to the extent attributable to accrued interest) and the holder's adjusted tax basis in such New First Mortgage Note. A holder's adjusted tax basis in a New First Mortgage Note will generally be the cost of the Old First Mortgage Note, increased by any OID or market discount previously included in income by such holder with respect to the Old First Mortgage Note and New First Mortgage Note. Subject to the market discount rules discussed above, such gain or loss generally would be capital gain or loss, and would be long-term if the New First Mortgage Notes were held more than one year.

BACKUP WITHHOLDING

  A holder of a First Mortgage Note may be subject to backup withholding at the rate of 31% with respect to interest paid on a First Mortgage Note and gross proceeds upon sale or retirement of a First Mortgage Note unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact or (ii) provides, when required, a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with applicable requirements of the backup withholding rules. Furthermore, a holder of a First Mortgage Note that does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding will be made when cash payments are made with respect to the First Mortgage Notes. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax liability, if any.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New First Mortgage Notes issued pursuant to the Exchange Offer in exchange for Old First Mortgage Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New First Mortgage Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New First Mortgage Notes. Each Holder will be required to acknowledge in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the New First Mortgage Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New First Mortgage notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New First Mortgage Notes for its own account pursuant to the Exchange Offer will be required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New First Mortgage Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New First Mortgage Notes received in exchange for Old First Mortgage Notes where such Old First Mortgage Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. However, based on the above-mentioned interpretations by the staff of the Commission, the Company believes that broker-dealers who acquired the Old First Mortgage Notes directly from the Company and not as a result of market-making activities or other trading activities cannot rely on such interpretations by the staff of the Commission and must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of the New First Mortgage Notes. Such broker-dealers may not use this Prospectus, as it may be amended or supplemented from time to time, in connection with any such resales
of the New First Mortgage Notes. In addition, until [      ], 1998 (90 days
from the date of this Prospectus), all dealers effecting transactions in the New First Mortgage Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New First Mortgage Notes by broker-dealers. New First Mortgagee Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New First Mortgage Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New First Mortgage Notes. Any broker-dealer that resells New First Mortgage Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New First Mortgage Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New First Mortgage Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the Expiration Date the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New First Mortgage Notes). The Company has agreed to indemnify the Initial Purchaser and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The legality the New First Mortgage Notes will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

                                    EXPERTS

  The consolidated financial statements of the Company as of April 30, 1997 and 1996 and for each of the years in the three-year period ended April 30, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................    F-2
Consolidated Balance Sheets..............................................    F-3
Consolidated Statements of Operations....................................    F-4
Consolidated Statements of Stockholders' Equity..........................    F-5
Consolidated Statements of Cash Flows....................................    F-6
Notes to Consolidated Financial Statements............................... F-7-19

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sheffield Steel Corporation:

We have audited the accompanying consolidated balance sheets of Sheffield Steel Corporation and subsidiaries as of April 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sheffield Steel Corporation and subsidiaries at April 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Tulsa, Oklahoma
June 27, 1997

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       APRIL 30,     OCTOBER 31,
                                                    ---------------- -----------
                                                      1996    1997      1997
                                                    -------- ------- -----------
                                                                     (UNAUDITED)
                      ASSETS
                      ------
Current Assets:
  Cash and cash equivalents.......................  $     46      15       741
  Accounts receivable, less allowance for doubtful
   accounts of $658 at April 30, 1996 and 1997,
   and $808 at October 31, 1997, respectively.....    21,607  20,856    19,383
  Inventories.....................................    40,321  37,112    34,716
  Prepaid expenses and other......................       914   1,452       479
  Deferred income tax asset.......................     2,716   2,689     2,456
                                                    -------- -------   -------
    Total current assets..........................    65,604  62,124    57,775
Property, plant and equipment, net................    68,461  65,885    65,006
Property held for sale............................       457     439       439
Intangible asset, less accumulated amortization of
 $1,667, $2,171 and $2,397 at April 30, 1996 and
 1997 and October 31, 1997, respectively..........     3,818   3,314     4,450
Other assets......................................       347     290       379
Receivable from parent............................     2,705   2,705     2,705
Deferred income tax asset.........................     1,790   1,817     2,034
                                                    -------- -------   -------
                                                    $143,182 136,574   132,788
                                                    ======== =======   =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
  Current portion of long-term debt...............  $    717     936     1,717
  Accounts payable................................    20,495  16,475    15,064
  Accrued interest payable........................     4,500   4,500     4,500
  Accrued liabilities.............................     6,281   5,601     6,978
  Due to affiliated company.......................        47      49        49
                                                    -------- -------   -------
    Total current liabilities.....................    32,040  27,561    28,308
Long-term debt, excluding current portion, less
 unamortized discount of $1,840, $1,696 and $1,563
 at April 30, 1996 and 1997 and October 31, 1997,
 respectively.....................................    96,324  95,614    89,474
Accrued post-retirement benefit costs.............     7,823   9,095     9,971
Other liabilities.................................       610   2,148     1,336
                                                    -------- -------   -------
    Total liabilities.............................   136,797 134,418   129,089
                                                    -------- -------   -------
Stockholders' equity:
  Common stock, $.01 par value, authorized
   10,000,000 shares, issued and outstanding
   3,375,000 shares...............................        34      34        34
  Additional paid-in capital......................     3,591   2,536     2,536
  Retained earnings...............................     4,037     528     2,095
                                                    -------- -------   -------
    Total stockholders' equity....................     7,662   3,098     4,665
  Less loans to stockholders......................     1,277     942       966
                                                    -------- -------   -------
                                                       6,385   2,156     3,699
Commitments and contingencies ....................
                                                    -------- -------   -------
                                                    $143,182 136,574   132,788
                                                    ======== =======   =======

          See accompanying notes to consolidated financial statements.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            SIX MONTHS ENDED
                               YEAR ENDED APRIL 30             OCTOBER 31,
                          -------------------------------  --------------------
                            1995       1996       1997       1996       1997
                          ---------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Sales...................  $ 175,753    172,317    170,865     89,925     94,181
Cost of sales...........    144,385    l43,121    140,234     74,338     75,382
                          ---------  ---------  ---------  ---------  ---------
   Gross profit.........     31,368     29,196     30,631     15,587     18,799
Selling, general and
 administrative expense.     12,156     11,737     11,923      6,495      6,631
Depreciation and
 amortization expense...      5,930      6,567      6,775      3,427      3,460
Postretirement benefit
 expense other than
 pensions...............      3,153      2,776      2,353      1,477      1,373
Restructuring expense...        --         --       1,320        --         --
                          ---------  ---------  ---------  ---------  ---------
  Operating income......     10,129      8,116      8,260      4,188      7,335
                          ---------  ---------  ---------  ---------  ---------
Other (expense) income:
  Interest expense, net.     (8,049)   (11,733)   (11,769)    (5,854)    (5,768)
  Other.................        (58)       526        --         --         --
                          ---------  ---------  ---------  ---------  ---------
                             (8,107)   (11,207)   (11,769)    (5,854)    (5,768)
                          ---------  ---------  ---------  ---------  ---------
  Income (loss) from
   operations before
   income tax expense...      2,022     (3,091)    (3,509)    (1,666)     1,567
Income tax expense......        197        --         --         --         --
                          ---------  ---------  ---------  ---------  ---------
  Net income (loss).....  $   1,825     (3,091)    (3,509)    (1,666)     1,567
                          =========  =========  =========  =========  =========
Net income (loss) per
 common and common        $     .50       (.92)     (1.04)      (.49)       .41
 equivalent share.......  =========  =========  =========  =========  =========
Dividends per common      $     .18        .52        --         --         --
 share..................  =========  =========  =========  =========  =========
Common and common equiv-
 alent shares             3,649,588  3,375,000  3,375,000  3,375,000  3,840,767
 outstanding............  =========  =========  =========  =========  =========


          See accompanying notes to consolidated financial statements.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                (UNAUDITED)
                                                                 SIX MONTHS
                                      YEAR ENDED APRIL 30     ENDED OCTOBER 31
                                     -----------------------  ------------------
                                      1995     1996    1997     1996     1997
                                     -------  ------  ------  --------  --------
Common stock........................ $    34      34      34        34       34
                                     -------  ------  ------  --------  -------
Additional paid-in capital:
  Balance at beginning of year......   3,997   3,685   3,591     3,591    2,536
  Agreement to repurchase common
   stock............................     --      --   (1,055)   (1,055)     --
  Repurchase of common stock            (312)    (94)    --        --       --
   warrants......................... -------  ------  ------  --------  -------
  Balance at end of year............   3,685   3,591   2,536     2,536    2,536
                                     -------  ------  ------  --------  -------
Retained earnings:
  Balance at beginning of year......   7,652   8,877   4,037     4,037      528
  Net income (loss).................   1,825  (3,091) (3,509)   (1,666)   1,567
  Dividends.........................    (600) (1,749)    --        --       --
                                     -------  ------  ------  --------  -------
  Balance at end of year............   8,877   4,037     528     2,371    2,095
                                     -------  ------  ------  --------  -------
Total stockholders' equity.......... $12,596   7,662   3,098     4,941    4,665
                                     =======  ======  ======  ========  =======


          See accompanying notes to consolidated financial statements

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               (UNAUDITED)
                                                               SIX MONTHS
                                   YEAR ENDED APRIL 30,     ENDED OCTOBER 31
                                   -----------------------  ------------------
                                    1995     1996    1997     1996      1997
                                   -------  ------  ------  --------  --------
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
 Net income (loss)................ $ 1,825  (3,091) (3,509)   (1,666)    1,567
 Adjustments to reconcile net in-
  come (loss) to net cash pro-
  vided by operating activities:
   Depreciation and amortization..   6,317   6,711   6,919     3,499     3,593
   Loss (gain) on sale or retire-
    ment of assets................      58    (526)    --        --         81
   Accrual of postretirement bene-
    fits other than pensions, net
    of cash paid..................   2,523   1,747   1,272     1,002       876
   Deferred income taxes..........      23     --      --        --        --
   Changes in assets and liabili-
    ties:
     Accounts receivable..........  (5,515)  1,564     751     3,226     2,337
     Inventories..................  (9,024)   (303)  3,209     1,162     2,611
     Prepaid expenses and other...    (563)   (301)   (538)     (150)    1,042
     Other assets.................    (115)    177     (54)     (189)      (96)
     Accounts payable.............   4,806  (2,624) (4,020)   (3,854)   (1,782)
     Accrued interest payable.....     100     --      --        --        --
     Accrued liabilities..........      74    (172)   (680)     (310)    1,078
     Due to affiliated company....       4     --        2         2       --
     Income taxes payable.........     123    (123)    --        --        --
     Other liabilities............    (121)      8   1,377       477      (812)
                                   -------  ------  ------  --------  --------
     Total adjustments............  (1,310)  6,158   8,238     4,865     8,928
                                   -------  ------  ------  --------  --------
     Net cash provided by (used        515   3,067   4,729     3,199    10,495
      in) operating activities.... -------  ------  ------  --------  --------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
 Capital expenditures............. (24,220) (4,978) (3,695)   (1,762)   (1,849)
 Acquisition of business, net of
  cash required...................     --      --      --        --     (2,317)
 Proceeds from sale of fixed as-
  sets............................      30     538      18        13       --
                                   -------  ------  ------  --------  --------
     Net cash used in investing
      activities ................. (24,190) (4,440) (3,677)   (1,749)   (4,166)
                                   -------  ------  ------  --------  --------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
 Net increase (decrease) under
  revolving lines of credit.......  19,553   2,081  (1,995)     (694)   (6,940)
 Proceeds from issuance of long-
  term debt.......................     659   2,195   2,075       --      2,221
 Repayment of long-term debt......     (58)   (549)   (715)     (360)     (884)
 Payment of debt issuance costs...     --      (75)    --        --        --
 Payments in respect of stock ap-
  preciation rights...............    (524)   (416)   (448)     (424)      --
 Dividends paid...................    (600) (1,749)    --        --        --
 Repurchase of common stock war-      (312)    (94)    --        --        --
  rants........................... -------  ------  ------  --------  --------
     Net cash provided by (used     18,718   1,393  (1,083)   (1,478)   (5,603)
      in) financing activities.... -------  ------  ------  --------  --------
Net (decrease) increase in cash
 and cash equivalents.............  (4,957)     20     (31)      (28)      726
Cash and cash equivalents at be-     4,983      26      46        46        15
 ginning of year.................. -------  ------  ------  --------  --------
Cash and cash equivalents at end   $    26      46      15        18       741
 of year.......................... =======  ======  ======  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the year for:
 Interest......................... $ 9,675  11,611  11,625     5,782     5,635
                                   =======  ======  ======  ========  ========
 Income taxes..................... $    50     174     --        --        --
                                   =======  ======  ======  ========  ========
Noncash items:
 Change in unfunded accumulated
  benefit obligation included in
  other assets and other           $   163     558      53       --        --
  liabilities..................... =======  ======  ======  ========  ========
 Adjustment of property, plant
  and equipment to reflect
  reclassification of idle assets  $   157     --      --        --        --
  to property held for sale....... =======  ======  ======  ========  ========
 Adjustment of property, plant
  and equipment and accounts pay-
  able representing amounts ac-    $ 2,301     --      --        --        --
  crued for fixed asset purchases  =======  ======  ======  ========  ========
 Decrease in paid-in capital for   $   --      --    1,055     1,055       --
  stock repurchase agreement...... =======  ======  ======  ========  ========
 Increase in other liabilities     $   --      --      662       662       --
  for stock repurchase agreement.. =======  ======  ======  ========  ========
 Decrease in loans to stockhold-
  ers related to stock             $   --      --      393       393       --
  repurchase agreement............ =======  ======  ======  ========  ========

          See accompanying notes to consolidated financial statements.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         APRIL 30, 1995, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

The consolidated financial statements of Sheffield Steel Corporation (the Company) include the accounts of its divisions, Sheffield Steel-Sand Springs (Sand Springs), Sheffield Steel-Kansas City (Kansas City), and Sheffield Steel-Joliet (Joliet) and its wholly owned subsidiaries, Sheffield Steel Corporation-Oklahoma City (Oklahoma City), Waddell's Rebar Fabricators, Inc. (Waddell) since October 28, 1997, and Sand Springs Railway Company (the Railway). HMK Enterprises, Inc. (HMK) owns approximately 96% of the currently issued and outstanding common stock. All material intercompany transactions and balances have been eliminated in consolidation.

The Company's primary business is the production of concrete reinforcing bar, fence posts, and a range of hot rolled bar products including rounds, flats and squares. The Company operates in an economic environment wherein the commodity nature of both its products for sale and its primary raw materials cause sales prices and purchase costs to fluctuate, often on a short-term basis, due to the worldwide supply and demand situation for those commodities. The supply and demand factors for its products for sale and the supply and demand factors for its primary raw materials correlate to a degree, but are not necessarily the same. Therefore, margins between sales price and production costs can fluctuate significantly on a short-term basis.

The Company sells to customers located throughout the continental United States. The Company had one customer that accounted for approximately 10% of sales for the year ended April 30, 1996 and no customers that accounted for greater than 10% of sales for the years ended April 30, 1997 and 1995. The Company had one customer that accounted for approximately 12% and 11.5% of sales for the six months ended October 31, 1996 and 1997, respectively (unaudited). The Company grants credit to customers under normal industry standards and terms. Policies and procedures have been established which allow for proper evaluation of each customer's creditworthiness as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost (as determined by the first-in first-out method) or market. The cost of work-in-process and finished goods inventories is based on standards which approximate cost. Work-in-process and finished goods include direct labor and allocated overhead.

INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill and debt issuance costs. The cost of goodwill is being amortized on a straight-line basis over a period of 40 years. Debt issuance costs are amortized over the term of the related indebtedness. It is the Company's policy to recognize an impairment of the carrying value of goodwill when management's best estimate of undiscounted future cash flows over the remaining amortization period is less than the carrying amount.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the individual assets using the straight-line method. The useful lives of the property and equipment range from three to forty years. Significant renewals and betterments are capitalized; costs of maintenance and repairs are charged to expense as incurred. Interest costs for the construction of certain long-term assets are capitalized and amortized over the estimated useful lives of the related assets.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is a member of a group that files a consolidated income tax return with HMK (the Group). The Group's tax-sharing agreement provides that current and deferred income taxes be determined as if each member of the Group were a separate taxpayer. All income taxes payable or receivable are due to or from HMK.

POSTRETIREMENT BENEFITS

The Company provides postretirement benefits to certain retirees and their beneficiaries, generally for the remainder of their lives. The Company measures the cost of its obligation based on an actuarially determined present liability, the accumulated postretirement benefit obligation (APBO). The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

ENVIRONMENTAL COMPLIANCE COSTS

In October, 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, Environmental Remediation Liabilities. SOP 96-1 was adopted by the Company on May 1, 1997 and requires, among other things, environmental remediation liabilities to be accrued when the criteria of Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, have been met. The SOP also provides guidance with respect to the measurement of the remediation liabilities. Such accounting is consistent with the Company's current method of accounting for environmental remediation costs and, therefore, adoption of this new Statement will not have a material impact on the Company's financial position, results of operations, or liquidity.

REVENUE RECOGNITION

Revenues from sales are recognized when products are shipped to customers, except the Railway which recognizes revenues when services are performed.

INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

Income (loss) per share is based on the weighted average number of common shares and dilutive common stock equivalents outstanding each year. Outstanding stock purchase warrants (see Note 5[a]) and stock options (see
Note 12) are common stock equivalents but were excluded from per-share computations in the years ended April 30, 1996 and 1997 and the six months ended October 31, 1996 since their effect on loss per common share was anti-dilutive.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTION PLAN

Prior to May 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On May 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2)FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of cash and cash equivalents, trade accounts receivable and trade accounts payable approximates the fair value because of the short maturity of those instruments. The carrying amounts of notes payable to banks and an equipment financing company (see Note 5) approximates the fair value due to these debt instruments having variable interest rates similar to those that are currently available to the Company. The fair value of the 2001 Notes (see Note 5) at April 30, 1997, based on the currently offered market price, is approximately $71.6 million versus a carrying value of approximately $73.3 million. The fair value of the 2001 Notes at October 31, 1997, is approximately $78.8 million versus a carrying value of approximately $73.4 million (unaudited).

(3)INVENTORIES

The components of inventories are as follows:

                                                         APRIL 30    (UNAUDITED)
                                                      -------------- OCTOBER 31,
                                                       1996    1997     1997
                                                      ------- ------ -----------
Raw materials and storeroom supplies................. $10,823 10,924   12,792
Work in process......................................  15,640 10,978    8,178
Finished goods.......................................  13,858 15,210   13,746
                                                      ------- ------   ------
                                                      $40,321 37,112   34,716
                                                      ======= ======   ======

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

(4)PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:

                                                        APRIL 30     (UNAUDITED)
                                                     --------------- OCTOBER 31,
                                                      1996    1997      1997
                                                     ------- ------- -----------
Land and buildings.................................. $16,448  16,483    17,175
Machinery and equipment.............................  88,096  92,607    94,804
Roadbed and improvements............................   5,129   5,197     5,297
Construction in process.............................   3,899   2,727     2,063
                                                     ------- -------   -------
                                                     113,572 117,014   119,339
Less accumulated depreciation and amortization......  45,111  51,129    54,333
                                                     ------- -------   -------
                                                     $68,461  65,885    65,006
                                                     ======= =======   =======

Depreciation and amortization of property, plant and equipment charged to operations in 1995, 1996 and 1997 was $5,388, $6,021 and $6,271, respectively.
Depreciation and amortization of property, plant and equipment charged to operations for the six months ended October 31, 1996 and 1997 was $3,148 and $3,234, respectively (unaudited). Included in depreciation expense for 1995 is approximately $500 related to the write-down of mill equipment replaced during 1995. Approximately $2,078 and $25 of interest costs were capitalized as part of property, plant and equipment in 1995 and 1996, respectively. No interest costs were capitalized subsequent to April 30, 1996. Interest costs incurred in 1995, 1996 and 1997 were $10,127, $11,758 and $11,769, respectively.
Interest costs incurred in the six months ended October 31, 1996 and 1997 were $5,854 and $5,768, respectively (unaudited).

The range of estimated useful lives for determining depreciation and amortization of the major classes of assets are:

           Buildings.............................. 5-25 years
           Machinery and equipment................ 3-25 years
           Roadbed and improvements............... 3-40 years

(5)LONG-TERM DEBT

Long-term debt is comprised of the following:

                                                       APRIL 30,    (UNAUDITED)
                                                     -------------- OCTOBER 31,
                                                      1996    1997     1997
                                                     ------- ------ -----------
2001 Notes, net of unamortized discount, effective
 rate 12.5% [a]..................................... $73,160 73,304   73,437
Revolving credit agreement [b]......................  18,660 18,417   11,614
Railway term loan [c]...............................     --   2,000    1,500
Railway revolving credit agreement [c]..............   3,019  1,267    1,130
Equipment notes [d].................................   2,202  1,562    1,399
Note Payable [e]....................................     --     --     2,111
                                                     ------- ------   ------
                                                      97,041 96,550   91,191
Less current portion................................     717    936    1,717
                                                     ------- ------   ------
                                                     $96,324 95,614   89,474
                                                     ======= ======   ======

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

[a] On November 4, 1993, the Company issued $75 million of 12% first mortgage notes due 2001 (2001 Notes) with warrants to purchase 10% of the Company's common stock. The notes were sold in units consisting of $1,000 principal amount and five warrants. Each warrant entitles the holder to purchase one share of the Company's common stock through November 1, 2001, at an exercise price of $.01 per share, subject to adjustment. The notes are secured by a first priority lien on substantially all existing and future real property and equipment and a second priority lien on inventory and accounts receivable. Interest is payable semi-annually on May 1 and November 1 of each year. Effective November 26, 1997, the Company offered $110,000,000 of its First Mortgage Notes to institutional investors pursuant to Rule 144A of the Securities Act of 1933, as amended. The proceeds from the offering will primarily be used to redeem the 2001 Notes, to pay dividends to stockholders and to pay down outstanding indebtedness under the Company's revolving credit facilities. The 2001 Notes were called on November 26, 1997 at a redemption price of 106%. As a result of the offering, the Company anticipates it will recognize an extraordinary loss of approximately $8.1 million in the third fiscal quarter related to extinguishment of debt.

[b] The revolving credit agreement with a bank provides for maximum borrowings of $40 million based on a percentage of eligible accounts receivable and inventory. Borrowings are secured by a first priority lien on inventory, accounts receivable and related intangibles, and a second priority lien on existing and future real property. Interest is computed at prime plus a variable margin (based on the achievement of certain interest coverage ratios) from 0 to 1% and is payable monthly. At April 30, 1997, the interest rate was 9.5%. An annual commitment fee of 1/4% is charged on the unused portion of the revolving credit agreement. The agreement continues through November 1, 2000 and thereafter on a year-to-year basis until terminated by the Company or the lender.

[c] As of April 30, 1996, the Railway credit agreement with a bank provided for a reducing revolving credit commitment with maximum borrowings of $3 million. During 1997, the Railway credit agreement was restructured and is now comprised of two notes; a $2 million term loan with $0.5 million principal payments each year with the final payment on July 31, 2000, and a $1.5 million line of credit maturing July 31, 1998. Obligations under the notes are secured by all of the assets and capital stock of the Railway. Interest is computed at prime plus a variable margin (based on the achievement of certain interest coverage ratios) from 0 to 1% and is payable quarterly. At April 30, 1997, the interest rate was 9.5%.

[d] Equipment notes are notes payable to equipment financing companies and vendors related primarily to the financing of equipment purchases. The notes are payable in monthly principal installments of $63 plus interest payable at variable rates. The notes mature on various dates through 2002 and are secured by equipment.

[e] Notes payable consists of $2 million payable in quarterly installments over four years to the former shareholders of Waddell (See Note 14). The notes are secured by the capital stock of Waddell and bear interest at NationsBank prime rate minus one half of one percent. In addition, the Company assumed a $111 note payable to a bank in conjunction with the purchase.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

  The aggregate maturities of long-term debt for the years ended April 30, are as follows:

      1998............................................................. $   936
      1999.............................................................   2,613
      2000.............................................................     689
      2001.............................................................  18,933
      2002.............................................................  75,075
                                                                        -------
        Total maturities...............................................  98,246
          Less unamortized discount....................................  (1,696)
                                                                        -------
                                                                        $96,550
                                                                        =======

  Various agreements contain restrictive covenants including limitations on additional borrowings, dividends and other distributions and the retirement of stock. Additionally, certain agreements require maintenance of specified levels of tangible net worth, working capital, cash flow and performance ratios. In the event of default of the restrictive covenants or failure to maintain the specified performance measures, the commitments related to the credit agreements can be withdrawn by the lender.

(6)INCOME TAXES

The Company had no income tax expense or benefit for the years ended April 30, 1996 and 1997 or the six months ended October 31, 1996 and 1997 (unaudited). Income tax expense attributable to operations for the year ended April 30, 1995 consists of the following:

                                                        CURRENT DEFERRED TOTAL
                                                        ------- -------- -----
Year ended April 30, 1995:
  Federal..............................................  $(174)   (20)   (194)
  State................................................    --      (3)     (3)
                                                         -----    ---    ----
                                                         $(174)   (23)   (197)
                                                         =====    ===    ====

Income taxes attributable to operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:

                                                                  (UNAUDITED)
                                                                  SIX MONTHS
                                           YEAR ENDED APRIL      ENDED OCTOBER
                                                  30,                 31,
                                          ---------------------  --------------
                                          1995    1996    1997    1996    1997
                                          -----  ------  ------  ------  ------
Computed "expected" tax (expense) bene-
 fit....................................  $(687)  1,050   1,193     566    (533)
State income taxes, net of federal bene-
 fit....................................    (81)    124     140      67     (63)
Decrease (increase) in the valuation al-
 lowance for deferred tax assets........    659  (1,231) (1,032)   (633)    610
Other, net..............................    (88)     57    (301)    --      (14)
                                          -----  ------  ------  ------  ------
                                          $(197)    --      --      --      --
                                          =====  ======  ======  ======  ======

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                    APRIL 30,      (UNAUDITED)
                                                  ---------------  OCTOBER 31,
                                                   1996    1997       1997
                                                  ------  -------  -----------
Deductible temporary differences, excluding
 postretirement benefit costs:
  Inventories.................................... $1,066    1,338      1,343
  Allowance for doubtful accounts................    250      250        307
  Accrued liabilities not deductible until paid..  1,583    1,677      1,705
  Restructuring charge...........................    559      560        560
  Net operating loss carryforwards...............  8,805   10,848     10,703
  Alternative minimum tax credit carryforwards...    962      962        962
  Investment tax credit carryforwards............    856      856        856
  Other..........................................    103       12         12
                                                  ------  -------    -------
                                                  14,184   16,503     16,448
 Less valuation allowance........................  3,409    4,441      3,831
                                                  ------  -------    -------
                                                  10,775   12,062     12,617
Taxable temporary difference--plant and equip-
 ment............................................ (9,242) (11,012)   (11,916)
                                                  ------  -------    -------
 Net deferred tax asset, excluding postretirement
  benefit costs..................................  1,533    1,050        701
Postretirement benefit costs.....................  2,973    3,456      3,789
                                                  ------  -------    -------
 Net deferred tax asset.......................... $4,506    4,506      4,490
                                                  ======  =======    =======


At April 30, 1997 the Company had available net operating loss (NOL) carryforwards for regular federal tax purposes of approximately $28,800 which will expire as follows: $1,400, $400, $3,700, $4,200, $5,600, $7,400 and
$6,100 in the years ended 2000, 2002, 2007, 2008, 2009, 2011 and 2012, respectively. The Company has investment tax credit carryforwards for tax purposes of $856 which the Company has fully reserved as it is likely that those tax credits will not be utilized prior to their expiration. The credits expire in various periods through 2004. Company also has available $962 of alternative minimum tax (AMT) credit carryforwards which may be used indefinitely to reduce future federal regular income tax obligations. A net deferred tax liability of $16 was recorded in conjunction with the acquisition of Waddell.

A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. Fiscal 1990 capped a three-year period in which the Company generated approximately $19 million and $11.5 million in book and tax earnings, respectively. During fiscal 1991 through fiscal 1994, the Company incurred approximately $12.4 million in taxable losses as a result of steel bar prices, significant losses from operations at Oklahoma City, and a $5.3 million loss on the early retirement of debt. A recovery of steel bar prices which began in fiscal 1994 and continued into 1995 resulted in the Company generating $3.6 million in taxable income. In 1995, the Company started up a new rolling mill which passed the required performance tests and was accepted during fiscal 1997. Productivity expectations of the mill are linked to the future operating performance of the Company. Management has introduced new mill products and made progress toward achieving the full potential of the new mill. However, there can be no assurance that the mill will reach the forecasted production goals or that the Company will achieve future profitability. Accordingly, a valuation allowance has been established to reduce the deferred tax assets to a level which, more likely than not, will be realized.

Future annual postretirement benefit costs are expected to exceed deductible amounts for many years and it is anticipated that all of the deferred tax assets related thereto will be utilized as such amounts become deductible. Accordingly, management did not establish a valuation allowance for the deferred tax asset related to future

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES annual postretirement benefit costs. In order to fully realize the remaining net deferred tax asset, the Company will need to generate future taxable income of approximately $7,100 of which approximately $6,900 is required to fully utilize existing AMT credit carryforwards. Based upon historical taxable income trends and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the net deferred assets, net of the existing valuation allowance.

(7)EMPLOYEE BENEFIT PLANS

Sand Springs and Joliet have defined benefit plans covering substantially all of their employees. Benefits are generally based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount necessary to avoid a deficiency in the funding standard. The Company received a waiver of the minimum funding standard in the amount of $776 for the plan year ended December 31, 1984, which is being amortized over 15 years. Net periodic pension expense for these plans included the following:

                                                         YEAR ENDED APRIL 30,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
Service cost............................................ $  619     653     747
Interest cost...........................................  1,201   1,306   1,462
Net amortization and deferral...........................    845   2,575     420
Actual return on plan assets                             (1,550) (3,420) (l,483)
                                                         ------  ------  ------
                                                         $1,115   1,114   1,146
                                                         ======  ======  ======


The following table sets forth the funded status of the Company's plans, as determined by an independent actuary:

                                     APRIL 30, 1996          APRIL 30, 1997
                                 ----------------------- -----------------------
                                 ACCUMULATED   ASSETS    ACCUMULATED   ASSETS
                                  BENEFITS     EXCEED     BENEFITS     EXCEED
                                   EXCEED    ACCUMULATED   EXCEED    ACCUMULATED
                                   ASSETS     BENEFITS     ASSETS     BENEFITS
                                 ----------- ----------- ----------- -----------
Actuarial present value of         $ 2,741     13,691       2,527      15,658
 vested benefit obligation.....    =======     ======       =====      ======
Accumulated benefit obligation.    $ 2,770     14,035       2,556      15,998
                                   =======     ======       =====      ======
Projected benefit obligation...    $ 2,950     16,858       2,737      18,451
Plan assets at fair value......      2,578     16,912       2,313      19,340
                                   -------     ------       -----      ------
Projected benefit obligation in
 excess of plan assets.........        372        (54)        424        (889)
Unrecognized net gain..........        114      2,732         151       2,371
Unrecognized prior service
 cost..........................       (484)       101        (494)         94
Unrecognized net transition
 liability.....................        (35)    (3,306)        (11)     (2,774)
Adjustment required to                 225        --          173         --
 recognize minimum liability...    -------     ------       -----      ------
   Net pension liability (as-      $   192       (527)        243      (1,198)
    set).......................    =======     ======       =====      ======

Plan assets consist primarily of U.S. government obligations and marketable equity securities. The unrecognized net transition obligations are being amortized over periods of 14-15 years.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

Major assumptions used in the accounting for the pension plans were as follows:

                                                                     1996  1997
                                                                     ----  ----
  Discount rate..................................................... 7.25% 7.50%
  Rate of increase in compensation levels........................... 0%-5% 0%-4%
  Expected long-term rate of return on assets.......................  8.0%  8.0%

Certain divisions of the Company maintain defined contribution plans in which various groups of employees participate. Total Company contributions for these plans amounted to $57, $85, and $81 in 1995, 1996, and 1997, respectively. Company contributions for these plans for the six months ended October 31, 1996 and 1997 were $49 and $42, respectively (unaudited).

(8)POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides postretirement health and life insurance benefits to certain retirees and their beneficiaries, generally for the remainder of their lives. The Plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles, coinsurance, and Medicare. The Company's policy is to fund accumulated postretirement benefits on a "pay-as-you-go" basis. Net periodic postretirement benefit costs for 1995, 1996 and 1997 include the following components:

                                                               YEAR ENDED APRIL
                                                                     30,
                                                              ------------------
                                                               1995  1996  1997
                                                              ------ ----- -----
  Service cost............................................... $  359   326   321
  Interest cost..............................................  1,825 1,690 1,372
  Net amortization...........................................    969   760   660
                                                              ------ ----- -----
                                                              $3,153 2,776 2,353
                                                              ====== ===== =====

The following table sets forth the APBO and the amount of the net postretirement benefit liability as determined by an actuary and recognized in the balance sheet at April 30, 1996 and 1997:

                                                                1996     1997
                                                               -------  -------
      Retirees................................................ $12,727   10,173
      Fully eligible active plan participants.................   4,245    4,522
      Other active plan participants..........................   8,035    4,848
                                                               -------  -------
        Accumulated post retirement benefit obligation........  25,007   19,543
      Unrecognized transition obligation...................... (24,391) (22,956)
      Unrecognized net gain...................................   7,207   12,508
                                                               -------  -------
        Accrued postretirement benefit cost................... $ 7,823    9,095
                                                               =======  =======

The annual discount rate used in determining the APBO was 7.25 and 7.5% at April 30, 1996 and 1997, respectively. Also, for measurement purposes, HMO trend rates of 8.5% and 6.3% and medical trend rates of 12.0% and 11.0% were used for the hourly and salaried medical indemnity plans, respectively. The medical and HMO trend rates are assumed to decline one-half percent per year to an ultimate level of 5.5%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO as of April 30, 1997, by $2,800 and the aggregate service and interest cost components of net periodic postretirement benefit costs by $268.

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

(9)OPERATING LEASES

The Company is obligated under various noncancelable operating leases for certain land and buildings. These leases generally contain inflationary rent escalations and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) was $260, $277 and $313 for the years ended April 30, 1995, 1996 and 1997, respectively. Rental expense for the six months ended October 31, 1996 and 1997 was $156 and $158, respectively (unaudited).

Future minimum lease payments under noncancelable operating leases (with initial lease terms in excess of one year) for the years ending April 30, are as follows:

      1998............................................................... $  328
      1999...............................................................    328
      2000...............................................................    337
      2001...............................................................    353
      2002...............................................................    353
      Later years........................................................    570
                                                                          ------
        Total............................................................ $2,269
                                                                          ======

(10)COMMITMENTS AND CONTINGENCIES

The Company is partially self-insured for certain risks consisting primarily of employee health insurance programs and workers' compensation. Probable losses and claims are accrued as they become estimable. At April 30, 1997, the Company maintained letters of credit totaling approximately $2,000 in accordance with workers' compensation arrangements. At October 31, 1997, the Company had approximately $3,200 in letters of credit related to workers compensation and supplier agreements (unaudited).

The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

On October 1, 1997, the Company entered into an agreement with an equipment financing company whereby the Company may request advances totaling $4,000 through July 31, 1998, based on satisfactory documentation of the collateral to be financed. In accordance with the agreement, the Company must maintain a letter of credit in an amount equal to 25% of each advance which will be reduced subject to the Company meeting certain ratio and earnings requirements. At October 31, 1997, there were no outstanding advances related to this agreement.

(11)RELATED PARTY TRANSACTIONS

An affiliated company provides management and business services to the Company, including, but not limited to, financial, marketing, executive personnel, corporate development, human resources, and limited legal services. The Company believes that transactions with related parties are at costs that could be obtained from third parties. Management fees charged during the years ended April 30, 1995, 1996 and 1997, were approximately $598, $573 and $569, respectively. Management fees charged during the six months ended October 31, 1996 and 1997, were approximately $299 and $314, respectively (unaudited). In addition, the Company purchases general liability, workers' compensation and other insurance through an affiliated company which provides risk management services, including procuring and maintaining property and casualty insurance coverage; reviewing and recommending alternative financing methods for insurance coverage; identifying and

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES evaluating risk exposures, and preparing and filing proof of loss statements for insured claims. Total fees paid for insurance services during the years ended April 30, 1995, 1996 and 1997, were approximately $224, $115 and $115, respectively. Total fees paid for insurance services during the six months ended October 31, 1996 and 1997 were approximately $58 (unaudited).

During fiscal year 1993, certain minority shareholders issued $1,000 of notes receivable to the Company. The notes bear interest at an annual rate of 7.61% and are secured by common stock of the Company. Principal and interest are due on February 1, 2007, unless extended at the Company's option until February 1, 2012. The principal balance outstanding as of April 30, 1996 and 1997 was $1,000 and $700, respectively. The principal balance outstanding as of October 31, 1997 was $700 (unaudited).

On September 30, 1996, the Company signed an agreement to repurchase 50,625 shares of the Company's common stock from two minority shareholders who formerly were officers of the Company. The stock repurchase is pursuant to the Amended and Restated Stockholder's Agreement dated September 15, 1993 and the stock purchase price was calculated in accordance with said agreement. Certain payments, including those to reacquire the Company's common stock, are currently not permitted under the terms of the Company's first mortgage notes and revolving credit agreements. As a result of this transaction, $393 of notes receivable from the former shareholders was satisfied, the Company recorded a note payable in the amount of $662 and decreased paid-in capital by $1,055. The note payable will accrue simple interest at 6.02% and will be repaid in five annual installments beginning when, and only when, the purchase of the shares is permitted under the Company's credit agreements.

The Company has a receivable of $2,205 from HMK related to certain tax attributes allocated to the Company. Under an agreement with HMK, the receivable will be realized by reducing future income taxes otherwise payable by the Company to HMK. In addition, the Company advanced $500 to HMK to secure a letter of credit for the Joliet insurance program.

(12) STOCK OPTIONS

On September 15, 1993, the Board of Directors adopted, and the stockholders of the Company approved, the Company's 1993 Employee, Director and Consultant Stock Option Plan (the Stock Option Plan). The Stock Option Plan provides for the grant of incentive options to key employees of the Company and nonqualified stock options to key employees, directors, and consultants of the Company. A total of 580,000 shares of the Company's common stock, which would represent approximately 13.4% of the Company's common stock on a fully diluted basis, have been reserved for issuance under the Stock Option Plan. The options vest in three years and may be exercised within 10 years from the grant date at a price not less than the fair market value of the stock at the time the options are granted. Fair market value for purposes of determining the exercise price is determined by the performance-based formula prescribed in the Stock Option Plan. At April 30, 1997, there were 124,000 additional shares available for grant under the Plan. During the six months ended October 31, 1997, there were 5,000 options granted and 5,000 options forfeited (unaudited).

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

The Company continues to apply APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                  (UNAUDITED)
                                                   YEAR ENDED   SIX MONTHS ENDED
                                                 APRIL 30, 1997 OCTOBER 31, 1997
                                                 -------------- ----------------
Net income
  As reported...................................    $(3,509)         $1,567
                                                    =======          ======
  Pro forma.....................................    $(3,578)         $1,531
                                                    =======          ======
Earnings per share:
  As reported...................................    $ (1.04)         $  .41
                                                    =======          ======
  Pro forma.....................................    $ (1.06)         $  .40
                                                    =======          ======

The per share weighted-average fair value of stock options granted during 1997 and the six months ended October 31, 1997 was $4.83 and $4.78, respectively, on the date of grant using the minimum value method with the following assumptions: expected dividend yield of approximately 1.0%, risk-free interest rate of 6.38% and 6.55% for 1997 and the six months ended October 31, 1997, respectively, and an expected life of five years. Pro forma net income reflects only options granted in 1997 and in the six month period ended October 31, 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to May 1, 1994 is not considered.

The options outstanding and activity during the periods indicated is as follows:

                                                                WEIGHTED AVERAGE
                                                       OPTIONS   EXERCISE PRICE
                                                       -------  ----------------
At May 1, 1994........................................ 474,609       $7.41
  Granted.............................................                 --
  Exercised...........................................     --          --
  Canceled............................................     --          --
                                                       -------
At April 30, 1995..................................... 474,609        7.41
  Granted.............................................     --          --
  Exercised...........................................     --          --
  Canceled............................................ (69,609)        --
                                                       -------
At April 30, 1996..................................... 405,000        7.41
  Granted.............................................  51,000       20.52
  Exercised...........................................     --          --
  Canceled............................................     --          --
                                                       -------
At April 30, 1997..................................... 456,000        8.87
                                                       -------
  Granted.............................................   5,000       19.88
  Exercised...........................................     --          --
  Canceled............................................  (5,000)      20.52
                                                       -------
At October 31, 1997................................... 456,000        8.87
                                                       =======

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

Exercise prices for options outstanding as of October 31, 1997 ranged from $7.41 to $20.52 (unaudited). The weighted-average remaining contractual life of those options is 6.34 years. There were 405,000 shares exercisable as of April 30, 1996 and 1997 and as of October 31, 1997. There were no shares exercisable at April 30, 1995.

In connection with the adoption of the Stock Option Plan, the Company elected to terminate its Stock Appreciation Rights Plan (SAR). Existing liabilities under the SAR plan were frozen at their current level. All vested rights become exercisable upon the participants' termination. The present value of the SAR's, based on vesting and retirement dates, is included in accrued and other liabilities. At April 30, 1996 and 1997, the amounts of the liability were $873 and $368, respectively. The amount of the liability at October 31, 1997 was $368 (unaudited).

(13)RESTRUCTURING EXPENSE

During 1997, the Company recognized costs related to workforce reductions. Approximately 42 hourly employees accepted early retirement incentives resulting in costs of approximately $1,070 during the fourth quarter. In addition, 14 salaried employees were involuntarily terminated in the third quarter resulting in severance costs totaling approximately $250.

(14)ACQUISITION (UNAUDITED)

On October 28, 1997, the Company acquired all of the outstanding capital stock of Waddell's Rebar Fabricators, Inc. The purchase price of the stock was $3,040 subject to certain post-closing adjustments and potential performance related payments. The Company incurred approximately $2,000 in debt related to this acquisition. The acquisition notes mature quarterly over a four year period and bear interest at NationsBank prime rate minus of one percent.

The acquisition was accounted for using the purchase method of accounting. The fair value of tangible assets acquired and liabilities assumed was $3,861 and $812, respectively. In addition, the Company recorded $1,362 as excess of cost over net assets acquired (goodwill) which is being amortized over 40 years on a straight-line basis.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
The Exchange Offer........................................................   16
Use of Proceeds...........................................................   25
Capitalization............................................................   26
Selected Historical Financial Data........................................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   29
Business..................................................................   37
Management................................................................   47
Security Ownership of Certain Beneficial Owners and Management............   52
Certain Relationships and Related Transactions............................   54
Description of Capital Stock..............................................   57
Description of Revolving Credit Facility..................................   59
Description of First Mortgage Notes.......................................   60
Certain Federal Income Tax Consequences...................................   86
Plan of Distribution......................................................   89
Legal Matters.............................................................   90
Experts...................................................................   90
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                                11 1/2% SERIES B
                         FIRST MORTGAGE NOTES DUE 2005

                               ----------------

                                   PROSPECTUS

                               ----------------



                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses to be paid in connection with the New First Mortgage Notes, all of which shall be paid by the Registrant. All amounts are estimates except for the Registration Fee.

     Registration Fee................................................. $ 32,450
     Accounting Fees and Expenses.....................................   40,000
     Legal Fees and Expenses..........................................   75,000
     Printing and Engraving Expenses..................................   50,000
     Miscellaneous....................................................   27,550
                                                                       --------
       Total.......................................................... $225,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify directors and officers against liabilities and expenses they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in or not opposed to the best interests of the corporation. Article TENTH of the Registrant's Certificate of Incorporation provides as follows:

  "TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

  The Registrant maintains insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On December 5,1997, the Registrant sold $110,000,000 principal amount of 11 1/2% Series A First Mortgage Notes due 2005 (the "Old First Mortgage Notes") to BT Alex Brown (the "Initial Purchaser") for an aggregate purchase price of $107,525,000. The Old First Mortgage Notes were exempt from registration pursuant to Section 4(2) of the Securities Act. In accordance with the agreement to which the Initial Purchaser purchased the Old First Mortgage Notes, the Initial Purchaser agreed to offer and sell the Old First Mortgage Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States in compliance with Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    Certificate of Incorporation of the Registrant, as amended.
         (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the
         Registrant's Registration Statement on Form S-1 filed on October 21,
         1993).
  3.2    By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant's Registration Statement on Form
         S-1 filed on October 21, 1993).
   4.1   Indenture for First Mortgage Notes (including form of First Mortgage
         Note issued thereunder), dated as of December 1, 1997, between
         Sheffield Steel Corporation and State Street Bank and Trust Company,
         as Trustee.+
   4.2   Form of New First Mortgage Note.+
   4.3   Intercreditor Agreement, dated December 1, 1997, among Sheffield Steel
         Corporation, NationsBank, N.A. and State Street Bank and Trust
         Company, as Trustee.+
   4.4   Registration Rights Agreement dated as of December 1, 1997 between
         Sheffield Steel Corporation and BT Alex Brown, as Initial Purchaser.+
   4.5   Purchase Contract relating to $110,000,000 principal amount of First
         Mortgage Notes dated as of November 26, 1997 between Sheffield Steel
         Corporation and BT Alex Brown.+
  4.6    Receivable and Inventory Financing Agreement, dated as of January 16,
         1992, between HMK Industries of Oklahoma, Inc., Sheffield Steel
         Corporation, Sheffield Steel Corporation-Joliet, Sheffield Steel
         Corporation-Oklahoma City and NationsBank of Georgia, N.A.
         (Incorporated by reference to Exhibit 4.2 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  4.7    Guaranty, dated January 16, 1992, from HMK Industries of Oklahoma,
         Inc. to NationsBank of Georgia, N.A. (Incorporated by reference to
         Exhibit 4.3 to the Registrant's Registration Statement on Form S-1
         filed on August 17, 1993).
  4.8    Mortgage and Security Agreement, dated January 16, 1992, between
         Sheffield Steel Corporation and NationsBank of Georgia, N.A.
         (Incorporated by reference to Exhibit 4.4 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  4.9    Mortgage and Security Agreement, dated January 16, 1992, between
         Sheffield Steel Corporation-Joliet and NationsBank of Georgia, N.A.
         (Incorporated by reference to Exhibit 4.5 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  4.10   Stock Pledge Agreement, dated January 16, 1992, between HMK Industries of Oklahoma, Inc. and NationsBank of Georgia, N.A. (Incorporated by
         reference to Exhibit 4.6 to the Registrant's Registration Statement on
         Form S-1 filed on August 17, 1993).
  4.11   First Amendment to Receivable and Inventory Financing Agreement, dated
         August 13, 1993 between HMK Industries of Oklahoma, Inc., Sheffield
         Steel Corporation, Sheffield Steel Corporation-Joliet, Sheffield Steel
         Corporation-Oklahoma City and NationsBank of Georgia, N.A.
         (Incorporated by reference to Exhibit 4.24 to Amendment No. 1 to the
         Registrant's Registration Statement on Form S-1 filed on October 6,
         1993).
  4.12   Warrant Agreement, dated November 1, 1993, between Sheffield Steel
         Corporation and Shawmut Bank Connecticut, N.A., as Warrant Agent
         (Incorporated by reference to Exhibit 4.8 to the Registrant's
         Quarterly Report on Form l0-Q for the quarter ended October 31, 1993).
  4.13   Second Amendment to Receivable and Inventory Financing Agreement,
         dated November 1, 1993 between Sheffield Steel Corporation-Oklahoma
         City, Sheffield Steel Corporation, and NationsBank of Georgia, N.A.
         (Incorporated by reference to Exhibit 4.13 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended October 31, 1993).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  4.14   Third Amendment to Receivable and Inventory Financing Agreement, dated
         December 13, 1994 between Sheffield Steel Corporation and NationsBank of Georgia, N.A. (Incorporated by reference to Exhibit 4.14 to the
         Registrant's Quarterly Report on Form l0-Q for the quarter ended
         October 31, 1993).
  4.15   Fourth Amendment to Receivable and Inventory Financing Agreement,
         dated October 30, 1995 between Sheffield Steel Corporation and
         NationsBank of Georgia, N.A. (Incorporated by reference to Exhibit
         4.15 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995).
   4.16  Fifth Amendment to Receivable and Inventory Financing Agreement, dated
         April 19, 1996 between Sheffield Steel Corporation and NationsBank of
         Georgia, N.A. (Incorporated by reference to Exhibit 4.16 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         April 30, 1996).
   4.17  Sixth Amendment to Receivable and Inventory Financing Agreement, dated
         December 1, 1997 between Sheffield Steel Corporation and NationsBank,
         N.A.+
   5     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.+
  10.1   Income Tax Expense Allocation Policy and Tax Sharing Agreement,
         effective May 1, 1991 between HMK Enterprises, Inc. and Sheffield
         Steel Corporation, Sheffield Steel Corporation-Joliet, Sheffield Steel
         Corporation-Oklahoma City and Sand Springs Railway Company.
         (Incorporated by reference to Exhibit 10.2 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.2   Form of Master Loan and Security Agreement between Sheffield Steel
         Corporation and the CIT Group/Equipment Financing, Inc. dated July 14,
         1994 (Incorporated by reference to Exhibit 10.6 to the Registrant's
         Annual Report on Form 10-K for the year ended April 30, 1994).
  10.3   Restated Credit Agreement, dated April 23, 1991, between Sand Springs
         Railway Company and Bank of Oklahoma. (Incorporated by reference to
         Exhibit 4.7 to the Registrant's Registration Statement on Form S-1
         filed on August 17, 1993).
  10.4   Amendment to Restated Credit Agreement, dated May 31, 1992, between
         Sand Springs Railway Company and Bank of Oklahoma. (Incorporated by
         reference to Exhibit 4.8 to the Registrant's Registration Statement on
         Form S-1 filed on August 17, 1993).
  10.5   Amendment to Assignment of Transportation Agreement, dated April 23,
         1991 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.10 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.6   Amendment to Assignment of User Contracts, dated April 23, 1991 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.11 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.7   Amendment to Pledge and Security Agreement, dated April 23, 1991 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.12 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.8   Amendment to Security Agreements, dated April 23, 1991 between Sand
         Springs Railway Company and Bank of Oklahoma. (Incorporated by
         reference to Exhibit 4.13 to the Registrant's Registration Statement
         on Form S-1 filed on August 17, 1993).
  10.9   Amendment to Real Estate Mortgage and Security Agreement, dated April
         23, 1991 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.14 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.10  Amendment to Real Estate Mortgage and Security Agreement, dated April
         23, 1991 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.15 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.11  Assignment of Transportation Agreement, dated December 10, 1987 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.16 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.12  Assignment of User Contracts, dated December 10, 1987 between Sand
         Springs Railway Company and Bank of Oklahoma. (Incorporated by
         reference to Exhibit 4.17 to the Registrant's Registration Statement
         on Form S-1 filed on August 17, 1993).
  10.13  Security Agreement, dated December 10, 1987 between Sand Springs
         Railway Company and Bank of Oklahoma. (Incorporated by reference to
         Exhibit 4.18 to the Registrant's Registration Statement on Form S-1
         filed on August 17, 1993).
  10.14  Security Agreement, dated December 10, 1987 between Sand Springs
         Railway Company and Bank of Oklahoma. (Incorporated by reference to
         Exhibit 4.19 to the Registrant's Registration Statement on Form S-1
         filed on August 17, 1993).
  10.15  Real Estate Mortgage and Security Agreement, dated December 10, 1987 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.20 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.16  Real Estate Mortgage and Security Agreement, dated December 10, 1987 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.21 to the Registrant's
         Registration Statement on Form S-1 filed on August 17, 1993).
  10.17  Pledge and Security Agreement, dated December 10, 1987 between Sand
         Springs Railway Company and Bank of Oklahoma. (Incorporated by
         reference to Exhibit 4.22 to the Registrant's Registration Statement
         on Form S-1 filed on August 17, 1993).
  10.18  Guaranty Agreement, dated December 10, 1987 between HMK Industries of
         Oklahoma, Inc. and Sand Springs Railway Company. (Incorporated by
         reference to Exhibit 4.23 to the Registrant's Registration Statement
         on Form S-1 filed on August 17, 1993).
  10.19  Second Amendment to Restated Credit Agreement, dated September 24,
         1993 between Sand Springs Railway Company and Bank of Oklahoma.
         (Incorporated by reference to Exhibit 4.25 to Amendment No. 1 to the
         Registrant's Registration Statement on Form S-1 filed on October 6,
         1993).
  10.20  Subordination Agreement dated November 10, 1995, between Sheffield
         Steel Corporation and the CIT Group/Equipment Financing, Inc.
         (Incorporated by reference to Exhibit 10.25 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended April 30, 1996.)
  10.21  First Amendment to Master Loan and Security Agreement between
         Sheffield Steel Corporation and the CIT Group/Equipment Financing,
         Inc. dated April 25th, 1995. (Incorporated by reference to Exhibit
         10.26 to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1996.)
  10.22  Second Amendment to Master Loan and Security Agreement between
         Sheffield Steel Corporation and the CIT Group/Equipment Financing,
         Inc. dated July 2, 1996. (Incorporated by reference to Exhibit 10.27 to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1996.)
  10.23  Sheffield Steel Corporation 1993 Employee, Director and Consultant
         Stock Option Plan. (Incorporated by reference to Exhibit 10.1 to
         Amendment No. 1 to the Registrant's Registration Statement on Form S-1
         filed October 21, 1993).
  10.24  Second Amendment to Real Estate Mortgage and Security Agreement, dated
         July 31, 1996 between Sand Springs Railway Company and Bank of
         Oklahoma, N.A. (Incorporated by reference to Exhibit 10.29 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended July
         31, 1996.)

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.25  Third Amendment to Real Estate Mortgage and Security Agreement, dated
         July 31, 1996 between Sand Springs Railway Company and Bank of
         Oklahoma, N.A. (Incorporated by reference to Exhibit 10.30 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended July
         31, 1996.)
  10.26  Fourth Amendment to Restated Credit Agreement, date July 31, 1996 between Sand Springs Railway Company and Bank of Oklahoma, N.A.
         (Incorporated by reference to Exhibit 10.31 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended July 31, 1996.)
  10.27  Promissory Note, date July 31, 1996, executed by Sand Springs Railway
         Company in the amount of $1.5 million in favor of Bank of Oklahoma,
         N.A. (Incorporated by reference to Exhibit 10.32 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended July 31, 1996.)
  10.28  Promissory Note, date July 31, 1996, executed by Sand Springs Railway
         Company in the amount of $2 million in favor of Bank of Oklahoma, N.A.
         (Incorporated by reference to Exhibit 10.33 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended July 31, 1996.)
  10.29  Real Time Pricing Program Agreement dated June 1, 1996 between
         Sheffield Steel Corporation and Public Service Company of Oklahoma.
         (Incorporated by reference to Exhibit 10.34 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended July 31, 1996.)
  10.30  Agreement between the United Steelworkers of America and the Sand
         Springs Division of Sheffield Steel Corporation dated March 2, 1997.
         (Incorporated by reference to Exhibit 10.35 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended April 30. 1997.)
  10.31  Fifth Amendment to Restated Credit Agreement, dated July 31, 1997 between Sand Springs Railway Company and Bank of Oklahoma, N.A.
         (Incorporated by reference to Exhibit 10.36 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended July 31, 1997.)
  10.32  Management Services Agreement, dated December 5, 1997 between HMK
         Enterprises, Inc. and Sheffield Steel Corporation.+
  10.33  Insurance Services Agreement, dated December 1, 1997 between Risk
         Management Solutions, Inc. and Sheffield Steel Corporation.+
  10.34  Security Agreement between Sheffield Steel Corporation and Heller
         Financial, Inc. dated October 3, 1997. (Incorporated by reference to
         Exhibit 37 to the Registrant's Quarterly Report on Form 10-Q for the
         Quarter ended October 31, 1997.)
  10.35  Stock Purchase Agreement between Sheffield Steel Corporation,
         Waddell's Rebar Fabricators, Inc. and the Stockholders of Waddell's
         Rebar Fabricators, Inc. dated October 27, 1997. (Incorporated by reference to Exhibit 38 to the Registrant's Quarterly Report on Form
         10-Q for the Quarter ended October 31, 1997.)
  12     Statement re Computation of Ratio of Earnings to Fixed Charges.
         (Incorporated by reference to Exhibit 10.35 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended April 30, 1997.)
  13     Statement re Computation of EBITDA. (Incorporated by reference to
         Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended April 30, 1997.)
  21     Subsidiaries of the Registrant. (Incorporated by reference to Exhibit
         21 to the Registrant's Registration Statement on Form S-1 filed on
         August 17, 1993).
  23.1   Consent of KPMG Peat Marwick.+
  23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5).
  24     Power of Attorney (included in this Part II).
  25     Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, as
         Trustee.+

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  27     Financial Data Schedule (Incorporated by reference to Exhibit 27 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended
          October 31, 1997 and Exhibit 27 to the Registrant's Annual Report on
          Form 10-K for the fiscal year ended April 30, 1997)
  99.1   Form of Letter of Transmittal.+
  99.2   Form of Notice of Guaranteed Delivery.+
  99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
          and other Nominees.+
  99.4   Form of Letter to Clients.+

--------
+ Filed herewith.

  (b) Financial Statements Schedules

     Schedule II--Valuation and Qualifying Accounts

  All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Massachusetts on January 8, 1998.

                                          SHEFFIELD STEEL CORPORATION

                                                 /s/ Robert W. Ackerman
                                          By: _________________________________
                                                     Robert W. Ackerman
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven E. Karol and Dale S. Okonow and each of them singly his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration statement has been signed by the following persons on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

     /s/ Robert W. Ackerman          President, Chief Executive    January 8, 1998
____________________________________  Officer (principal
         Robert W. Ackerman           executive officer),
                                      and Director

       /s/ Dale S. Okonow            Vice President and Secretary  January 8, 1998
____________________________________  (principal financial
           Dale S. Okonow             officer),
                                      and Director

       /s/ Steven E. Karol           Chairman of the Board of      January 8, 1998
____________________________________  Directors
          Steven E. Karol

        /s/ Jane M. Karol            Director                      January 8, 1998
____________________________________
           Jane M. Karol

    /s/ Howard H. Stevenson          Director                      January 4, 1998
____________________________________
        Howard H. Stevenson

       /s/ John D. Lefler            Director                      January 8, 1998
____________________________________
           John D. Lefler

                                                                     SCHEDULE II

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                   YEARS ENDED APRIL 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                CHARGED
                                       BALANCE  TO COSTS               BALANCE
                                      APRIL 30,   AND    DEDUCTIONS-- APRIL 30,
                                        1996    EXPENSES  WRITE-OFFS    1997
                                      --------- -------- ------------ ---------
Accounts receivable--allowance for
 doubtful accounts...................   $658      --         --          658
                                        ====      ===        ===         ===
                                                CHARGED
                                       BALANCE  TO COSTS               BALANCE
                                      APRIL 30,   AND    DEDUCTIONS-- APRIL 30,
                                        1995    EXPENSES  WRITE-OFFS    1996
                                      --------- -------- ------------ ---------
Accounts receivable--allowance for
 doubtful accounts...................   $461      197        --          658
                                        ====      ===        ===         ===
                                                CHARGED
                                       BALANCE  TO COSTS               BALANCE
                                      APRIL 30,   AND    DEDUCTIONS-- APRIL 30,
                                        1994    EXPENSES  WRITE-OFFS    1995
                                      --------- -------- ------------ ---------
Accounts receivable--allowance for
 doubtful accounts...................   $432       36        (7)         461
                                        ====      ===        ===         ===

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Sheffield Steel Corporation:

  The audits referred to in our report dated June 27, 1997, included the related consolidated financial statement schedules as of April 30, 1996 and April 30, 1997, and for each of the years in the three year period ended April 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and the reference to our firm under the headings "Experts" and "Selected Historical Financial Data" in the prospectus.

                                          /s/ KPMG Peat Marwick LLP

Tulsa, Oklahoma
January 9, 1998


                                      S-2